UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

REINHOLD INDUSTRIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Not Applicable

	(2)	Aggregate number of securities to which transaction applies: Not Applicable

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):   Total cash consideration of $53,400,000

	(4)	Proposed maximum aggregate value of transaction: $53,400,000

	(5)	Total fee paid: $6,285.18

☒	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

REINHOLD INDUSTRIES, INC.
12827 E. Imperial Highway
Santa Fe Springs, CA 90670

October 21, 2005

To Our Stockholders:

You are cordially invited to attend a special meeting of stockholders (including any adjournment or postponement thereof, the “Special Meeting”) of Reinhold Industries, Inc. at our executive offices located at 12827 E. Imperial Highway, Santa Fe Springs, California, on Thursday, November 17, 2005 at 9:00 a.m., local time.

At the Special Meeting, stockholders will be asked to consider and vote upon the following:

1.                a proposal to approve the Share Sale Agreement dated as of September 26, 2005 (the “Sale Agreement”), and to authorize the sale of all of the outstanding capital shares of our NP Aerospace Limited subsidiary to TCG Guardian 2 Limited (“TCG”), an affiliate of The Carlyle Group; and

2.                such other matters as may properly come before the Special Meeting.

More information about the sale of NP Aerospace is contained in the accompanying proxy statement, which we strongly encourage you to read in its entirety. A copy of the Sale Agreement between TCG and Reinhold relating to the sale of NP Aerospace is attached as Annex A to the proxy statement. After careful consideration, our board of directors has unanimously approved the sale of NP Aerospace to TCG on the terms set forth in the Sale Agreement, and has determined that it is expedient and for the best interests of Reinhold and its stockholders that Reinhold consummate the sale of NP Aerospace. Our board of directors unanimously recommends that you vote “FOR” approval and authorization of the sale of NP Aerospace.

If the sale of NP Aerospace is approved by the stockholders and closes, we will continue to own and operate our three remaining business units. Our aerospace unit manufactures structural and ablative composite components mainly for subcontractors of the U.S. defense industry, including rocket nozzles, exit cones, re-entry heatshields, and other products. Our CompositAir unit is a niche manufacturer of composite commercial aircraft seatbacks and other commercial products. Our commercial business unit manufactures compression molded “SMC” (sheet molding compound) products for lighting, water filtration and other commercial and aerospace applications. We will also continue to be a public company. The enclosed proxy statement provides further information to our stockholders about our currently planned continuing operations following the sale of NP Aerospace.

YOUR VOTE IS VERY IMPORTANT. The sale of NP Aerospace cannot be completed unless, among other things, stockholders holding a majority of the outstanding shares of our common stock approve the sale of NP Aerospace. We urgently need all stockholders to vote their shares. Included with this proxy statement are a proxy card for voting, a postage prepaid envelope to return your proxy, and instructions for granting a proxy by telephone or by the Internet. Whether or not you plan to attend the Special Meeting, we urge you to complete, sign and date your proxy card and return it promptly in the enclosed, pre-addressed, prepaid envelope to ensure that your shares will be represented and voted at the Special Meeting. You may also vote by the Internet or by telephone, using the instructions on the proxy card.

Your prompt cooperation will be greatly appreciated. Thank you.

Sincerely,

Michael T. Furry President and Chief Executive Officer

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD NOVEMBER 17, 2005

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (including any adjournment or postponement thereof, the “Special Meeting”) of Reinhold Industries, Inc. will be held at our executive offices located at 12827 E. Imperial Highway, Santa Fe Springs, California, on Thursday, November 17, 2005 at 9:00 a.m., local time, to consider and vote on the following matters:

1.                a proposal to approve the Share Sale Agreement dated as of September 26, 2005 (the “Sale Agreement”), and to authorize the sale of all of the outstanding capital shares of our NP Aerospace Limited subsidiary to TCG Guardian 2 Limited (“TCG”), an affiliate of The Carlyle Group; and

2.                such other matters as may properly come before the Special Meeting.

We strongly encourage you to review the accompanying proxy statement in its entirety for more information about the sale of NP Aerospace. A copy of the Sale Agreement between TCG and Reinhold relating to the sale of NP Aerospace is attached as Annex A to the proxy statement. The proxy statement and its appendices form a part of this Notice.

Only stockholders of record at the close of business on October 21, 2005, may vote at the Special Meeting. A complete list of stockholders of record entitled to vote at the Special Meeting will be available for review during ordinary business hours for a period of 10 days before the Special Meeting at our executive offices.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Special Meeting in person, please complete, sign and return the enclosed proxy promptly in the accompanying reply envelope as soon as possible to make sure that your shares are represented and voted. You may also vote by the Internet or by telephone, using the instructions on the proxy card.

By Order of the Board of Directors

Santa Fe Springs, California October 21, 2005	Brett R. Meinsen Secretary

REINHOLD INDUSTRIES, INC.
12827 E. Imperial Highway
Santa Fe Springs, CA 90670

PROXY STATEMENT
FOR
SPECIAL MEETING OF STOCKHOLDERS

The enclosed proxy is solicited on behalf of the Board of Directors of Reinhold Industries, Inc., a Delaware corporation, for use at a special meeting of stockholders (including any adjournment or postponement thereof, the “Special Meeting”). The Special Meeting will be held on Thursday, November 17, 2005 at 9:00 a.m., local time at our executive offices located at 12827 E. Imperial Highway, Santa Fe Springs, California.

We intend to mail this proxy statement, including Annexes and the accompanying proxy card, on or about October 26, 2005, to all stockholders entitled to vote at the Special Meeting.

Throughout this proxy statement, “$” indicates amounts denominated in United States dollars and “£” indicates amounts denominated in British pounds sterling. For your convenience, in certain places throughout this proxy statement we have converted amounts denominated in pounds to amounts denominated in United States dollars using (unless otherwise stated or the context otherwise requires) the noon buying rate of pounds for United States dollars of $1.77 on October 20, 2005, the last trading day before the date of this proxy statement.

SUMMARY TERM SHEET

This summary highlights selected information included elsewhere in this proxy statement. This summary may not contain all of the information you should consider before voting on the proposal presented in this proxy statement. We strongly encourage you to read the entire proxy statement carefully, including the attached Annexes. For your convenience, we have included cross references to direct you to a more complete description of the topics described in this summary. In this proxy statement, “we”, “us” and “our” refer to Reinhold, unless the context otherwise requires.

•       The Sale of NP Aerospace (pages 14-36). We have agreed to sell all of our shares of NP Aerospace Limited to TCG Guardian 2 Limited (“TCG”), an affiliate of The Carlyle Group. On closing, TCG will pay £30,000,000 (approximately $53,100,000) in cash to Reinhold. The purchase price is subject to a working capital adjustment, to be determined within 30 days after the closing. TCG requires that NP Aerospace be cash free, free of all debt and delivered with a normal level of working capital. If the sale of NP Aerospace is approved and adopted by our stockholders, the closing will take place as soon as practicable after the Special Meeting.

•       Reasons for the Sale of NP Aerospace (pages 16-21). Reinhold’s board of directors concluded that the sale of NP Aerospace is in the best interests of Reinhold for the following reasons:

•        To take advantage of a favorable market for the sale of defense businesses;

•        To mitigate Reinhold’s risk related to NP Aerospace’s reliance on a single customer and concentration in a single industry;

•        The favorable terms of the Share Sale Agreement dated September 26, 2005, between Reinhold and TCG (the “Sale Agreement”) and the favorable price for NP Aerospace;

•        The availability of net operating loss carryforwards to offset a portion of the gain from the sale of NP Aerospace;

•        The opportunity to reduce Reinhold’s selling, general and administrative expenses; and

•        The opinion of Reinhold’s financial adviser that the terms of the Sale Agreement are fair to Reinhold from a financial point of view.

•       Reinhold’s Operations after the Sale of NP Aerospace (pages 21-22). Reinhold is a manufacturer of advanced custom composite components and sheet molding compounds for a variety of applications in the United States and Europe. Reinhold derives revenues from the defense, aerospace and other commercial industries. After the sale of NP Aerospace, Reinhold will operate in three segments as follows:

•        Aerospace—The Aerospace business unit manufactures structural and ablative composite components mainly for subcontractors of the U.S. defense industry.

•        CompositAir—CompositAir is a niche manufacturer of composite commercial aircraft seatbacks and other commercial products.

•        Commercial—The Commercial business unit manufactures compression molded “SMC” (Sheet Molding Compound) products for lighting, water filtration and other various commercial and aerospace applications.

•       Reinhold’s Use of Proceeds from the Sale of NP Aerospace (page 22)

Reinhold intends to use up to approximately $25,000,000 of the net proceeds from the sale of NP Aerospace to repay all or substantially all of its outstanding senior indebtedness. Reinhold’s board of directors will consider a number of alternatives for the use of the balance of the net proceeds. The board’s determination of the appropriate use of the net proceeds will depend upon a number of factors. The board also intends to review Reinhold’s regular dividend policy.

•       Business of NP Aerospace (page 14)

NP Aerospace manufactures a wide variety of composite products including commercial aircraft seatback frames, aramid composite combat helmets, protective personal body armor, carbon composite radiography support couches and light-armored composite vehicle structures. NP Aerospace will transfer the assets of its commercial aircraft seatback frame business to Reinhold prior to the completion of the sale of NP Aerospace to TCG.

•       Conditions to Closing of the Sale of NP Aerospace (pages 24-25)

The parties’ obligations to consummate the sale of NP Aerospace as set forth in the Sale Agreement will be subject to the satisfaction or waiver of a number of closing conditions. The closing conditions to the sale of NP Aerospace include the following:

•        Reinhold’s stockholders must have approved the sale of NP Aerospace; and

•        no event occurring that would reasonably be expected to have a material adverse effect on the business of NP Aerospace or its subsidiary.

•       No Regulatory Approvals (page 25)

The sale of NP Aerospace is not subject to governmental or other regulatory approval.

•       Termination Fee (pages 22-23)

In the event that our stockholders do not approve the sale of NP Aerospace by January 24, 2006, TCG has the right, at its option, to terminate the Sale Agreement. Upon such termination, we would be required to pay to TCG a termination fee of £2,000,000 (approximately $3,540,000).

•       Non-Competition and Non-Solicitation Covenants (page 25)

We have agreed to a two-year noncompete that prohibits us from engaging, generally, in the business NP Aerospace engaged in during the 12 months before the closing (other than the aircraft seatback business). We also have agreed to refrain from soliciting certain senior employees or knowingly interfering in the relationships between NP Aerospace and its suppliers and professional contacts for two years.

Finally, NP Aerospace and Reinhold will enter into a “Deed of Non-Competition” upon closing, which restricts NP Aerospace’s ability to compete with Reinhold in the aircraft seating business for three years anywhere in the world and for five years in the United States.

•       Sale or Liquidation of Reinhold (page 24)

If Reinhold is sold or liquidated within 18 months from the closing of the NP Aerospace sale, Reinhold may be required to pay specified amounts into an escrow account to secure its indemnity obligations to TCG under the Sale Agreement. The escrow payment will be required if:

•        Reinhold is sold to a third party, and the agreement between the third-party purchaser and Reinhold does not provide that the third party assumes all the obligations of Reinhold under the Sale Agreement, among other requirements; or

•        Reinhold is liquidated absent a sale to a third party.

The amount required to be paid into the escrow account decreases every six months after the closing.

•       Interests of Management, Directors and Significant Stockholders in the NP Aerospace Sale (page 25)

No director, executive officer, associate of any director or executive officer or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the sale of NP Aerospace that is not otherwise shared by all other stockholders.

•       Tax Consequences of the Sale of NP Aerospace (page 25)

The sale of NP Aerospace by Reinhold pursuant to the Sale Agreement will be a taxable transaction for United States federal income tax purposes as discussed in this proxy statement.

•       Dissenters’ / Appraisal Rights (page 27)

Holders of our common stock will not be entitled to appraisal and dissenters’ rights in connection with the sale of NP Aerospace under the Delaware General Corporation Law.

•       Opinion of Financial Adviser (pages 16-21)

On September 25, 2005, William Blair & Company, Reinhold’s financial adviser, delivered to Reinhold’s board of directors Blair’s opinion that the consideration to be paid by TCG for NP Aerospace is fair to Reinhold from a financial point of view.

•       Stockholder Vote Required to Approve the Sale of NP Aerospace (page 27)

The sale of NP Aerospace requires approval and authorization by the holders of a majority of the outstanding shares of our common stock entitled to vote. If we fail to obtain the requisite vote for the proposal, we will not be able to consummate the sale of NP Aerospace as currently structured in the Sale Agreement.

TCG and ten of Reinhold’s stockholders have entered into an agreement (the “Voting Agreement”) pursuant to which those stockholders are obliged to vote in favor of the approval of the Sale Agreement and the sale of NP Aerospace. The stockholders who have entered into the Voting Agreement include five of Reinhold’s nine directors and both of its executive officers. The stockholders who have entered into the

Voting Agreement hold 1,614,485 shares, or approximately 49.6% of Reinhold’s outstanding common stock.

In addition, of Reinhold’s four remaining directors, two have indicated to Reinhold that they intend to vote their shares of Reinhold common stock in favor of the approval of the Sale Agreement and the sale of NP Aerospace and two did not own shares as of the record date for the Special Meeting. The two remaining directors who have indicated they will vote in favor of the Sale Agreement and the sale of NP Aerospace hold an aggregate of 7,149 shares, or less than one percent of Reinhold’s outstanding stock.

•       Recommendation of Our Board of Directors (page 27)

After careful consideration, our board unanimously recommends that you vote “FOR” the proposal to approve the Sale Agreement and to authorize Reinhold to enter into and consummate the sale of NP Aerospace, pursuant to the terms of the Sale Agreement.

QUESTIONS AND ANSWERS

Following are some commonly asked questions that may be raised by our stockholders and answers to each of those questions.

General Questions

1.   When and where will the Special Meeting take place?

The Special Meeting will be held on Thursday, November 17, 2005 at Reinhold’s offices located at 12827 E. Imperial Highway, Santa Fe Springs, California, beginning at 9:00 a.m. local time.

2.   What am I being asked to vote on at the Special Meeting?

At the Special Meeting, you will be asked to vote upon the following:

•       a proposal to approve the Sale Agreement and to authorize the sale of NP Aerospace; and

•       such other matters as may properly come before the Special Meeting.

3.   How does the board recommend that I vote on the proposal for the NP Aerospace sale?

The board of directors unanimously recommends that you vote “FOR” the proposal to approve the Sale Agreement and to authorize the sale of NP Aerospace.

4.   How do I vote?

Sign and date each proxy card you receive and return it in the enclosed envelope prior to the Special Meeting.

5.   Can I change my vote?

Yes. You may change your proxy instructions at any time before your proxy is voted at the Special Meeting. Proxies may be revoked by taking any of the following actions:

•       filing a written notice of revocation with our corporate secretary at our principal executive office (12827 E. Imperial Highway, Santa Fe Springs, California 90670);

•       filing a properly executed proxy showing a later date with our corporate secretary at our principal executive office; or

•       attending the Special Meeting and voting in person (although attendance at the meeting will not, by itself, revoke a proxy).

6.   What shares are included on the proxy card(s)?

The shares on your proxy card(s) represent ALL of your shares. If you do not return your proxy card(s), your shares will not be voted.

7.   What does it mean if I get more than one proxy card?

If your shares are registered differently and are in more than one account, you will receive more than one proxy card. Sign and return all proxy cards to ensure that all your shares are voted.

8.   Who is entitled to vote at the Special Meeting?

Only holders of record of our common stock as of the close of business on October 21, 2005 are entitled to notice of and to vote at the Special Meeting.

9.   How many shares were outstanding on the record date?

At the close of business on October 21, 2005, the record date, there were 3,253,100 shares of common stock outstanding and entitled to vote. A stockholder may vote (a) shares that are held of record directly in the stockholder’s name, and (b) shares held for the stockholder, as the beneficial owner, through a broker, bank or other nominee. At the meeting, each outstanding share of common stock will be entitled to one vote.

10.   What is a “quorum” for purposes of the Special Meeting?

In order to conduct business at the Special Meeting, a quorum must be present. A “quorum” is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the Special Meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

11.   What vote is required to approve the proposals for the NP Aerospace sale?

Once a quorum has been established, for the NP Aerospace sale to be approved and authorized, holders of a majority of our outstanding shares must vote “FOR” the proposal.

If your shares are held in street name, your broker will vote your shares for you only if you provide instructions to your broker on how to vote your shares. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Your broker cannot vote your shares of Reinhold common stock without specific instructions from you. Because the affirmative vote of a majority of the outstanding shares of Reinhold common stock is required to approve and authorize the sale of NP Aerospace, a failure to provide your broker with instructions on how to vote your shares will have the effect of a vote against the proposal.

12.   What happens if I abstain?

Proxies marked “abstain” will be counted as shares present for the purpose of determining the presence of a quorum, but for purposes of determining the outcome of the proposal to approve the sale of NP Aerospace, shares represented by such proxies will be treated as votes against the proposal.

13.   How will voting on any other business be conducted?

Although we do not know of any business to be considered at the Special Meeting other than the sale of NP Aerospace proposal, as described in this proxy statement, if any other business is properly presented at the Special Meeting, your signed proxy card gives authority to the proxy holders, Michael T. Furry and Brett Meinsen, to vote on such matters at their discretion.

14.   Who will bear the cost of this solicitation?

Reinhold will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. Our directors, officers and employees (acting without additional compensation) may solicit proxies personally or by telephone, email, or direct contact.

We will provide copies of these proxy materials to banks, brokerages, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others so that they may forward these proxy materials to the beneficial owners. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to the beneficial owners.

Proposal No. 1: Approval of Sale of NP Aerospace

1.   Why did Reinhold agree to sell NP Aerospace?

Reinhold’s board of directors concluded that the sale of NP Aerospace is in the best interests of Reinhold for the following reasons:

•       To take advantage of a favorable market for the sale of defense businesses;

•       To mitigate Reinhold’s risk related to NP Aerospace’s reliance on a single customer and concentration in a single industry;

•       The favorable terms of the Sale Agreement and the favorable price for NP Aerospace;

•       The availability of net operating loss carryforwards to offset a portion of the gain from the sale of NP Aerospace;

•       The opportunity to reduce Reinhold’s selling, general and administrative expenses; and

•       The opinion of Reinhold’s financial adviser that the terms of the Sale Agreement are fair to Reinhold from a financial point of view.

2.   What will happen if the sale of NP Aerospace is approved and authorized by our stockholders?

If the sale of NP Aerospace is approved and authorized by our stockholders, we will sell all of the capital stock of NP Aerospace to TCG pursuant to the terms of the Sale Agreement.

3.   What will happen if the sale of NP Aerospace is not approved and authorized by our stockholders?

If the sale of NP Aerospace is not approved by our stockholders, the sale of NP Aerospace as currently contemplated will not close. In such event, we would continue to conduct our business and would evaluate all available strategic alternatives.

4.   When is the sale of NP Aerospace expected to be completed?

If the sale of NP Aerospace is approved and authorized at the Special Meeting, we expect to complete the sale of NP Aerospace as soon as practicable after all of the conditions in the Sale Agreement have been satisfied or waived. Reinhold and TCG are working toward satisfying the conditions to closing and completing the sale of NP Aerospace as soon as reasonably practicable. Under the Sale Agreement, TCG has the right to terminate the Sale Agreement and receive a termination payment from Reinhold in the amount of £2,000,000 (approximately $3,540,000) if Reinhold has not obtained stockholder approval of the sale of NP Aerospace to TCG by January 24, 2006.

5.   How was the purchase price for NP Aerospace determined?

The purchase price for NP Aerospace was negotiated between representatives of Reinhold and representatives of TCG over a period of several weeks during which time Reinhold was also negotiating with other potential buyers. The Reinhold board of directors selected the sale proposal by TCG among the alternatives we were pursuing as being in the best interests of Reinhold and offering the best value to our stockholders.

6.   Am I entitled to appraisal or dissenters’ rights in connection with the sale of NP Aerospace?

No. Delaware law does not provide for stockholder appraisal or dissenters’ rights in connection with this transaction.

7.   What will happen to my Reinhold shares if the sale of NP Aerospace is approved?

The sale of NP Aerospace will not alter the rights, privileges or nature of the outstanding shares of common stock of Reinhold. A stockholder who owns shares of Reinhold common stock immediately prior to the closing of the sale of NP Aerospace will continue to hold the same number of shares immediately following the closing.

8.   What does the board of directors of Reinhold recommend?

Our board of directors unanimously recommends a vote “FOR” approval of the Sale Agreement and authorization of the sale of NP Aerospace.

THE SPECIAL MEETING OF REINHOLD STOCKHOLDERS

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the Special Meeting.

When and Where the Special Meeting Will be Held

We will hold the Special Meeting at our executive offices, located at 12827 E. Imperial Highway, Santa Fe Springs, California, on Thursday, November 17, 2005 at 9:00 a.m., local time.

What Will be Voted Upon

At our Special Meeting, we are asking holders of record of Reinhold common stock to consider and vote on the following proposals:

•       a proposal to approve the Sale Agreement and to authorize the sale of NP Aerospace; and

•       such other matters as may properly come before the Special Meeting.

Voting Securities; Quorum

Only holders of record of Reinhold common stock at the close of business on October 21, 2005, the record date, are entitled to notice of and to vote at our Special Meeting. On the record date, 3,253,100 shares of Reinhold common stock were issued and outstanding and held by approximately 1,250 holders of record. Holders of record of Reinhold common stock on the record date are entitled to one vote per share at the Special Meeting on each proposal. The inspector of election appointed for our Special Meeting will tabulate all votes and will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

A quorum is necessary to hold a valid Special Meeting. A quorum will be present at the Special Meeting if the holders of a majority of the shares of Reinhold common stock outstanding and entitled to vote on the record date are present, in person or by proxy. If a quorum is not present at the Special Meeting, we expect that the Special Meeting will be adjourned to solicit additional proxies. Shares voting against any of the proposals will not be voted in favor of adjournment. Abstentions, discussed below, count as present for establishing a quorum for the transaction of all business.

Votes Required for Approval

Approval of the NP Aerospace sale requires approval by the holders of a majority of outstanding shares of our common stock entitled to vote at the Special Meeting. If we have insufficient votes to approve the NP Aerospace sale at the Special Meeting, even if a quorum is present, we expect that the Special Meeting will be adjourned to solicit additional proxies. If we fail to obtain the requisite vote for approval and authorization of the NP Aerospace sale, we will not be able to consummate the NP Aerospace sale as currently contemplated.

Voting Your Shares and Changing Your Vote

You may vote by proxy or in person at the Special Meeting.

Voting in Person—If you plan to attend the Special Meeting and wish to vote in person, you will be given a ballot at the Special Meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the Special Meeting, you must bring to the Special Meeting a proxy from the record holder (your broker, bank or nominee) of the shares authorizing you to vote at the Special Meeting.

Voting by Proxy—All shares represented by properly executed proxies received in time for the Special Meeting will be voted in the manner specified by the stockholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted for the approval and authorization of the NP Aerospace sale.

Revocation of Proxy—Submitting a proxy on the enclosed form does not preclude a stockholder from voting in person at the Special Meeting. A stockholder of record may revoke a proxy at any time before it is voted by filing with our corporate secretary a duly executed revocation of proxy, by submitting a duly executed proxy to our corporate secretary with a later date or by appearing at the Special Meeting and voting in person. A stockholder of record may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy. Attendance at the Special Meeting without voting will not by itself revoke a proxy. If your shares are held in street name, you must contact your broker, bank or nominee to revoke your proxy.

How Proxies are Counted

Only shares affirmatively voted for the approval and authorization of the NP Aerospace sale, and properly executed proxies that do not contain voting instructions, will be counted as favorable votes for the NP Aerospace sale. Shares of Reinhold common stock held by persons attending the Special Meeting but not voting, and shares of Reinhold common stock for which we received proxies but with respect to which holders of those shares have abstained from voting on the NP Aerospace sale, will have the same effect as votes against the NP Aerospace sale.

Cost of Solicitation

We are soliciting proxies for the Special Meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders, which includes the costs of preparing, assembling, printing, mailing and distributing these proxy materials. We may solicit proxies by personal interview, mail, telephone and electronic communications.

We will provide copies of these proxy materials to banks, brokerages, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others so that they may forward these proxy materials to the beneficial owners. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to the beneficial owners.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Those statements herein that involve expectations or intentions (such as those related to the closing of the transactions contemplated by the Sale Agreement, our intended operations after, and our use of proceeds from the NP Aerospace sale, as well as those relating to if the NP Aerospace sale does not occur) are forward-looking statements within the meaning of the U.S. securities laws, involving risks and uncertainties, and are not guarantees of future performance. You are cautioned that these statements are only predictions and that forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include, but are not limited to: future decisions by the SEC or other governmental or regulatory bodies; the vote of our stockholders; business disruptions resulting from the announcement of the Sale Agreement or the closing of the NP Aerospace sale; economic and political conditions in the U.S. and abroad; and other risks outlined in our filings with the SEC. All forward-looking statements are effective only as of the date they are made and we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS

You should carefully consider the following risk factors relating to the sale of NP Aerospace before you decide whether to vote for the proposal to approve and authorize the sale of NP Aerospace. You should also consider the other information in the proxy statement and the additional information in our other reports on file with the Securities and Exchange Commission.

Our business may be harmed if the NP Aerospace sale disrupts the operations of our business and prevents us from realizing intended benefits.

The NP Aerospace sale may disrupt our business and prevent us from realizing intended benefits as a result of a number of obstacles, such as:

•       loss of key employees or customers;

•       failure to adjust or implement our business model;

•       additional expenditures required to facilitate this sale; and

•       the diversion of management’s attention from our day-to-day business.

The failure to complete the NP Aerospace sale may result in a decrease in the market value of our common stock.

The NP Aerospace sale is subject to a number of contingencies, including approval by our stockholders and other customary closing conditions. We cannot predict whether we will succeed in obtaining the approval of our stockholders, or that the other conditions to closing the NP Aerospace sale will be satisfied. As a result, we cannot assure you that the NP Aerospace sale will be completed. If our stockholders fail to approve the proposal at the Special Meeting or if the NP Aerospace sale is not completed for any other reason, the market price of our common stock may decline.

If our stockholders do not approve the NP Aerospace sale, we may owe a substantial fee to TCG.

If our stockholders have not approved the NP Aerospace sale by January 24, 2006, TCG may terminate the Sale Agreement. In that event, we will owe TCG a fee of £2,000,000 (approximately $3,540,000).

If our stockholders do not approve and authorize the NP Aerospace sale, there may not be any other offers from potential acquirers.

If our stockholders do not approve the NP Aerospace sale, we may seek another strategic transaction, including the sale of all or part of our business. Although we have had such discussions with various parties in the past, none of these parties may now have an interest in a strategic transaction with Reinhold or be willing to offer a reasonable purchase price.

We will be unable to compete with the NP Aerospace business for three years from the date of the closing.

The Sale Agreement includes a non-competition and non-solicitation obligation for a period of three years from the closing of the NP Aerospace sale. Under this provision, we will not be able to engage in the business being sold to TCG, nor will we be able to recruit or solicit employees of TCG to terminate their employment.

Stockholders may not receive any proceeds from the NP Aerospace sale, even if stockholders vote in favor of the NP Aerospace sale.

Reinhold intends to use up to approximately $25,000,000 of the net proceeds from the sale of NP Aerospace to repay all or substantially all of its outstanding senior indebtedness. Reinhold’s board of directors will consider a number of alternatives for the use of the balance of the net proceeds. We anticipate that our board of directors will consider whether to pay a dividend to stockholders from the proceeds of the sale, based on Reinhold’s financial position and earnings. However, the board is under no obligation to declare a dividend and dividends may never be declared and paid. Stockholders may not receive any portion of the proceeds from the sale even if stockholders approve the NP Aerospace sale and the NP Aerospace sale closes.

Fluctuations in the exchange rate between the U.S. dollar and the British pound may affect the price to be paid by TCG for NP Aerospace.

The Sale Agreement expresses the price to be paid by TCG for NP Aerospace in British pounds sterling. Accordingly, the amount Reinhold receives at the closing of the NP Aerospace sale and has available to apply to our projected use of the proceeds of the sale will be affected by fluctuations in the exchange rate between the U.S. dollar and the pound.

PROPOSAL 1: THE SALE OF NP AEROSPACE

This section of the proxy statement describes certain aspects of the sale of NP Aerospace to TCG. However, this description may not be complete or may not provide all the information that may be important to you. We highly recommend that you carefully read the complete Sale Agreement included as Annex A to this proxy statement for the precise legal terms of the agreement and other information that may be important to you.

The Companies

Reinhold Industries, Inc.

Reinhold is a manufacturer of advanced custom composite components and sheet molding compounds for a variety of applications in the United States and Europe. Reinhold derives revenues from the defense, aerospace and other commercial industries.

Reinhold’s products include:

•        Rocket nozzles;

•        Exit cones;

•        Re-entry heatshields;

•        Radomes;

•        Airframe and missile frames;

•        Composite commercial aircraft seatbacks and other commercial products; and

•        Products for lighting, water filtration and other commercial and aerospace applications.

Our principal executive offices are located at 12827 E. Imperial Highway, Santa Fe Springs, California 90670 and the telephone number of our principal executive offices is (562) 944-3281.

NP Aerospace Limited

NP Aerospace manufactures a wide variety of composite products including commercial aircraft seatback frames, aramid composite combat helmets, protective personal body armor, carbon composite radiography support couches and light-armored composite vehicle structures. NP Aerospace will transfer the assets of its commercial aircraft seatback frame business to Reinhold prior to the completion of the sale of NP Aerospace to TCG.

Carlyle

TCG is an affiliate of The Carlyle Group. Carlyle is a global private equity firm with $31 billion under management. Carlyle invests in buyouts, venture capital, real estate and leveraged finance in Asia, Europe and North America, focusing on aerospace & defense, automotive & transportation, consumer & retail, energy & power, healthcare, industrial, technology & business services and telecommunications & media. Since 1987, Carlyle has invested $14.3 billion of equity in 414 transactions for a total purchase price of $49.5 billion. Carlyle employs more than 600 people in 14 countries. In the aggregate, Carlyle portfolio companies have more than $30 billion in revenue and employ more than 131,000 people around the world.

Background of the NP Aerospace Sale

In September 2003, Reinhold’s board of directors announced a plan to engage an investment banker to investigate strategic alternatives to maximize return on investment for Reinhold’s stockholders. One option considered was the sale of Reinhold. Interest was expressed by a considerable number of potential buyers, and the field was eventually reduced to one potential buyer, whose tentative offer, pending due diligence, was acceptable to the board. After due diligence, the potential buyer requested significant changes to the proposed transaction, and Reinhold’s board declined to make the changes and promptly took Reinhold off the market.

During the period Reinhold was on the market, the board learned from comments by potential buyers that there was greater interest in the market for a purchase of NP Aerospace standing alone, or in the sale of the balance of Reinhold’s businesses standing alone, than in the sale of all of Reinhold’s businesses as a unit. The board also learned that Reinhold’s Samuel Bingham Enterprises, Inc. subsidiary, which was not performing well, was a drag on the value of Reinhold.

During the three months ended September 30, 2004, the board of directors decided to sell Bingham. The board decided to sell Bingham due to continuing losses from Bingham’s operations and a negative long-term outlook in the marketplaces Bingham served. On December 17, 2004, Bingham sold certain assets and transferred certain liabilities to Finzer Roller, L.L.C. for $3,127,000, subject to post-closing adjustments.

On December 7, 2004, Reinhold’s board declared an extraordinary dividend of $11.75 per share. The board’s purpose for the dividend was to provide a cash return to stockholders in the absence of a sale of Reinhold. The dividend was funded by the proceeds of a new senior debt facility.

On March 9, 2005, Reinhold engaged William Blair & Company to seek a buyer for NP Aerospace. Blair immediately conducted fundamental business diligence and began assembling marketing materials. This preparation phase of the process took until the end of April 2005. At the beginning of May, Blair contacted multiple strategic and financial parties to assess their interest in acquiring NP Aerospace. On May 5, 2005, Blair contacted Carlyle, was told that the profile of the transaction was appealing to Carlyle and that Carlyle would like to receive confidential information. Blair sent to Carlyle and received back an executed confidentiality agreement on the same day. Once Blair received this confidentiality agreement, the marketing materials were sent to Carlyle for its review.

Over the course of the next two weeks Blair interacted intermittently with Carlyle answering questions regarding the business, and on May 25, 2005 Blair received written initial indications of interest in NP Aerospace from Carlyle and 16 other parties. On May 31, 2005, Glenn Scolnik and Michael Furry of Reinhold and representatives of Blair held a telephone conference call and selected the nine most appealing indications of interest to invite to come to NP Aerospace’s Coventry, England facility to meet NP Aerospace management and examine the business first hand.

On June 10, 2005, David Fitzgerald (Carlyle, Managing Director), Chris Hodges (Associate Director) and Julian Browne (Senior Defense and Aerospace Advisor) came to NP Aerospace’s facility in Coventry for a six hour meeting that consisted of a detailed management presentation, a site tour and questions and answers. Those at the meeting included:

NP Aerospace: Roger Medwell, Mike Linton, Baljit Shergill, Vaughan Collins and Tony Jones

Reinhold: Glenn Scolnik

Blair: Matt Gooch, Gonzalo Ferrero

Over the next five weeks Blair interacted with all the potential buyers providing detailed information upon which a detailed “Best and Final” proposal would be submitted. During this time Carlyle had two additional meetings in the Coventry facility with NP Aerospace management and met face to face with Blair personnel.

On July 13, 2005, Carlyle and three other parties submitted their best and final proposals. Reinhold and its advisers discussed the proposals. On August 1, 2005, Mr. Scolnik, Mr. Furry, and Reinhold’s United States and United Kingdom legal advisers participated in a telephone conference call, discussing the final proposals. They decided to recommend the Carlyle proposal to the board of directors of Reinhold. Reinhold’s board of directors then approved the Carlyle proposal. Reinhold and its advisers and Carlyle then negotiated a detailed letter of intent which was executed on August 4, 2005. Over the next seven weeks, Reinhold, NP Aerospace, Carlyle and their advisers worked to complete confirmatory due diligence and to draft definitive documentation for the transaction. Over the course of this time there was daily interaction among all parties.

On September 25, 2005, Reinhold’s board of directors met to consider the proposed definitive agreement for the sale of NP Aerospace to TCG, an affiliate of Carlyle. The board discussed the proposed agreement in detail and heard presentations from its legal advisers. William Blair & Company, Reinhold’s financial advisers, delivered to the board Blair’s opinion that the transaction is fair to Reinhold and its stockholders from a financial point of view, and discussed the analysis performed by Blair to arrive at its opinion. On that date, the board approved the execution and delivery of the Sale Agreement.

Reasons for the NP Aerospace Sale

Favorable Market.   Our board believes that the market for the sale of defense contractors in general, and NP Aerospace in particular, is favorable. The board believes that prices for companies in the defense industries have been historically high in recent months.

Mitigating Reliance on Single Customer and Concentration in a Single Industry.   NP Aerospace’s business is done primarily with a single customer, the United Kingdom Ministry of Defence. The board believes that the sale of NP Aerospace will result in materially less risk to Reinhold of reliance on a single customer and NP Aerospace’s concentration in the defense industry.

Terms of the Sale Agreement.   Our board of directors considered the general terms and conditions of the Sale Agreement, as well as certain specific provisions of the Sale Agreement, including: the cash consideration, the representations and warranties, the noncompetition and nonsolicitation provisions and the indemnification provisions.

Use of Net Operating Loss Carryforwards.   Our board of directors considered that although the sale of NP Aerospace will result in a taxable gain to Reinhold for United States federal income tax purposes, a portion of the taxable gain is anticipated to be offset by available net operating loss carryforwards. Due to restrictions on the deductibility of net operating loss carryforwards in the event of a change of control of Reinhold, the carryforwards would be of limited value to a person purchasing Reinhold, but can be used by Reinhold to offset, in part, the gain from the sale of NP Aerospace.

Opportunity to Reduce Selling, General and Administrative Expenses.   Our board of directors considered that the sale of NP Aerospace will offer an opportunity to materially reduce Reinhold’s selling, general and administrative expenses. The board believes that by focusing on its U.S. domestic businesses, Reinhold will be able to operate more efficiently and reduce expenses.

Opinion of Reinhold’s Financial Adviser.

In a letter agreement dated March 9, 2005 (the “Engagement Letter”), Reinhold engaged Blair as exclusive financial adviser to render investment banking services in connection with a possible sale of NP Aerospace. Blair was selected by Reinhold based on Blair’s qualifications, expertise and reputation. As part of its engagement, Reinhold requested Blair to render a fairness opinion relating to the proposed transaction. On September 25, 2005, Blair delivered to the Reinhold board of directors an oral opinion that, on and as of the date of such opinion, and based on assumptions made, matters considered, and limits of review, as set forth in the opinion, the consideration to be paid by TCG pursuant to the Sale Agreement was fair from a financial point of view to Reinhold. This opinion was subsequently confirmed in a written opinion dated September 26, 2005 (the “Blair Opinion”).

The full text of the Blair Opinion, dated September 26, 2005, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the review under-taken by Blair in rendering its opinion, is attached as Annex B to this Proxy Statement and incorporated herein by reference. Reinhold stockholders are urged to, and should, read the Blair Opinion carefully and in its entirety. The Blair Opinion is directed to the Reinhold board of directors, addresses only the fairness of the consideration paid by Carlyle pursuant to the Sale Agreement from a financial point of view to Reinhold and does not address any other aspect of the sale of NP Aerospace or constitute a recommendation to any holder of Reinhold Common Stock as to how to vote at the Special Meeting. The following summary of the Blair Opinion is qualified in its entirety by reference to the full text of the Blair Opinion attached as Annex B to this Proxy Statement.

In rendering the Blair Opinion, Blair, among other things:

•       reviewed certain audited and unaudited financial statements and other financial and operating data concerning NP Aerospace prepared by the management of Reinhold and NP Aerospace;

•       analyzed certain financial projections prepared by the managements of Reinhold and NP Aerospace;

•       reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

•       reviewed the financial position and operating results of NP Aerospace compared with those of certain other publicly traded companies Blair deemed relevant;

•       participated in discussions and negotiations among representatives of Reinhold and Carlyle and their financial and legal advisers;

•       reviewed drafts of the Sale Agreement, and certain related documents; and

•       performed such other analyses and considered such other factors as Blair has deemed appropriate.

In rendering the Blair Opinion, Blair assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of the Blair Opinion. With respect to the financial projections, Blair relied on the representation of Reinhold and NP Aerospace that the projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the prospects of NP Aerospace. Blair did not make any independent valuation or appraisal of the assets or liabilities of Reinhold or NP Aerospace, nor was it furnished with any such appraisals. In addition, Blair assumed that the sale of NP Aerospace would be consummated in accordance with the terms set forth in the Sale Agreement. The Blair Opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Blair as of, the date thereof. Although subsequent developments may affect its opinion, Blair does not have any obligation to update, revise or reaffirm its opinion.

Blair’s Opinion did not address the relative merits of the possible sale as compared to any alternative business strategies that might exist for Reinhold and NP Aerospace.

The following is a summary of the material financial analyses performed and material factors considered by Blair to arrive at its opinion. Blair performed certain procedures, including each of the financial analyses described below, and reviewed with the Reinhold board of directors the assumptions upon which such analyses were based, as well as other factors. Although the summary does not purport to describe all of the analyses performed or factors considered by Blair in this regard, it does set forth those considered by Blair to be material in arriving at its opinion.

Selected Public Companies Analysis.   Blair reviewed and compared certain financial information relating to NP Aerospace to corresponding financial information, ratios and public market multiples for certain publicly traded companies in the aerospace and defense industry that Blair deemed relevant. The selected five (5) companies reviewed by Blair were Allen Vanguard Corp., Armor Holdings Inc., Cobham plc, DHB Industries Inc., and Saint Gobain. Blair selected these companies because they are focused on the aerospace and defense businesses, as well as advanced composite manufacturing.

In conducting this analysis, among the information Blair considered were revenue, earnings before interest, taxes, depreciation and amortization (“EBITDA”), earnings before interest and taxes (“EBIT”) and net income. The operating results and the corresponding derived multiples for NP Aerospace and the selected companies were based on each company’s available publicly disclosed financial information as of September 9, 2005 and closing share prices as of September 9, 2005. Blair reviewed the enterprise value of the selected companies as a multiple of the 2004, the latest twelve months (“LTM”) and estimated 2005 revenue, EBITDA and EBIT and the equity value of the selected companies as a multiple of net income. Enterprise value is defined as the market capitalization of the common equity as of September 14, 2004 plus book value of net debt.

Blair then compared the implied transaction multiples for NP Aerospace to the range of trading multiples for the selected companies. Information regarding the multiples from Blair’s analysis of selected publicly traded companies is set forth in the following table.

	Implied Transaction	Selected Company Valuation Multiples
Multiple	Multiples	Min	Max	Median	Mean
Enterprise Value/LTM Revenue	1.44x	0.73x	1.76x	1.11x	1.13x
Enterprise Value/2004 Revenue	2.16x	0.76x	3.49x	1.51x	1.66x
Enterprise Value/2005 Revenue	1.37x	0.70x	1.59x	1.11x	1.08x
Enterprise Value/LTM EBITDA	6.6x	5.0x	10.9x	6.1x	7.2x
Enterprise Value/2004 EBITDA	10.3x	5.1x	8.2x	7.0x	6.8x
Enterprise Value/2005 EBITDA	5.5x	4.2x	8.2x	6.1x	6.2x
Equity Value/LTM Net Income	10.0x	7.3x	18.5x	11.6x	12.3x
Equity Value/2004 Net Income	17.1x	7.6x	18.5x	14.3x	13.7x
Equity Value/2005 Net Income	8.3x	9.3x	15.4x	12.2x	12.3x

Note: LTM period for the 12 months ended July 31, 2005

None of the selected companies is identical to NP Aerospace. Accordingly, any analysis of those publicly traded companies deemed relevant by Blair necessarily involves complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the analysis of trading multiples of the selected publicly traded companies.

Selected Merger & Acquisition Transaction Analysis.   Blair performed an analysis of selected recent business combinations consisting of transactions announced during the last seven years involving companies in the aerospace and defense industries and that Blair thought were reasonably comparable. This analysis was based solely on publicly available information regarding such transactions. In total, Blair examined twenty-one transactions. The selected transactions were not intended to be representative of the entire range of possible transactions in the aerospace and defense industry. The twenty one transactions examined were (target/acquirer):

•       Alenia Marconi Systems/BAE SYSTEMS plc

•       Teldix GmbH/Rockwell Collins Inc

•       Safari Land Ltd/Armor Holdings Inc

•       Westar Aerospace & Defense Group/QinetiQ Group plc.

•       Foster-Miller, Inc/QinetiQ Group plc

•       Aerosystems International Ltd/BAE SYSTEMS plc

•       Armor Group Plc/Granville Baird Capital Partners

•       Northrop Grumman’s Litton Life Support/Cobham plc

•       Emblem Group Ltd/EDO Corp

•       The Specialty Group Inc/Armor Holdings Inc

•       BAE SYSTEMS plc/Cobham plc

•       QinetiQ Group plc/The Carlyle Group

•       Vickers Defence Systems/Alvis plc

•       Indra Ews SA/Indra Sistemas SA

•       The O’Gara Group Inc/Armor Holdings Inc

•       Hunting Engineering Limited/INSYS Group Limited

•       Irvin/Wardle Storeys plc

•       Hunting Defence Services/Babcock International Group plc

•       Charter plc/Fountainfrost Ltd

•       Cork Industries/Senior plc

•       GKN Defense/Alvis plc

Blair reviewed the consideration paid in the selected transactions in terms of the enterprise value of such transactions as a multiple of revenue, EBITDA, and EBIT of the target for the latest twelve months prior to the announcement of such transactions (in each case to the extent available). Blair compared the resulting range of transaction multiples of revenue, EBITDA and EBIT for the selected transactions to the implied transaction multiples for the proposed transaction based on the terms of the Sale Agreement. Information regarding the multiples from Blair’s analysis of selected transactions is set forth in the following table:

	Implied Transaction	Selected Transaction Valuation Multiples
Multiple	Multiples	Min	Max	Median	Mean
Enterprise Value/LTM Revenue	1.44x	0.18x	2.32x	0.96x	0.96x
Enterprise Value/2004 Revenue	2.16x
Enterprise Value/LTM EBITDA	6.6x	2.7x	7.0x	6.3x	5.2x
Enterprise Value/2004 EBITDA	10.3x
Enterprise Value/LTM EBIT	6.8x	3.0x	11.7x	7.2x	7.5x
Enterprise Value/2004 EBIT	10.8x

Note: LTM period for the 12 months ended July 31, 2005

Although Blair analyzed the multiples implied by the selected transactions and compared them to the implied transaction multiples of the proposed transaction, none of these transactions or associated companies is identical to the proposed transaction. Any analysis of the selected transactions necessarily involves complex considerations and judgments concerning the differences in financial and operating characteristics, parties involved and terms of their transactions and other factors that would necessarily affect the implied value of NP Aerospace versus the values of the companies in the selected transactions.

Discounted Cash Flow Analysis.   Blair utilized the projections to perform a discounted cash flow analysis of NP Aerospace’s projected future cash flows for the period through December 31, 2012. Using discounted cash flow methodology, Blair calculated the present values of the projected free cash flows (as set out in NP Aerospace’s forecasts) for NP Aerospace. In this analysis, Blair assumed terminal multiples of 5.5x to 6.5x 2010 EBITDA and assumed discount rates ranging from 11.0% to 13.0%. Blair aggregated (1) the present value of the free cash flows over the applicable forecast period with (2) the present value of the range of terminal values.

		Terminal EBITDA Multiple (in thousands)
		5.0x	5.5x	6.0x	6.5x	7.0x
	9.0%	£31,614	£32,806	£33,997	£35,189	£36,381
	10.0%	£30,044	£32,806	£32,239	£33,337	£34,434
Discount	11.0%	£28,587	£29,599	£30,610	£31,622	£32,634
Rate	12.0%	£27,233	£28,166	£29,100	£30,033	£30,966
	13.0%	£25,974	£26,835	£27,697	£28,558	£29,420
	14.0%	£24,801	£25,597	£26,393	£27,188	£27,984
	15.0%	£23,707	£24,443	£25,179	£25,914	£26,650

Leverage Buyout Analysis.   Blair utilized the projections to perform an analysis as to the price that could be paid by a typical leveraged buyout purchaser to acquire NP Aerospace. In this analysis, Blair assumed a capital structure and financing rate scenario representative of the prevailing market for leveraged acquisitions for companies similar to NP Aerospace in Blair’s judgment based on its experience. This analysis assumed (1) NP Aerospace was free of cash and debt at the time of acquisition; (2) a five year holding period commencing October 1, 2005; (3) a targeted internal rate of return to equity investors of approximately 20%-30%; and (4) an exit multiple of projected year 2010 EBITDA of 5.5x.

In connection with the review of the sale of NP Aerospace by the board, Blair performed a variety of financial and comparative analyses for purposes of the Blair Opinion given in connection herewith. While the foregoing summary describes the analyses and factors reviewed by Blair in connection with the Blair Opinion, it does not purport to be a complete description of all the analyses performed by Blair in arriving at its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at the Blair Opinion, Blair considered the results of all its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, selecting a portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying the Blair Opinion. In addition, Blair may have given various analyses and factors more or less weight than other analyses or factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Blair’s view of the actual value of NP Aerospace. In performing its analyses, Blair made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Reinhold and NP Aerospace. Any estimates contained herein are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Blair’s analysis of the fairness of the consideration to be paid by TCG pursuant to the Sale Agreement from a financial point of view to Reinhold and were conducted in connection with the delivery of the Blair Opinion. The analyses do not purport to be appraisals or to reflect the prices at which NP Aerospace might actually be sold.

In addition, the Blair Opinion and its presentation to Reinhold’s board of directors was one of the many factors taken into consideration by the board in making its determination to recommend approval of the sale of NP Aerospace. Consequently, the Blair analyses described above should not be viewed as determinative of the opinion of the Reinhold board of directors with respect to the consideration paid in connection with the sale of NP Aerospace. The consideration to be paid by TCG pursuant to the Sale Agreement was determined through arm’s-length negotiations between Reinhold and TCG and was approved by Reinhold’s board of directors.

Reinhold engaged Blair to advise it on the sale of NP Aerospace and to provide the Blair Opinion because of its experience and expertise. Blair is an internationally recognized investment banking and advisory firm. Blair, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the course of its market-making and other trading activities, Blair may, from time to time, have a long or short position in, and buy and sell, securities of Reinhold. In the past, Blair has performed financial advisory and financing services for Reinhold and has received customary fees for the provision of such services.

Pursuant to the Engagement Letter, upon the consummation of the sale of NP Aerospace, Blair will receive a fee for its services of approximately $1.0 million. Of that amount, $250,000 was paid on delivery of the Blair Opinion to Reinhold’s board of directors. In addition, Blair will be reimbursed for its expenses incurred in connection with the sale of NP Aerospace, including outside counsel. Finally, Reinhold has agreed to indemnify Blair and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Blair, or any of its affiliates against certain liabilities and expenses, including liabilities under federal securities laws, in connection with Blair’s engagement.

The foregoing discussion of the information and factors considered by our board of directors is not exhaustive. Our board of directors did not quantify or attach any particular relative or specific weight to the various factors it considered in reaching its determination that the sale of NP Aerospace is fair to and in the best interests of Reinhold and its stockholders. Rather, the determination to recommend that our stockholders approve the sale of NP Aerospace was made after consideration of all of the factors taken as a whole. In addition, individual members of our board of directors may have given different weights to different factors.

Nature of Our Business after the Sale of NP Aerospace

Following the sale of NP Aerospace, we will continue to be a public company. We also intend to evaluate and potentially explore all available strategic options. We will continue to work to maximize stockholder interests with a goal of returning value to our stockholders. After the sale of NP Aerospace, Reinhold will be organized in the following operating segments:

Aerospace.   The Aerospace business unit manufactures structural and ablative composite components mainly for subcontractors of the U.S. defense industry. These components include rocket nozzles, exit cones, re-entry heatshields, radomes, and airframe and missile frames. In March 1992, to strengthen its market position in defense and aerospace markets, Reinhold acquired 100% of the outstanding common stock of Reynolds & Taylor, Inc., a California corporation and manufacturer of structural composite components serving, primarily, the defense and aerospace markets. Reynolds & Taylor’s operations were consolidated into Reinhold’s existing facility. On April 20, 2001, Reinhold purchased certain assets and assumed certain liabilities of Edler Industries, Inc. Edler was a manufacturer of structural and ablative composite components mainly for subcontractors of the U.S. defense industry. The operation was renamed the “Thermal Insulation” division of Reinhold. Effective January 1, 2003, the Thermal Insulation operating segment was consolidated with the Aerospace operating segment.

CompositAir.   In May 1994, Reinhold acquired CompositAir from SP Systems, Inc. CompositAir is a niche manufacturer of composite commercial aircraft seatbacks and other commercial products. CompositAir has been in continuous production of composite seatback frames since 1980. Composites of epoxy, phenolic, or other resin systems, reinforced with aramid or other glass fibers, are laminated into the complex shapes required by today’s feature-packed commercial aircraft seats. The weight of the frames is 30% to 40% less than equivalent aluminum frames. CompositAir operates in both Oxnard, California and Santa Fe Springs, California.

Commercial.   The Commercial business unit manufactures compression molded “SMC” (Sheet Molding Compound) products for lighting, water filtration and other various commercial and aerospace applications. SMC formulations include thermosetting polymer matrix resins, glass fibers and other additives which provide strength, stiffness, and protection from corrosion, chemical environments and ultraviolet degradation.

Reinhold’s Use of Proceeds from the Sale of NP Aerospace

Reinhold intends to use up to approximately $25,000,000 of the net proceeds from the sale of NP Aerospace to repay all or substantially all of its outstanding senior indebtedness. Reinhold’s board of directors will consider a number of alternatives for the use of the balance of the net proceeds. The alternatives the board will consider may include:

•       a one-time special dividend;

•       acquisition of new businesses in the aerospace industry; or

•       working capital and general corporate purposes.

The board’s determination of the appropriate use of the net proceeds will depend on a number of factors including the following:

•       the total net proceeds received from the sale of NP Aerospace after the payment of the costs associated with sale and taxes and the effects of foreign currency exchange rates;

•       the results of Reinhold’s current operations;

•       the board’s evaluation of Reinhold’s prospects and need for cash; and

•       economic conditions in the aerospace, airline and defense industries.

Our board will also review Reinhold’s regular dividend policy. Any dividend would be covered by United States tax laws. Any distribution to stockholders, other than a distribution of all of the proceeds from the sale of NP Aerospace, would be characterized under the normal rules for paying dividends. A dividend is treated as ordinary income to a stockholder to the extent of either accumulated or current year earnings and profits. We expect that Reinhold’s gain from the sale of NP Aerospace would be sufficient so that any dividend paid from the net proceeds of the sale of NP Aerospace would be taxable as ordinary income.

Terms of the Sale Agreement

The Sale Agreement is the primary legal document for the sale of NP Aerospace and sets forth the specific rights and obligations of Reinhold and TCG. The Sale Agreement is attached as Annex A. TCG has the right, at its option, to either proceed to closing or terminate the Sale Agreement:

•       and receive a payment of £2,000,000 (approximately $3,540,000), if Reinhold has not obtained stockholder approval of the sale of NP Aerospace by January 24, 2006;

•       if an event occurs that has a material adverse effect on the assets, liabilities, condition or business of NP Aerospace; or

•       if Reinhold is, or it becomes apparent Reinhold will be, in breach of the Sale Agreement and Reinhold’s liability for the breach equals or exceeds £300,000 (approximately $531,000).

If TCG waives its right to terminate the Sale Agreement and decides to proceed to closing nevertheless, TCG must waive any warranty claim it may have arising from an event that Reinhold fairly discloses to TCG before the closing.

Description of the Sale of NP Aerospace to TCG

Consideration by Carlyle

At closing of the sale of NP Aerospace, TCG will pay to Reinhold £30,000,000 (approximately $53,100,000) in cash. Within 30 days after closing, the parties will determine the actual working capital of NP Aerospace as of the closing. If the actual closing working capital exceeds £3,700,000 (approximately $6,549,000), TCG will pay an amount equal to the excess to Reinhold within 5 business days of the date of determination of the actual closing working capital. If the actual closing working capital is less than £3,700,000, Reinhold will pay an amount equal to the shortfall to TCG within 5 business days after the determination of the actual closing working capital. If the amount of excess or shortfall is less than £20,000, then no payment will be made by either party.

Closing Date

If the sale of NP Aerospace is approved and adopted by our stockholders, the closing will take place as soon as practicable after the Special Meeting.

Representations and Warranties

Reinhold has made certain representations and warranties to TCG in the Sale Agreement relating to, among other things, the following:

•       corporate authorization to enter into the Sale Agreement and to sell NP Aerospace;

•       title to the capital shares of NP Aerospace being sold to TCG;

•       NP Aerospace’s interest in other entities;

•       accuracy of Reinhold’s financial statements;

•       the absence of material adverse change in the financial position of NP Aerospace;

•       absence of litigation and compliance with laws;

•       material contracts;

•       product liability;

•       ownership and condition of tangible assets;

•       inventory;

•       employees and employee benefits;

•       intellectual property;

•       competition;

•       solvency;

•       environmental matters; and

•       taxes.

These warranties of Reinhold to TCG are intended for the benefit of TCG only, and are not for the benefit of stockholders or the investing public generally. They should not necessarily be taken as a statement of the existence of a state of affairs, but serve to allocate risk among contracting parties.

Indemnification; Limitations on Liability

Reinhold has agreed to indemnify TCG against liabilities for which Reinhold is responsible under the Sale Agreement. Reinhold’s maximum liability for indemnification is £16,500,000 (approximately $29,205,000). TCG cannot bring a claim for indemnification until all claims in the aggregate exceed £300,000. However, once the threshold is reached, Reinhold will be liable for the entire amount of the aggregated claims.

The representations and warranties in the Sale Agreement generally survive for 18 months following closing, with certain exceptions for matters relating to tax, which last for seven years, product liability claims, which last for two years, and environmental matters, which last for four years.

Escrow Account on Sale or Liquidation of Reinhold

If Reinhold is sold or liquidated within 18 months from the closing of the NP Aerospace sale, Reinhold may be required to pay specified amounts into an escrow account to secure its indemnification obligations to TCG under the Sale Agreement. The escrow payment will be required if:

•       Reinhold is sold to a third party, and the agreement between the third-party purchaser and Reinhold does not provide that the third party assumes all the obligations of Reinhold under the Sale Agreement, among other requirements; or

•       Reinhold is liquidated absent a sale to a third party.

If Reinhold is required to establish the escrow account, the amount that Reinhold must pay into the account decreases over time after the closing date as follows:

•       £5,000,000 (approximately $8,850,000) from month 1 through month 6;

•       £3,000,000 (approximately $5,310,000) from month 7 through month 12;

•       £2,000,000 (approximately $3,540,000) from month 13 through month 18.

After any indemnification claims made by TCG have been satisfied, any balance remaining in the escrow account 18 months after the closing date will be returned to Reinhold.

Conduct of Reinhold’s Business Pending the Closing

Reinhold agreed that between the date of the Sale Agreement and closing it would cause NP Aerospace to carry on its business in the ordinary and usual course, and refrain from taking certain significant actions without approval of TCG.

Prior to the closing of the sale, NP Aerospace will transfer to Reinhold the assets of NP Aerospace’s commercial aircraft seating business.

Conditions to Completion of the Sale of NP Aerospace

The parties’ obligations to consummate the sale of NP Aerospace as set forth in the Sale Agreement will be subject to the satisfaction or waiver of a number of closing conditions. The closing conditions to the sale of NP Aerospace include the following:

•  Reinhold’s stockholders must have approved the sale of NP Aerospace; and

•  there shall have been no material adverse change in the business, properties, operations, condition (financial or otherwise), prospects, assets or liabilities of NP Aerospace or its business since September 26, 2005.

No Regulatory Approvals

The sale of NP Aerospace is not subject to governmental or other regulatory approval.

Covenants Regarding Non-Competition and Non-Solicitation

We have agreed to a two-year noncompete that affects us and our affiliates. The noncompete prohibits us from engaging, anywhere in the world, in the design and manufacture of composite based material products for personal protection and armored vehicles in the military sector, as undertaken by NP Aerospace in the 12 months before the closing of the sale to TCG. We must also refrain for two years from soliciting or enticing senior employees who were involved in management of NP Aerospace or who had direct contact with major suppliers in the course of their duties, to leave their employment with NP Aerospace. Finally, neither we nor any of our affiliates can knowingly interfere in the relationships between NP Aerospace and its suppliers, customer and professional contacts.

Finally, TCG and Reinhold have entered into a “Deed of Non-Competition” upon closing, which restricts NP Aerospace’s ability to compete with Reinhold in the aircraft seating business for three years anywhere in the world and five years in the United States.

Interests of Certain Persons in the NP Aerospace Sale

Reinhold does not have any agreements that would require payment to any of our executive officers, directors or employees in connection with the sale of NP Aerospace.

None of our directors, executive officers, or any associate of any director or executive officer has any substantial interest, direct or indirect, by security holdings or otherwise, in the sale of NP Aerospace.

Material Federal Tax Consequences of the Sale of NP Aerospace

The following is a summary of the material United States federal income tax consequences from the sale of NP Aerospace. This discussion does not address any tax consequences arising under the laws of any state, local, or foreign jurisdiction.

The sale of the capital stock of NP Aerospace by Reinhold will be a taxable transaction for United States federal income tax purposes. Accordingly, Reinhold will recognize a gain or loss with respect to the sale of assets in an amount equal to the difference between the amount of the consideration received for the stock of NP Aerospace over the adjusted tax basis in the stock sold. Although the NP Aerospace sale will result in a taxable gain to Reinhold, we believe that a portion of the taxable gain will be offset by available net operating loss carryforwards.

Selected Unaudited Pro Forma Financial Information

The following selected unaudited pro forma financial information is derived from Reinhold’s historical consolidated financial statements for the year ended December 31, 2004, and for the six months ended June 30, 2004 and June 30, 2005. The unaudited pro forma information is derived from Reinhold’s historical financial statements, adjusted to reflect the sale of NP Aerospace as if it had occurred on June 30, 2005 with respect to the balance sheet data, and as of the first day of each period presented with respect to income statement data. See “Unaudited Pro Forma Financial Information.”

Income Statement Data:
(in thousands except per-share amounts)

	Year Ended	Six Months	Six Months
	December 31, 2004	Ended June 30, 2005	Ended June 30, 2004
	Unaudited	Unaudited	Unaudited
Net sales	$32,231	$14,677	$14,536
Cost of goods sold	19,274	8,962	9,093
Gross profit	12,957	5,715	5,443
Selling, general and administrative expenses	7,335	3,991	3,533
Operating income	5,622	1,724	1,910
Interest income (expense), net	(10)	—	4
Income before minority interest and income taxes	5,612	1,724	1,914
Minority interest, net of income taxes	—	—	—
Income from continuing operations before income taxes	5,612	1,724	1,914
Income tax expense	2,245	690	766
Income from continuing operations	3,367	1,034	1,148
Earnings per share:
Basic earnings per share—continuing operations	$1.10	$0.32	$0.39
Diluted earnings per share—continuing operations	$1.07	$0.31	$0.36
Weighted average common shares outstanding—basic	3,048	3,261	2,952
Weighted average common shares outstanding—diluted	3,151	3,292	3,180

Balance Sheet Data:
(in thousands)

As of June 30, 2005
Unaudited
Working Capital	$ 23,944
Total Assets	$ 35,453
Long-term debt, less current portion	$ —
Stockholders’ Equity	$ 24,775

No Appraisal or Dissenters’ Rights

Stockholders who do not approve the sale of NP Aerospace may vote against the proposal, but under Delaware law appraisal and dissenters’ rights are not provided to stockholders in connection with this transaction.

Vote Required to Approve the Sale of NP Aerospace

The sale of NP Aerospace requires approval by the holders of a majority of the outstanding shares of our common stock entitled to vote at the Special Meeting. If we fail to obtain the stockholder approval of the sale of NP Aerospace, we will not be able to consummate the sale of NP Aerospace and either Reinhold or TCG may terminate the Sale Agreement.

Recommendation of Our Board of Directors

Our board of directors has determined that the sale of NP Aerospace is expedient and for the best interests of Reinhold and its stockholders. Our board of directors has approved the sale of NP Aerospace, based on the terms of the Sale Agreement, and unanimously recommends that the stockholders vote in favor of the proposal to approve the Sale Agreement and to authorize the sale of NP Aerospace.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 1 TO APPROVE THE SALE AGREEMENT AND TO AUTHORIZE THE SALE OF NP AEROSPACE.

Selected Financial Data

The following tables provide selected historical consolidated financial data of Reinhold as of and for each of its fiscal years ended December 31, 2004, 2003, 2002, 2001 and 2000, and as of and for the six months ended June 30, 2005 and 2004. The consolidated balance data and the consolidated statement of operations data presented below as of December 31, 2004, 2003, 2002, 2001 and 2000, and for each of the years in the five-year period ended December 31, 2004 have been derived from our audited consolidated financial statements. The consolidated balance sheet data and the consolidated statement of operations data presented below as of June 30, 2005 and for the six-month periods ended June 30, 2005 and 2004 have been derived from the unaudited financial statements of Reinhold prepared in accordance with U.S. generally accepted accounting principles. However, Reinhold believes that this information contains all adjustments, consisting only of normal recurring adjustments, which are necessary to present fairly its consolidated financial position and results of operations for those periods. The historical results are not necessarily indicative of future results. All of the information presented below should be read in conjunction with our financial statements and their accompanying notes appearing elsewhere in this proxy statement.

	Year Ended December 31,					Six Months Ended June 30
	2004	2003	2002	2001	2000	2005	2004
Statement of operations data (in thousands) (Note 1)
Net sales	$57,739	50,295	41,950	29,786	30,971	40,538	28,148
Gross profit	$20,111	17,779	13,831	8,443	9,794	13,100	9,334
Operating income	$10,679	10,148	7,435	3,030	4,627	7,590	4,965
Gain on sale of asset	$—	—	—	—	962	—	—
Interest income (expense), net	$93	50	(29)	139	195	(858)	34
Minority interest	$30	—	—	—	—	(44)	—
Income from continuing operations	$5,947	6,385	4,601	2,899	3,504	3,433	3,268
Income (loss) from discontinued operations	$(4,837)	(661)	(449)	(6,622)	13	—	—
Net income (loss)	$1,110	5,724	4,152	(3,723)	3,517	3,433	2,865
Per share data (Note 2)
Net income (loss):
Basic—continuing operations	$1.95	2.18	1.57	0.99	1.20	$1.05	$0.97
Diluted—continuing operations	$1.89	2.05	1.56	0.99	1.18	$1.04	$0.90
Basic—discontinued operations	$(1.59)	(0.23)	(0.15)	(2.26)	0.00	0.00	(0.14)
Diluted—discontinued operations	$(1.59)	(0.23)	(0.15)	(2.26)	0.01	0.00	(0.14)
Basic	$0.36	1.95	1.42	(1.27)	1.20	1.05	0.97
Diluted	$0.35	1.83	1.41	(1.27)	1.19	1.04	0.90

	As of December 31,					As of June 30,
	2004	2003	2002	2001	2000	2005	2004
Balance sheet data (in thousands)
Cash and cash equivalents	$4,015	6,172	3,037	4,105	7,121	3,036	9,039
Working capital	$12,482	17,855	10,495	10,981	14,589	10,361	21,649
Net property and equipment	$8,171	12,664	11,307	10,564	11,280	7,755	12,526
Total assets	$39,446	43,790	36,610	33,029	40,709	39,816	48,693
Long-term debt	$24,229	30	124	6,280	8,721	21,854	—
Long-term liabilities	$6,591	7,297	5,872	4,178	449	6,614	7,293
Stockholders’ equity (deficit)	$(3,190)	29,066	19,802	15,077	22,905	(3,365)	32,752

Note 1:      The summary of operations has been adjusted to reflect the sale of the Company’s Samuel Bingham Enterprises, Inc. subsidiary in December 2004.

Note 2:      All share information presented has been adjusted for the Company’s 10% stock dividends in 2003, 2002, 2001 and 2000.

Information about Reinhold

Reinhold is a manufacturer of advanced custom composite components and sheet molding compounds for a variety of applications in the United States and Europe. Reinhold derives revenues from the defense, aerospace and other commercial industries.

Aerospace.   The Aerospace business unit manufactures structural and ablative composite components mainly for subcontractors of the U.S. defense industry. These components include rocket nozzles, exit cones, re-entry heatshields, radomes, and airframe and missile frames. In March 1992, to strengthen its market position in the defense and aerospace markets, Reinhold acquired 100% of the outstanding common stock of Reynolds & Taylor, Inc., a California corporation and manufacturer of structural composite components serving, primarily, the defense and aerospace markets. Reynolds & Taylor’s operations were consolidated into Reinhold’s existing facility. On April 20, 2001, Reinhold purchased certain assets and assumed certain liabilities of Edler Industries, Inc. Edler was a manufacturer of structural and ablative composite components mainly for subcontractors of the U.S. defense industry. The operation was renamed the “Thermal Insulation” division of Reinhold. Effective January 1, 2003, the Thermal Insulation operating segment was consolidated with the Aerospace operating segment.

During 2004, Aerospace’s sales increased by 9% due primarily to increased shipments of composite structures related to the Space Shuttle program. Because a substantial portion of Reinhold’s business has been as a supplier to government contractors, Reinhold has developed a limited number of customers with which it does significant amounts of business. Sales to Alliant Techsystems, Inc. constituted approximately 75% of this business unit’s total sales in 2004. Reinhold’s future prospects will depend on the continued business of Alliant and on Reinhold’s continued status as a qualified supplier to Alliant. Additionally, as a supplier to government contractors, nearly all of Aerospace’s backlog is subject to termination. Cancellation of the Minuteman III Propulsion Replacement Program would have a significant impact on the profitability of this business unit. Sales of components related to the Minuteman III Propulsion Replacement Program for 2004, 2003 and 2002 totaled approximately $12.7 million, $14.5 million and $12.1 million, respectively.

CompositAir.   In May 1994, Reinhold acquired CompositAir from SP Systems, Inc. CompositAir is a niche manufacturer of composite commercial aircraft seatbacks and other commercial products. CompositAir has been in continuous production of composite seatback frames since 1980. Composites of epoxy, phenolic, or other resin systems, reinforced with aramid or other glass fibers, are laminated into the complex shapes required by today’s feature-packed commercial aircraft seats. The weight of the frames is 30% to 40% less than equivalent aluminum frames. CompositAir operates in both Oxnard, California and Santa Fe Springs, California.

Over 80% of CompositAir’s 2004 sales were from one customer. Reinhold’s future prospects will depend on the continued business of that customer and on Reinhold’s continued status as a qualified supplier to that customer. In 2004, sales decreased by 10% compared to 2003 due to economic problems in the commercial airline industry.

Commercial.   The Commercial business unit manufactures compression molded “SMC” (Sheet Molding Compound) products for lighting, water filtration and other various commercial and aerospace applications. SMC formulations include thermosetting polymer matrix resins, glass fibers and other additives which provide strength, stiffness, and protection from corrosion, chemical environments and ultraviolet degradation.

Sales in 2004 decreased 6% from 2003 due to lower shipments of water filtration related products.

NP Aerospace.   On April 24, 1998, NP Aerospace purchased from Courtaulds Aerospace Limited, a U.K. Corporation, which is a wholly-owned subsidiary of Courtaulds plc, a U.K. Corporation, certain assets (consisting of accounts receivable, inventory, machinery and equipment, land and intellectual property and patents) and assumed certain liabilities of the Ballistic and Performance Composites Division of Courtalds Aerospace. NP Aerospace operates in Coventry, England.

NP Aerospace manufactures a wide variety of composite products including compression molded canopies for street lights, commercial aircraft seatback frames, aramid composite combat helmets, protective personal body armor, carbon composite radiography support couches and light-armored composite vehicle structures.

NP Aerospace operates in niche marketplaces for the sale of commercial aircraft seatbacks, helmets and light armored vehicles. Due to the limited marketplaces for these products, sales from year-to-year are very unpredictable. Due to the high selling price of armored vehicles, large annual swings in revenue are possible. Sales in 2004 increased 32% from 2003 due primarily to additional retrofitting of armored vehicles for the UK Ministry of Defence.

In August 2004, NP Aerospace and KADDB entered into a joint venture agreement to establish a composites manufacturing facility in the country of Jordan. NPAJ was created as a result of the agreement. NPAJ is owned 51% by NP Aerospace and 49% by KADDB.

Discontinued Operations.   During the three months ended September 30, 2004, management committed to a plan of action to sell its wholly-owned subsidiary, Samuel Bingham Enterprises, Inc. The decision to sell was based on continuing losses from operations and a negative long-term outlook in the marketplaces this subsidiary serves. On December 17, 2004, Samuel Bingham Enterprises, Inc. sold certain assets and transferred certain liabilities to Finzer Roller, L.L.C. for $3.1 million in cash. The purchase price was adjusted based on the computation of closing date working capital.

Reinhold Properties.   The following chart lists the principal locations of Reinhold’s facilities.

Santa Fe Springs, CA	Administration and Manufacturing
Oxnard, CA	R&D
Coventry, England	Administration and Manufacturing
Portland, OR	Sub-Leased to Third Party

Unaudited Pro Forma Consolidated Financial Information

The following unaudited pro forma financial information should be read in conjunction with the related notes and with Reinhold’s historical consolidated financial statements for the year ended December 31, 2004, and for the six months ended June 30, 2004 and June 30, 2005, included in this proxy statement starting with page F-1.

The unaudited pro forma financial information is derived from Reinhold’s historical financial statements, adjusted to reflect the sale of NP Aerospace as if it had occurred on June 30, 2005 with respect to the pro forma balance sheet, and as of the first day of each period presented with respect to the pro forma statements of income.

The unaudited pro forma financial information is presented for informational purposes only, is based upon estimates by Reinhold’s management and is not intended to be indicative of actual results of operations or financial position that would have been achieved had the transaction been consummated as of the beginning of each period indicated above, nor does it purport to indicate results which may be attained in the future.

Reinhold Industries, Inc.
Pro Forma Income Statement for the Year Ended December 31, 2004 (Unaudited)
(In Thousands, Except Per Share Amounts)

			Pro
	Historical	Adjustments	Forma
Net sales	$57,739	$(25,508)	$32,231
Cost of goods sold	37,628	(18,354)	19,274
Gross profit	20,111	(7,154)	12,957
Selling, general and administrative expenses (Note 1)	9,432	(2,097)	7,335
Operating income	10,679	(5,057)	5,622
Interest income (expense), net (Note 2)	93	(103)	(10)
Income before minority interest and income taxes	10,772	(5,160)	5,612
Minority interest, net of income taxes	30	(30)	—
Income from continuing operations before income taxes	10,802	(5,190)	5,612
Income tax expense (Note 3)	4,855	(2,610)	2,245
Income from continuing operations	5,947	(2,580)	3,367
Earnings per share:
Basic earnings per share—continuing operations	$1.95		$1.10
Diluted earnings per share—continuing operations	$1.89		$1.07
Weighted average common shares outstanding—basic	3,048		3,048
Weighted average common shares outstanding—diluted	3,151		3,151

Reinhold Industries, Inc.
Pro Forma Income Statement for the Six Months Ended June 30, 2005 (Unaudited)
(In Thousands, Except Per Share Amounts)

			Pro
	Historical	Adjustments	Forma
Net sales	$40,538	$(25,861)	$14,677
Cost of goods sold	27,438	(18,476)	8,962
Gross profit	13,100	(7,385)	5,715
Selling, general and administrative expenses (Note 1)	5,510	(1,519)	3,991
Operating income	7,590	(5,866)	1,724
Interest income (expense), net (Note 2)	(858)	858	—
Income before minority interest and income taxes	6,732	(5,008)	1,724
Minority interest, net of income taxes	(44)	44	—
Income from continuing operations before income taxes	6,688	(4,964)	1,724
Income tax expense (Note 3)	3,255	(2,565)	690
Income from continuing operations	3,433	(2,399)	1,034
Earnings per share:
Basic earnings per share—continuing operations	$1.05		$0.32
Diluted earnings per share—continuing operations	$1.04		$0.31
Weighted average common shares outstanding—basic	3,261		3,261
Weighted average common shares outstanding—diluted	3,292		3,292

Reinhold Industries, Inc.
Pro Forma Income Statement for the Six Months Ended June 30, 2004 (Unaudited)
(In Thousands, Except Per Share Amounts)

			Pro
	Historical	Adjustments	Forma
Net sales	$ 28,148	$ (13,612)	$ 14,536
Cost of goods sold	18,814	(9,721)	9,093
Gross profit	9,334	(3,891)	5,443
Selling, general and administrative expenses (Note 1)	4,369	(836)	3,533
Operating income	4,965	(3,055)	1,910
Interest income (expense), net (Note 2)	34	(30)	4
Income before minority interest and income taxes	4,999	(3,085)	1,914
Minority interest, net of income taxes	—	—	—
Income from continuing operations before income taxes	4,999	(3,085)	1,914
Income tax expense (Note 3)	1,731	(965)	766
Income from continuing operations	3,268	(2,120)	1,148
Earnings per share:
Basic earnings per share—continuing operations	$ 1.11		$ 0.39
Diluted earnings per share—continuing operations	$ 1.03		$ 0.36
Weighted average common shares outstanding—basic	2,952		2,952
Weighted average common shares outstanding—diluted	3,180		3,180

Reinhold Industries, Inc.
Pro Forma Balance Sheet as of June 30, 2005 (Unaudited)
(In Thousands)

			Pro
	Historical	Adjustments	Forma
ASSETS:
Cash and cash equivalents (Note 4)	$3,036	$13,742	$16,778
Accounts Receivable, Net	9,584	(6,158)	3,426
Inventory, Net	10,066	(6,622)	3,444
Deferred Taxes	189	86	275
Other current assets	2,199	(43)	2,156
Total Current Assets	25,074	1,005	26,079
Property, plant and equipment, net	7,755	(1,853)	5,902
Goodwill	2,521		2,521
Deferred Taxes	3,851	(2,900)	951
Other assets (Note 2)	615	(615)
TOTAL ASSETS	$39,816	$(4,363)	$35,453
LIABILITIES and EQUITY:
Accounts Payable	$6,654	$(5,298)	$1,356
Current Portion of long-term debt	4,404	(4,404)
Accrued Expenses	3,655	(2,876)	779
Total Current Liabilities	14,713	(12,578)	2,135
Long term pension liability	5,879		5,879
Other long-term liabilities (Note 5)	282	2,382	2,664
Long Term Debt—Less Current portion (Note 6)	21,854	(21,854)
Minority Interest (Note 7)	453	(453)
Total Liabilities	43,181	(32,503)	10,678
Common Stock	32		32
Add’l Paid-In Capital	1,443		1,443
Other Comprehensive loss (Note 8)	(5,013)	(601)	(5,614)
Retained Earnings (Note 9)	173	28,741	28,914
Total Stockholders Equity	(3,365)	28,140	24,775
TOTAL LIABILITIES and EQUITY	$39,816	$(4,363)	$35,453

Reinhold Industries, Inc.
Notes to Unaudited Pro Forma Consolidated Financial Information
(Amounts in Thousands)

Note 1:

Selling, general and administrative expense adjustment excludes intercompany charges to NP Aerospace of $563 in the year ended December 31, 2004 and $168 in the six months ended June 30, 2005 and $395 in the six months ended June 30, 2004.

Note 2:	Assumes repayment of substantially all indebtedness from the proceeds of the sale of NP Aerospace and write-off of capitalized debt costs.
Note 3:	Assumes deferred tax assets consumed in NP Aerospace sale and “normalized” effective rate of 40% thereafter.
Note 4:	Assumes the sale of NP Aerospace for $50,000 net of expenses, and tax liability on the gain from the sale of NP Aerospace of approximately $10,000 and the payoff of $26,258 of outstanding debt.
Note 5:

Assumes application of net operating loss carry forward of $10,600 to reduce tax liability, and establishment of $2,500 contingent tax liability due to uncertainty of application of net operating loss carry forward.

Note 6:	Assumes net proceeds used to repay indebtedness.
Note 7:	Represents 49% interest in NP Aerospace Jordan which is also being sold in this transaction.
Note 8:	Pro forma adjustment represents accumulated foreign currency exchange gains.
Note 9:	Pro forma adjustment represents book gain on sale determined as follows:
		(In thousands)
	Net sale proceeds after expenses	$50,000
	Book value of NP Aerospace assets	(5,898)
	Book tax expense	(15,347)
	Accumulated exchange gain	601
	Write-off of capitalized debt costs	(615)
		$28,741

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following table shows how much of our common stock was beneficially owned as of October 21, 2005 by (i) each known holder of 5% or more of our common stock, (ii) each director, (iii) each executive officer and (iv) all current directors and executive officers as a group. The information in this table is based upon information supplied by executive officers, directors and principal stockholders. To our knowledge and except as set forth in the footnotes to the table, each of the persons named in the table has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable.

Beneficial Owner	Number of Shares Beneficially Owned	Percent of Total
Massachusetts Mutual Life Insurance Company(1)(2)	1,095,295	33.7%
MassMutual High Yield Partners II, LLC(1)	460,024	14.1
MassMutual Corporate Value Partners Limited(1)	175,246	5.4
Michael T. Furry(3)	193,223	5.9
Ralph R. Whitney, Jr.(3)(4)	70,175	2.0
Andrew McNally, IV(3)(5)	93,473	2.9
Glenn Scolnik(3)	67,535	2.1
Thomas A. Brand(3)	6,545	*
Richard A. Place(3)(4)	9,636	*
Richard C. Morrison(3)(6)	605	*
C. Miles Schmidt(3)(6)	605	*
Matthew C. Hook(3)	604	*
Brett R. Meinsen(3)	25,386	*
All directors and executive officers as a group (ten persons)	467,787	14.1

(1)   Each stockholder’s address is 1500 Main Street, Suite 2200, Springfield, MA 01115.

(2)   Includes 460,024 shares owned by MassMutual High Yield Partners II, LLC and 175,246 shares owned by MassMutual Corporate Value Partners Limited, as to which Massachusetts Mutual Life Insurance Company shares voting and dispositive power but disclaims beneficial ownership.

(3)   Each stockholder’s address is 12827 E. Imperial Highway, Santa Fe Springs, CA 90670.

(4)   Includes 3,889 shares reserved for issuance under the Reinhold Industries, Inc. Directors Deferred Stock Plan.

(5)   Includes 68,426 shares owned by Andrew Management IV, L.P. of which Mr. McNally is the general partner and has sole voting power.

(6)   Includes 605 shares reserved for issuance under the Reinhold Industries, Inc. Directors Deferred Stock Plan.

STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

Only such business will be conducted at this Special Meeting as will have been brought by our board of directors before the meeting pursuant to the attached Notice of Special Meeting of Stockholders.

If you want to submit a proposal for presentation at our 2006 Annual Meeting, you must submit it to us by November 30, 2005, in order to be considered for inclusion in our proxy statement and related proxy materials for that meeting. Address all stockholder proposals to Reinhold Industries, Inc., 12827 E. Imperial Highway, Santa Fe Springs, California 90670, Attn: Secretary. We reserve the right to reject, rule out-of-order, or take other appropriate action with respect to any proposal that does not comply with applicable requirements, including conditions established by the Securities and Exchange Commission.

WHERE YOU CAN FIND MORE INFORMATION

Reinhold files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Reinhold files with the SEC at the SEC’s public reference rooms at Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from commercial document retrieval services and at the Internet worldwide web site maintained by the SEC at http://www.sec.gov.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation. This proxy statement is dated October 21, 2005. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, unless the information specifically indicates that another date applies. The mailing of this proxy statement to our stockholders does not create any implication to the contrary.

OTHER MATTERS

The board of directors knows of no other matters to be presented for stockholder action at the Special Meeting. However, if other matters do properly come before the meeting, the board of directors intends that the persons named in the proxies received by Reinhold will vote upon those matters in accord with their best judgment.

By Order of the Board of Directors

Santa Fe Springs, California October 21, 2005	Michael T. Furry, President and Chief Executive Officer

REINHOLD INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Six Months Ended
	June 30,
	2005	2004
Net sales	$40,538	$28,148
Cost of goods sold	27,438	18,814
Gross profit	13,100	9,334
Selling, general and administrative expenses	5,510	4,369
Operating income	7,590	4,965
Interest income (expense), net	(858)	34
Income before minority interest and income taxes	6,732	4,999
Minority interest, net of income taxes	(44)	—
Income from continuing operations before income taxes	6,688	4,999
Income tax expense	3,255	1,731
Income from continuing operations	3,433	3,268
Discontinued operations:
Loss from operation of discontinued segment	—	(672)
Income tax benefit	—	(269)
Loss on discontinued operations	—	(403)
Net income	$3,433	$2,865
Basic earnings per share—continuing operations	$1.05	$1.11
Diluted earnings per share—continuing operations	$1.04	$1.03
Basic (loss) per share—discontinued operations	$0.00	$(0.14)
Diluted (loss) per share—discontinued operations	$0.00	$(0.14)
Basic earnings per share	$1.05	$0.97
Diluted earnings per share	$1.04	$0.90
Weighted average common shares outstanding—basic	3,261	2,952
Weighted average common shares outstanding—diluted	3,292	3,180
Dividends per common share	$1.00	$0.00

See accompanying notes to condensed consolidated financial statements.

REINHOLD INDUSTRIES, INC
CONDENSED CONSOLIDATED BALANCE SHEET
(Amounts in thousands, except per share data)

	(Unaudited)
	June 30, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$3,036	$4,015
Accounts receivable (less allowance for doubtful accounts of $15 and $15, respectively)	9,584	8,758
Inventories	10,066	8,214
Deferred income taxes	189	1,312
Other current assets	2,199	1,999
Total current assets	25,074	24,298
Property, plant and equipment, net	7,755	8,171
Goodwill	2,521	2,521
Deferred income taxes	3,851	3,851
Other assets	615	605
	$39,816	$39,446
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$6,654	$4,030
Accrued expenses	3,655	3,352
Current portion of long-term debt, including capital leases	4,404	4,434
Total current liabilities	14,713	11,816
Long-term pension liability	5,879	5,879
Long-term debt, less current portion	21,854	24,229
Minority interest	453	409
Other long term liabilities	282	303
Total liabilities	43,181	42,636
Commitments and contingencies
Stockholders’ deficit:
Common stock, $0.01 par value:
Class A—Authorized: 4,750,000 shares Issued and outstanding: 3,252,446 shares and 3,251,222 shares, respectively	32	32
Additional paid-in capital	1,443	1,371
Retained earnings	173	—
Accumulated other comprehensive loss	(5,013)	(4,593)
Net stockholders’ deficit	(3,365)	(3,190)
	$39,816	$39,446

See accompanying notes to condensed consolidated financial statements.

REINHOLD INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Six Months Ended June 30,
	2005	2004
Cash flows from operating activities:
Income from continuing operations	$3,433	$3,268
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	674	714
Deferred income taxes	1,123	—
Additions to paid-in capital resulting from tax benefits	—	475
Non-cash compensation	72	54
Changes in assets and liabilities:
Accounts receivable	(1,316)	(869)
Inventories	(2,407)	(1,277)
Other current assets	(206)	444
Accounts payable	3,035	1,614
Accrued expenses	515	(277)
Minority interest	82	—
Other, net	(17)	(4)
Cash flows used in discontinued operations	—	(878)
Net cash provided by operating activities	4,988	3,264
Cash flows from investing activities:
Capital expenditures	(425)	(581)
Net cash used in investing activities	(425)	(581)
Cash flows from financing activities:
Proceeds from exercise of stock options	—	107
Dividends paid	(3,260)	—
Repayment of long-term debt	(2,405)	(65)
Net cash provided by (used in) financing activities	(5,665)	42
Effect of exchange rate changes on cash	123	142
Net increase (decrease) in cash and cash equivalents	(979)	2,867
Cash and cash equivalents, beginning of period	4,015	6,172
Cash and cash equivalents, end of period	$3,036	$9,039

See accompanying notes to condensed consolidated financial statements

REINHOLD INDUSTRIES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2005
(Unaudited)

DESCRIPTION OF BUSINESS

Reinhold Industries, Inc. (“Reinhold” or the “Company”) is a manufacturer of advanced custom composite components and sheet molding compounds for a variety of applications in the United States and Europe. Reinhold derives revenues from the defense contract industry, the aircraft industry and other commercial industries.

USE OF ESTIMATES

The Company’s condensed consolidated financial statements and related public financial information are based on the application of U.S. generally accepted accounting principles (“GAAP”). GAAP requires the use of estimates, assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenue and expense amounts reported. These estimates can also affect supplemental information contained in the external disclosures of the Company including information regarding contingencies, risk and financial condition. The Company believes its use of estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied. Valuations based on estimates are reviewed for reasonableness and conservatism on a consistent basis throughout the Company. Primary areas where financial information of the Company is subject to the use of estimates, assumptions and the application of judgment include revenues, receivables, inventories, valuation of long-lived and intangible assets, pension and post-retirement benefits, the realizability of deferred tax assets, and foreign exchange translation. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions.

BASIS OF PRESENTATION

The accompanying condensed consolidated financial statements of the Company are unaudited. The financial statements consolidate the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated. In the opinion of management, all adjustments necessary for a fair presentation of such financial statements have been included. Such adjustments consisted only of normal recurring items. Interim results are not necessarily indicative of results for a full year.

INVENTORIES

Inventories are stated at the lower of cost or market on a first-in, first-out (FIFO) basis. The Company assesses the inventory carrying value and reduces it if necessary to its net realizable value based on customer orders on hand, and internal demand forecasts using management’s best estimates given information currently available. The components of inventories are as follows (in thousands):

	June 30, 2005	December 31, 2004
Raw material	$7,335	5,921
Work-in-process	2,091	1,506
Finished goods	640	787
Total	$10,066	8,214

REINHOLD INDUSTRIES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005
(Unaudited)

EARNINGS PER COMMON SHARE

The Company presents basic and diluted earnings per share (“EPS”). Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the assumed conversion of all dilutive securities, consisting of employee stock options.

The reconciliations of basic and diluted weighted average shares are as follows (in thousands, except exercise price data):

	Six Months Ended
	June 30,
	2005	2004
Income from continuing operations	$3,433	$3,268
Net income	$3,433	$2,865
Weighted average shares used in basic computation	3,261	2,952
Dilutive effect of stock options	31	228
Weighted average shares used for diluted calculation	3,292	3,180
Stock options outstanding	44	336
Range of exercise price	$7.32-$11.36	$5.63-$11.36

STOCK OPTION PLAN

The Company accounts for its stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, and has adopted the disclosure-only alternative of Statement of Financial Accounting Standard (“SFAS”) No. 123 “Accounting For Stock-Based Compensation”, as amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure.”

The following table illustrates the effect on net income and earnings per share had compensation expense for the employee stock-based plans been recorded based on the fair value method under SFAS No. 123 (in thousands except for per share data):

	Six Months
	Ended June 30,
	2005	2004
Net income as reported	$3,433	$2,865
Deduct, total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(53)	(53)
Net income, as adjusted	$3,380	$2,812
Earnings per share:
Basic—as reported	$1.05	$0.97
Basic—as adjusted	$1.04	$0.95
Diluted—as reported	$1.04	$0.90
Diluted—as adjusted	$1.03	$0.88

REINHOLD INDUSTRIES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005
(Unaudited)

OTHER COMPREHENSIVE INCOME

The Company reports other comprehensive income under Statement of Financial Accounting Standard (“SFAS”) No. 130, “Reporting Comprehensive Income”. The difference between net income and total comprehensive income during the six months ended June 30, 2005 and 2004 was a loss on foreign currency translation of $420,000 and a gain of $185,000, respectively.

INCOME TAXES

Income taxes for interim periods are computed using the estimated effective tax rate to be applicable for the current year and differ from the statutory Federal rate as follows:

	Six Months
	Ended June 30,
	2005	2004
Statutory Federal rate	34%	34%
State taxes, net of Federal benefit	3%	2%
Rate difference on foreign income	10%	(2)%
Other	2%	1%
Effective tax rate on income from continuing operations	49%	35%

LONG TERM DEBT

On March 20, 2002, the Company entered into a revolving credit facility with LaSalle Bank National Association (“LaSalle”). On December 7, 2004, the Company amended the existing credit facility with LaSalle. The new credit facility consists of a five-year term loan in the amount of $24,500,000 and a revolving credit facility of up to $12,000,000. Prior to December 31, 2004, the Company received $31,500,000 from LaSalle against this credit facility. The proceeds from the credit facility and additional cash on hand were used to pay the special cash dividend of $11.75 per share on December 28, 2004 totaling approximately $38,200,000.

The credit facility is secured by all of the Company’s financial assets. The term loan is payable in equal monthly principal installments of $367,000 plus accrued interest. Interest is at a rate which approximates LIBOR plus 3%. Borrowings against the revolving credit facility are not due until 2009, but are voluntarily repayable at any time. Accrued interest on the revolving credit facility is payable monthly and is at a rate which approximates LIBOR plus 2.50%. A monthly fee of 0.5% of the unused revolving credit facility is also payable. Borrowings under the revolving credit facility are limited to the lower of $12,000,000 or a baseline amount (“borrowing base”) which is computed monthly and includes qualifying accounts receivable and inventories. If outstanding borrowings under the revolving credit facility exceed the borrowing base, then a mandatory repayment of the difference would be required. The borrowing base at June 30, 2005 was approximately $8.8 million. Letters of credit are included in the revolving credit facility and are subject to a fee of 2.5% of the face amount. Outstanding letters of credit at June 30, 2005 were $600,000. The amount available under the revolving credit facility at June 30, 2005 was approximately $1.2 million.

REINHOLD INDUSTRIES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2005
(Unaudited)

The credit facility is subject to various financial covenants to which the Company must comply. The covenants require the Company to maintain certain ratios of profitability, total outstanding debt, and limits on cash dividends. The Company was in compliance with all covenants as of June 30, 2005.

The outstanding balance with LaSalle was $26,258,000 at June 30, 2005.

DERIVATIVE INSTRUMENTS

The Company utilizes interest rate derivatives to mitigate risk associated with fluctuations in the interest rates on the Company’s variable rate borrowings. The Company does not hold or issue derivative financial instruments for trading or speculative purposes. The Company has designated its derivative financial instruments as economic cash flow hedges. The Company’s derivatives do not meet the standards required to account for them as effective hedges and therefore, changes in the fair value of the Company’s derivatives are recognized in the consolidated statement of operations.

In accordance with the existing credit facility, on January 6, 2005, the Company entered into a 5-year fully amortized interest rate swap agreement with LaSalle Bank for a notional amount of $8.8 million. The agreement has a floor and cap rate of 2.96% and 6.00%, respectively and is payable monthly based on the difference between 30 day LIBOR and the respective floor or cap rate. Additional interest expense paid by the Company during the six month period ended June 30, 2005 related to this agreement totaled approximately $0 and $8,000, respectively. The fair value of this derivative at June 30, 2005 was de minimis.

PENSION PLANS

The Company currently has one defined benefit pension plan and a 401(k) plan covering substantially all employees. The benefits paid under the defined benefit pension plan generally are based on an employee’s years of service and compensation during the last years of employment (as defined). Annual contributions made to the pension plan are determined in compliance with the minimum funding requirements of ERISA, using a different actuarial cost method and different actuarial assumptions than are used for determining pension expense for financial reporting purposes. Plan assets consist principally of publicly traded equity and debt securities.

Net pension cost included the following (in thousands):

	Six Months Ended June 30,
	2005	2004
Service cost	$—	$130
Interest cost on benefits earned in prior years	440	545
Expected return on assets	(465)	(488)
Amortization of net obligation at transition	—	1
Amortization of net loss	225	260
Net pension cost	$200	$448

Notes to Condensed Consolidated Financial Statements (Continued)

On December 31, 2004, the Reinhold Industries, Inc. Retirement Plan was frozen. No additional years of service or future salary increases will accrue to active employees in determining plan benefits. There will be no change in benefit levels to terminated vested and retired employees.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of the following financial instruments approximate fair value because of the short maturity of those instruments: cash and cash equivalents, accounts receivable, other current assets, other assets, accounts payable, accrued expenses and current installments of long-term debt. The long-term debt bears interest at a variable market rate and, thus, has a carrying amount that approximates fair value.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

FOREIGN CURRENCY

The reporting currency of the Company is the United States dollar. The functional currency of NP Aerospace is the British pound sterling. For consolidation purposes, the assets and liabilities of the Company’s subsidiaries are translated at the exchange rate in effect at the balance sheet date. The consolidated statement of operations is translated at the average exchange rate in effect during the period being reported.

DISCONTINUED OPERATIONS

During the three months ended September 30, 2004, management committed to a plan of action to sell its wholly-owned subsidiary, Samuel Bingham Enterprises, Inc. The decision to sell was based on continuing losses from operations and a negative long-term outlook in the marketplaces this subsidiary serves. On September 30, 2004, management determined that the plan of sale criteria in FASB No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” had been met. Accordingly, the carrying value of its fixed assets and goodwill was adjusted to its fair value less costs to sell, amounting to $2.9 million. Fair value was determined based on the highest offer received from several potential strategic suitors. The resulting $5.7 million impairment charge was included in “Loss from discontinued operations” in the statement of operations.

On December 17, 2004, Samuel Bingham Enterprises, Inc. sold certain assets and transferred certain liabilities to Finzer Roller, L.L.C. for $3.1 million cash, subject to post-closing adjustments. The assets sold included accounts receivable, inventories, prepaid expenses, equipment, real property, tangible personal property, intellectual and other intangible property. Liabilities transferred included accounts payable, accrued expenses and defined benefit pension plan obligations. The purchase price was adjusted by $0.3 million during the first quarter 2005 to $2.8 million based on the final computation of closing date working capital. The purchase price adjustment was accrued as of December 31, 2004.

Notes to Condensed Consolidated Financial Statements (Continued)

Operating results of the discontinued operations for the six months ended June 30, 2005 and 2004 are summarized as follows (in thousands):

	Six Months Ended June 30,
	2005	2004
Net sales	$—	$8,279
Loss from operations	—	(672)
Tax benefit	—	269
Loss on discontinued operations	$—	$(403)

OPERATING SEGMENTS

The Company reports operating segment data under SFAS No. 131 “Disclosures about Segments of an Enterprise and Related Information”.

Reinhold is a manufacturer of advanced custom composite components and sheet molding compounds for a variety of applications primarily in the United States and Europe. The Company generates revenues from four operating segments: Aerospace, CompositAir, Commercial and NP Aerospace. Management has determined these to be Reinhold’s operating segments based upon the nature of their products. Aerospace produces a variety of products for the U.S. military and space programs. CompositAir produces components for the commercial aircraft seating industry. The Commercial segment produces lighting housings and pool filters. NP Aerospace, our subsidiary located in Coventry, England, produces products for law enforcement, lighting, military, automotive and commercial aircraft.

Due to the status of the Bingham business unit as a discontinued operation, historical segment data has been removed from the presentation.

The information in the following tables is derived directly from the segments’ internal financial reporting for corporate management purposes (in thousands).

	Six Months Ended June 30,
	2005	2004
Net sales
Aerospace	$10,172	$10,538
CompositAir	2,696	2,427
Commercial	1,809	1,571
NP Aerospace	25,861	13,612
Total sales	$40,538	$28,148
Income from continuing operations before income taxes
Aerospace	$2,844	$3,205
CompositAir	(437)	(155)
Commercial	236	173
NP Aerospace	5,679	2,690
Unallocated corporate expenses	(1,634)	(914)
Total income from continuing operations before income taxes	$6,688	$4,999

Notes to Condensed Consolidated Financial Statements (Continued)

	June 30, 2005	Decmeber 31 2004
Total assets
Aerospace	$10,847	$12,266
CompositAir	2,895	2,564
Commercial	1,551	1,503
NP Aerospace	16,950	13,858
Unallocated corporate	7,573	9,255
Total assets	$39,816	$39,446

LEGAL PROCEEDINGS

On August 11, 2000, the Environmental Protection Agency (“EPA”) notified the Company that it may be a potentially responsible party (“PRP”) under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”), with respect to certain environmental liabilities arising at a site formerly known as the Casmalia Resources Hazardous Waste Management Facility, located in Santa Barbara County, California (“Casmalia Site”). The EPA has designated the Company as a “de minimis” waste generator at this site, based on the amount of waste at the Casmalia Site attributed to the Company. The Company is not currently a party to any litigation concerning the Casmalia Site, and based on currently available data, the Company believes that the Casmalia Site is not likely to have a material adverse impact on the Company’s consolidated condensed financial position or results of operations.

The Company is involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material effect on the Company’s financial position, results of operations, or liquidity.

RECENT ACCOUNTING PRONOUNCEMENTS

Inventory Costs

In November 2004, the FASB revised Statement No. 151 (FAS 151) “Inventory Costs, an amendment of ARB No. 43, Chapter 4.” FAS 151 clarifies that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and requires the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The impact to the Company has not yet been determined.

Share-Based Payment

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (FAS 123R) that addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for either equity instruments of the enterprise or liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. The statement eliminates the ability to account for share-based compensation transactions, as we do currently, using the intrinsic value method prescribed by Accounting Principles Board, or APB, Opinion No. 25, “Accounting for Stock Issued to Employees,” and generally requires that such transactions be accounted for using a fair-value-based method and recognized as expenses in our consolidated statement of income. The statement requires companies to

Notes to Condensed Consolidated Financial Statements (Continued)

assess the most appropriate model to calculate the value of the options. We currently use the Black-Scholes option pricing model to value options and are currently assessing which model we may use in the future under the new statement and may deem an alternative model to be more appropriate. The use of a different model to value options may result in a different fair value than the use of the Black-Scholes option pricing model. In addition, there are a number of other requirements under the new standard that would result in differing accounting treatment than currently required. These differences include, but are not limited to, the accounting for the tax benefit on employee stock options and the presentation of these tax benefits within the consolidated statement of cash flows. In addition to the appropriate fair value model to be used for valuing share-based payments, we will also be required to determine the transition method to be used at date of adoption. The allowed transition methods are the prospective and retroactive adoption alternatives. The prospective method requires that compensation expense be recorded for all unvested stock options at the beginning of the first quarter of adoption of FAS 123R, while the retroactive method requires companies to record compensation expense for all unvested stock options beginning with the first disclosed period restated.

In April 2005, the Securities and Exchange Commission announced the adoption of a new rule that amends the effective date of FAS 123R. The effective date of the new standard under these new rules for our consolidated financial statements is January 1, 2006. The impact to the Company has not yet been determined but is expected to be de minimis.

Accounting Changes and Error Corrections

On June 7, 2005, the FASB issued Statement No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes, and Statement No. 3, Reporting Accounting Changes in Interim Financial Statements” (FAS 154). FAS 154 changes the requirements for the accounting for, and reporting of, a change in accounting principle. Previously, most voluntary changes in accounting principles were required to be recognized by way of a cumulative effect adjustment within net income during the period of the change. FAS 154 requires retrospective application to prior periods’ financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. FAS 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005; however, the Statement does not change the transition provisions of any existing accounting pronouncements. We do not believe adoption of FAS 154 will have a material effect on our consolidated financial position, results of operations or cash flows.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Reinhold Industries, Inc.

We have audited the accompanying consolidated balance sheets of Reinhold Industries, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive income and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Reinhold Industries, Inc. at December 31, 2004 and 2003, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States.

/s/ ERNST & YOUNG LLP
Orange County, California
February 22, 2005

Consolidated Balance Sheets

	DECEMBER 31,	DECEMBER 31,
	2004	2003
	(Amounts in thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$ 4,015	6,172
Accounts receivable (less allowance for doubtful accounts of $15 and $53, respectively)	8,758	8,584
Inventories	8,214	7,472
Prepaid pension	1,278	2,006
Deferred taxes	1,312	325
Other prepaid expenses and current assets	721	693
Total current assets	24,298	25,252
Property and equipment, at cost	18,079	22,478
Less accumulated depreciation and amortization	9,908	9,814
Net property and equipment	8,171	12,664
Goodwill	2,521	3,786
Deferred taxes	3,851	1,915
Other assets	605	173
	$ 39,446	43,790
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$ 4,030	3,414
Accrued expenses	3,352	3,881
Current installments of long term debt	4,434	102
Total current liabilities	11,816	7,397
Long-term debt, less current installments	24,229	30
Long-term pension liability	5,879	6,978
Minority interest	409	—
Other long-term liabilities	303	319
Commitments and contingencies	—	—
Stockholders’ equity (deficit):
Preferred stock—Authorized: 250,000 shares
Issued and outstanding: None	—	—
Common stock, $0.01 par value:
Authorized: 4,750,000 shares
Issued and outstanding: 3,251,222 and 2,935,201, respectively	32	29
Additional paid-in capital	1,371	28,303
Retained earnings (deficit)	—	7,721
Accumulated other comprehensive loss	(4,593)	(6,987)
Net stockholders’ equity (deficit)	(3,190)	29,066
	$ 39,446	43,790

See accompanying notes to consolidated financial statements.

Consolidated Statements of Operations

	YEARS ENDED DECEMBER 31,
	2004	2003	2002
	(Amounts in thousands, except for per share data)
Net sales	$57,739	50,295	41,950
Cost of sales	37,628	32,516	28,119
Gross profit	20,111	17,779	13,831
Selling, general and administrative expenses	9,432	7,631	6,396
Operating income	10,679	10,148	7,435
Interest income (expense), net	93	50	(29)
Income before minority interest and income taxes	10,772	10,198	7,406
Minority interest, net of income taxes	30	—	—
Income before income taxes	10,802	10,198	7,406
Income taxes	4,855	3,813	2,805
Income from continuing operations	5,947	6,385	4,601
Discontinued operations:
Loss from operation of discontinued segment	(1,316)	(1,101)	(748)
Impairment loss	(5,692)	—	—
Loss on disposition	(465)	—	—
Income tax benefit	2,636	440	299
Loss on discontinued operations	(4,837)	(661)	(449)
Net income	$1,110	5,724	4,152
Earnings (loss) per share:
Basic—continuing operations	$1.95	2.18	1.57
Diluted—continuing operations	$1.89	2.05	1.56
Basic—discontinued operations	$(1.59)	(0.23)	(0.15)
Diluted—discontinued operations	$(1.59)	(0.23)	(0.15)
Basic	$0.36	1.95	1.42
Diluted	$0.35	1.83	1.41
Weighted average common shares outstanding:
Basic	3,048	2,932	2,926
Diluted	3,151	3,122	2,948
Dividends per common share	$12.75	—	—

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows
(Amounts in thousands)

	YEARS ENDED DECEMBER 31,
	2004	2003	2002
Cash flows from operating activities:
Net income from continuing operations	$5,947	6,385	4,601
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,330	1,276	1,092
Additions to paid-in capital resulting from tax benefits	3,616	4,138	1,756
Non-cash compensation	226	54	18
Loss on disposal of discontinued operation	465	—	—
Changes in assets and liabilities:
Accounts receivable, net	(2,360)	1,211	(4,544)
Inventories	(2,187)	(1,528)	28
Prepaid expenses and other current assets	475	(632)	199
Accounts payable	1,445	(741)	1,715
Accrued expenses	557	709	1,846
Deferred tax assets	(2,923)	(2,240)	—
Minority interest	409	—	—
Other, net	235	56	(15)
Cash flows used in discontinued operations	(679)	(3,597)	(5,382)
Net cash provided by operating activities	6,556	5,091	1,314
Cash flows from investing activities:
Capital expenditures	(706)	(2,250)	(2,102)
Loan fees	(605)	—	—
Proceeds from sale of discontinued operation	3,127	—	—
Net cash provided by (used in) investing activities	1,816	(2,250)	(2,102)
Cash flows from financing activities:
Proceeds from long term debt	31,500	—	—
Repayment of long term debt	(2,969)	(141)	(739)
Proceeds from exercise of stock options	1,918	33	—
Dividends paid	(41,524)	(9)	(6)
Net cash used in financing activities	(11,075)	(117)	(745)
Effect of exchange rate changes on cash	546	411	465
Net (decrease) increase in cash and cash equivalents	(2,157)	3,135	(1,068)
Cash and cash equivalents at beginning of year	6,172	3,037	4,105
Cash and cash equivalents at end of year	$4,015	6,172	3,037
Supplementary disclosures of cash flow information—
Cash paid during the year for:
Income taxes	$2,235	1,136	352
Interest	$77	41	272

See accompanying notes to consolidated financial statements.

Consolidated Statements of Stockholders’ Equity (Deficit) and Comprehensive Income

(Amounts in thousands, except share data)

		Common stock $0.01 par value
	Preferred	Class A
	Shares	Shares	Amount
Balance, December 31, 2001	—	2,416,722	$24
Net income		—	—
10% stock dividend		240,933	3
Shares issued or reserved in conjunction with Director’s Deferred Stock Plan		2,157	—
Additions to paid-in capital resulting from tax benefits		—	—
Increase in additional pension liability in excess of unrecognized prior service cost		—	—
Foreign currency translation adjustment		—	—
Comprehensive income
Balance, December 31, 2002	—	2,659,812	$27
Net income		—	—
10% stock dividend		265,418	2
Shares issued or reserved in conjunction with Director’s Deferred Stock Plan		4,248	—
Stock options exercised		5,723	—
Additions to paid-in capital resulting from tax benefits		—	—
Increase in additional pension liability in excess of unrecognized prior service cost		—	—
Foreign currency translation adjustment		—	—
Comprehensive income
Balance, December 31, 2003	—	2,935,201	$29
Net income		—	—
Cash dividends paid and accrued		—	—
Shares issued or reserved in conjunction with Director’s Deferred Stock Plan		4,635	—
Stock options exercised		311,386	3
Additions to paid-in capital resulting from tax benefits		—	—
Decrease in additional pension liability in excess of unrecognized prior service cost		—	—
Foreign currency translation adjustment		—	—
Comprehensive income
Balance, December 31, 2004	—	3,251,222	$32

See accompanying notes to consolidated financial statements.

Additional	Retained
Paid-in	Earnings	Accumulated Other	Total Comprehensive	Net Stockholders’
Capital	(Deficit)	Comprehensive Loss	Income (loss)	Equity (Deficit)
$17,514	$2,655	$(5,116)	—	$15,077
—	4,152	—	4,152	4,152
1,925	(1,934)	—	—	(6)
18	—	—	—	18
1,756	—	—	—	1,756
—	—	(1,660)	(1,660)	(1,660)
—	—	465	465	465
			2,957
$21,213	$4,873	$(6,311)	—	$19,802
—	5,724	—	5,724	5,724
2,865	(2,876)	—	—	(9)
54	—	—	—	54
33	—	—	—	33
4,138	—	—	—	4,138
—	—	(1,403)	(1,403)	(1,403)
—	—	727	727	727
			5,048
$28,303	$7,721	$(6,987)	—	$29,066
—	1,110	—	1,110	1,110
(32,692)	(8,831)	—	—	(41,523)
226	—	—	—	226
1,918	—	—	—	1,921
3,616	—	—	—	3,616
—	—	1,210	1,210	1,210
—	—	1,184	1,184	1,184
			3,504
$1,371	$—	$(4,593)		$(3,190)

Notes to Consolidated Financial Statements
December 31, 2004

1   Organization

DESCRIPTION OF BUSINESS   Reinhold Industries, Inc. (Reinhold or the Company) is a manufacturer of advanced custom composite components and sheet molding compounds for a variety of applications in the United States and Europe. Reinhold derives revenues from the defense, aerospace, and other commercial industries.

Chapter 11 Reorganization Reinhold was acquired by Keene Corporation (Keene) in 1984 and operated as a division of Keene until 1990, when Reinhold was incorporated in the state of Delaware as a wholly-owned subsidiary of Keene.

On December 3, 1993, Keene filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code (the Bankruptcy Code) in the United States Bankruptcy Court (Bankruptcy Court). Keene’s Chapter 11 filing came as a direct result of the demands on Keene of thousands of asbestos-related lawsuits which named Keene as a party.

On July 31, 1996 (the Effective Date), Keene consummated its Plan of Reorganization under the Bankruptcy Code (the Plan) and emerged from bankruptcy.

On the Effective Date, Reinhold was merged into and with Keene, with Keene becoming the surviving corporation. Pursuant to the merger, all of the issued and outstanding capital stock of Reinhold was canceled. Keene, as the surviving corporation of the merger, was renamed Reinhold.

On the Effective Date, Reinhold issued 1,998,956 shares of Common Stock, of which 1,020,000 of Class B Common Stock was issued to the Trustees of a Creditors’ Trust (the Creditors’ Trust) set up to administer Keene’s asbestos claims. The remaining 978,956 shares of Class A Common Stock were issued to Keene’s former stockholders as of record date, June 30, 1996. All of Keene’s previous outstanding Common Stock was canceled.

The payments and distributions made to the Creditors’ Trust pursuant to the terms and conditions of the Plan were made in complete satisfaction, release and discharge of all claims and demands against, liabilities of, liens on, obligations of and interest in Reinhold (Reorganized Company).

On May 21, 1999, pursuant to a Stock Purchase Agreement, dated May 18, 1999, between the Creditors’ Trust, the holder of all of the outstanding shares of the Class B Common Stock of the Company and Reinhold Enterprises, Inc., a newly formed Indiana corporation (“REI”), the Creditors’ Trust sold 997,475 shares of Class B Common Stock owned by it to certain purchasers designated by REI (the “Purchasers”). These shares represent approximately 49.9% of the outstanding common stock of the Company.

2   Summary of Significant Accounting Policies and Practices

CRITICAL ACCOUNTING POLICIES   The Company’s consolidated financial statements and related public financial information are based on the application of U.S. generally accepted accounting principles (“GAAP”). GAAP requires the use of estimates, assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenue and expense amounts reported. These estimates can also affect supplemental information contained in the external disclosures of the Company including information regarding contingencies, risk and financial condition. The Company believes its use of estimates and underlying accounting assumptions adhere to generally accepted accounting principles and are consistently and conservatively applied. Valuations based on

Notes to Consolidated Financial Statements (Continued)

estimates are reviewed for reasonableness and conservatism on a consistent basis throughout the Company. Primary areas where financial information of the Company is subject to the use of estimates, assumptions and the application of judgment include revenues, receivables, inventories, acquisitions, valuation of long-lived and intangible assets, pension and post-retirement benefits, the realizability of deferred tax assets, and foreign exchange translation. We base our estimates on historical experience and on various other assumptions that the Company believes to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions.

Revenue Recognition and Allowance for Doubtful Accounts   The Company recognizes revenue when persuasive evidence of an arrangement exists, the price is fixed or determinable, collection is reasonably assured and delivery of products has occurred or services have been rendered. Allowance for doubtful accounts is estimated based on estimates of losses related to customer receivable balances. Estimates are developed by using standard quantitative measures based on historical losses, adjusting for current economic conditions and, in some cases, evaluating specific customer accounts for risk of loss. The establishment of reserves requires the use of judgment and assumptions regarding the potential for losses on receivable balances. Though the Company considers these balances adequate and proper, changes in economic conditions in specific markets in which the Company operates could have a material effect on reserve balances required.

Inventories   We value our inventories at lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method, including material, labor and factory overhead. The Company writes down its inventory for estimated obsolescence equal to the cost of the inventory. Product obsolescence may be caused by shelf-life expiration, discontinuance of a product line, replacement products in the marketplace or other competitive situations.

Fair Value of Assets Acquired and Liabilities Assumed in Purchase Combinations   The purchase combinations carried out by the Comapny require management to estimate the fair value of the assets acquired and liabilities assumed in the combinations. These estimates of fair value are based on our business plan for the entities acquired including planned redundancies, restructuring, use of assets acquired and assumptions as to the ultimate resolution of obligations assumed for which no future benefit will be received. Should actual use of assets or resolution of obligations differ from our estimates, revisions to the estimated fair values would be required. If a change in estimate occurs after one year of the acquisition, the change would be recorded in our statement of operations.

Pensions and Post-Retirement Benefits   The valuation of the Company’s pension and other post-retirement plans requires the use of assumptions and estimates that are used to develop actuarial valuations of expenses and assets/liabilities. These assumptions include discount rates, investment returns, projected salary increases and benefits, and mortality rates. The actuarial assumptions used in the Company’s pension reporting are reviewed annually and compared with external benchmarks to assure that they accurately account for our future pension obligations. Changes in assumptions and future investment returns could potentially have a material impact on the Company’s pension expenses and related funding requirements.

Valuation of Long-lived and Intangible Assets   In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” and SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company assesses the fair value and recoverability of its long-lived assets, including goodwill, whenever events and circumstances indicate the carrying value of an asset may not be recoverable from estimated future cash flows expected to result from its use and eventual disposition. In doing so, the Company makes assumptions and estimates regarding future cash flows and other factors to make its

Notes to Consolidated Financial Statements (Continued)

determination. The fair value of its long-lived assets and goodwill is dependent upon the forecasted performance of its business and the overall economic environment. When the Company determines that the carrying value of its long-lived assets and goodwill may not be recoverable, it measures any impairment based upon a forecasted discounted cash flow method. If these forecasts are not met, the Company may have to record additional impairment charges not previously recognized.

Discontinued Operations   During the three months ended September 30, 2004, management committed to a plan of action to sell its wholly-owned subsidiary, Samuel Bingham Enterprises, Inc. The decision to sell was based on continuing losses from operations and a negative long-term outlook in the marketplaces this subsidiary serves. On September 30, 2004, management determined that the plan of sale criteria in FASB No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” had been met. Accordingly, the carrying value of its fixed assets was adjusted to its fair value less costs to sell and goodwill was determined to be impaired in accordance with the criteria of FASB No 142. Fair value was determined based on the highest offer received from several potential strategic suitors. The resulting $5.7 million impairment charge was included in “Loss on discontinued operations” in the statement of operations.

On December 17, 2004, Samuel Bingham Enterprises, Inc. sold certain assets and transferred certain liabilities to Finzer Roller, L.L.C. for $3.1 million cash, subject to post-closing adjustments. The assets sold included accounts receivable, inventories, prepaid expenses, equipment, real property, tangible personal property, intellectual and other intangible property. Liabilities transferred include accounts payable, accrued expenses and defined benefit pension plan obligations. The purchase price was adjusted based on the computation of closing date working capital.

Assets held for sale included in the consolidated balance sheet as of December 31, 2004 and 2003 are as follows (in thousands):

	DECEMBER 31, 2004	DECEMBER 31, 2003
Accounts receivable	$ —	2,197
Inventory	—	1,445
Prepaid expenses	—	230
Property, plant and equipment, net	—	4,010
Other assets	—	1,284
Accounts payable	—	(829)
Accrued expenses	—	(338)
Net assets held for sale	$ —	7,999

Operating results of the discontinued operations for the years ended December 31, 2004, 2003 and 2002 are summarized as follows (in thousands):

	2004	2003	2002
Net sales	$15,075	16,706	17,092
Loss from operations	(1,316)	(1,101)	(748)
Impairment loss	(5,692)	—	—
Additional loss on sale	(465)	—	—
Tax benefit	2,636	440	299
Loss on discontinued operations	$(4,837)	(661)	(449)

Notes to Consolidated Financial Statements (Continued)

Additional loss on sale resulted from legal fees and working capital adjustments as per the asset sale agreement.

Income Taxes   The Company recognizes deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities. The Company regularly reviews its deferred tax assets for recoverability and establishes a valuation allowance based upon historical losses, projected future taxable income and the expected timing of the reversals of existing temporary differences.

Cumulative Foreign Exchange Translation Accounting   In preparing our consolidated financial statements, the Company is required to translate the financial statements of NP Aerospace from the currency in which they keep their accounting records, the British Pound Sterling, into United States dollars. This process results in exchange gains and losses which are either included within the statement of operations or as a separate part of our net equity under the caption “foreign currency translation adjustment.”

Under the relevant accounting guidance, the treatment of these translation gains or losses is dependent upon management’s determination of the functional currency of NP Aerospace. Generally, the currency in which the subsidiary transacts a majority of its transactions, including billings, financing, payroll and other expenditures would be considered the functional currency but any dependency upon the parent and the nature of the subsidiary’s operations must also be considered.

If any subsidiary’s functional currency is deemed to be the local currency, then any gain or loss associated with the translation of that subsidiary’s financial statements is included in cumulative translation adjustments. However, if the functional currency is deemed to be the United States dollar then any gain or loss associated with the translation of these financial statements would be included within our statement of operations.

Based on our assessment of the factors discussed above, the Company considers NP Aerospace’s local currency to be the functional currency. Accordingly, the Company recorded a foreign currency translation gains of approximately $1,021,000 and $346,000 that were included as part of accumulated other comprehensive loss within its balance sheet at December 31, 2004 and 2003, respectively.

Accounting for Investment in Majority Owned Subsidiary   In August 2004, NP Aerospace Ltd. (“NPA”), the Company’s wholly-owned U.K. subsidiary, and King Abdullah II Design and Development Bureau (“KADDB”), a Jordanian company, entered into a joint venture agreement to establish a composites manufacturing facility in the country of Jordan. NP Aerospace Jordan WLL (“NPAJ”), a Jordanian limited liability company, was created as a result of the agreement. NPAJ is owned 51% by NPA and 49% by KADDB. In accordance with SFAS 94, “Consolidation of All Majority-Owned Subsidiaries,” the Company is required to consolidate all majority-owned subsidiaries unless control is temporary or does not rest with the majority owner. This Statement requires consolidation of a majority-owned subsidiary even if it has “nonhomogeneous” operations, a large minority interest, or a foreign location. As of December 31, 2004, the financial statements of NPAJ have been consolidated into the financial statements of NP Aerospace.

Property and Equipment   The Company depreciates property and equipment principally on a straight-line basis based over estimated useful lives. Leasehold improvements are amortized straight-line over the shorter of the lease term or estimated useful life of the asset. When property is sold or otherwise disposed of, the asset cost and accumulated depreciation are removed from the accounts and any resulting

Notes to Consolidated Financial Statements (Continued)

gain or loss is included in the statement of earnings. Maintenance and repairs are expensed as incurred. Improvements which significantly increase the useful life of the asset are capitalized.

Environmental Liabilities   With respect to outstanding actions that are in preliminary procedural stages, as well as any actions that may be filed in the future, insufficient information exists upon which judgments can be made as to the validity or ultimate disposition of such actions, thereby making it difficult to reasonably estimate what, if any, potential liability or costs may be incurred. Accordingly, no estimate of future liability has been included for such claims. See note 9 of the accompanying consolidated financial statements for additional discussion of legal proceedings.

PRINCIPLES OF CONSOLIDATION   The accompanying consolidated financial statements include the accounts of Reinhold and its wholly-owned subsidiary, NP Aerospace. The financial statements of NP Aerospace include the accounts of NP Aerospace Jordan. The 49% interest in NP Aerospace Jordan that is not owned by NP Aerospace is reflected in the financial statements under the heading “Minority interest.” All material intercompany accounts and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS   The Company considers cash in banks, commercial paper, demand notes, and similar short-term investments purchased with maturities of less than three months as cash and cash equivalents for the purpose of the statements of cash flows.

Cash and cash equivalents consist of the following (in thousands):

	DECEMBER 31, 2004	DECEMBER 31, 2003
Cash in banks	$ 1,657	3,320
Money market funds	2,358	2,852
Total	$ 4,015	6,172

INVENTORIES   Inventories are stated at the lower of cost or market on a first-in, first-out (FIFO) basis. Inventoried costs relating to long-term contracts and programs are stated at the actual production costs, including factory overhead, initial tooling, and other related non-recurring costs incurred to date, reduced by amounts related to revenue recognized on units delivered. The components of inventory are as follows (in thousands):

	DECEMBER 31, 2004	DECEMBER 31, 2003
Raw material	$ 5,921	3,791
Work-in-process	1,506	1,843
Finished goods	787	393
Assets held for sale	—	1,445
Total	$ 8,214	7,472

ACCOUNTING FOR GOVERNMENT CONTRACTS   Substantially all of the Company’s government contracts are firm fixed price. Sales and cost of sales on such contracts are recorded as units are delivered. Estimates of cost to complete are reviewed and revised periodically throughout the contract term, and adjustments to profit resulting from such revisions are recorded in the accounting period in which the revisions are made. Losses on contracts are recorded in full as they are identified.

Amounts billed to contractors of the U.S. Government included in accounts receivable at December 31, 2004 and 2003 were $3,384,000 and $1,733,000, respectively.

Notes to Consolidated Financial Statements (Continued)

PROPERTY AND EQUIPMENT   The Company depreciates property and equipment principally on a straight-line basis based over estimated useful lives. Leasehold improvements are amortized straight-line over the shorter of the lease term or estimated useful life of the asset.

Property and equipment, at cost, consists of the following (in thousands):

	USEFUL LIFE	DECEMBER 31, 2004	DECEMBER 31, 2003
Buildings	10–40 years	$ 1,090	1,012
Leasehold improvements	5–15 years	4,179	4,096
Machinery and equipment	5–25 years	11,276	10,656
Furniture and fixtures	3–10 years	1,518	1,328
Construction in process	—	16	76
Assets held for sale		—	5,310
Property and equipment, at cost		18,079	22,478
Accumulated depreciation and amortization		9,908	8,514
Accumulated depreciation and amortization on assets held for sale		—	1,300
Net property and equipment		$ 8,171	12,664

When property is sold or otherwise disposed of, the asset cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the statement of earnings.

Maintenance and repairs are expensed as incurred. Improvements which significantly increase the useful life of the asset are capitalized.

GOODWILL   Prior to January 1, 2002, costs in excess of fair value of net assets of acquired companies (goodwill) was amortized on a straight-line basis over 10 – 40 years. The gross amount of goodwill and related accumulated amortization at December 31, 2004 and 2003 amounted to $3,313,000 and $8,921,000, and $792,000 and $5,135,000, respectively.

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (“SFAS”) No. 142 “Goodwill and Other Intangible Assets.” SFAS No. 142, effective for the Company January 1, 2002, addresses the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination. Goodwill and other intangible assets with indefinite lives are no longer amortized but instead subject to impairment tests at least annually.

In accordance with SFAS No. 142, the Company performed the first part of the two-step goodwill impairment test. For each of the Company’s reporting units for which goodwill was recorded, the Company determined that the fair value exceeded the carrying amount at December 31, 2004. As a result, the second step of the impairment test was not required.

INCOME TAXES   The Company accounts for income taxes under the asset and liability method whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. As more fully described in note 3 of notes to consolidated financial statements, income tax benefits realized from temporary differences and operating loss

Notes to Consolidated Financial Statements (Continued)

carryforwards prior to the chapter 11 reorganization described above are recorded directly to additional paid-in capital.

EARNINGS PER COMMON SHARE   The Company presents basic and diluted earnings per share (“EPS”). Basic EPS includes no dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution from securities that could share in the earnings of the Company. Basic and diluted EPS reflect changes in the number of shares resulting from the Company’s 10% stock dividends (see note 5).

The reconciliations of basic and diluted weighted average shares are as follows (in thousands):

	YEARS ENDED DECEMBER 31,
	2004	2003	2002
Net income (loss)	$ 1,110	5,724	4,152
Weighted average shares used in basic computation	3,048	2,932	2,926
Dilutive stock options	103	190	22
Weighted average shares used for diluted calculation	3,151	3,122	2,948

ACCUMULATED OTHER COMPREHENSIVE LOSS   Other comprehensive loss refers to revenues, expenses, gains and losses that under accounting principles generally accepted in the United States are included in other comprehensive loss but excluded from net income (loss) as those amounts are recorded directly as an adjustment to stockholders’ equity, net of tax. The Company’s other comprehensive loss is composed of changes in the additional pension liability in excess of unrecognized prior service cost and foreign currency translation adjustments. The accumulated balance of additional pension liability in excess of unrecognized prior service cost and foreign currency translation gains (losses) at December 31, 2004 and 2003 is $5,614,000 and $6,824,000, and $1,021,000 and ($163,000), respectively.

STOCK OPTION PLAN   The Company accounts for its stock-based compensation in accordance with Accounting Principles Board Opinion No. 25 “Accounting for Stock Issued to Employees” (APB 25), and has adopted the disclosure-only alternative of SFAS No. 123 “Accounting For Stock-Based Compensation” (SFAS 123), as amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Translation and Disclosure.”

The following table illustrates the effect on net income and earnings per share had compensation expense for the employee based plans been recorded based on the fair value method under SFAS 123 (in thousands, except per share data):

	YEARS ENDED DECEMBER 31,
	2004	2003	2002
Net income as reported	$ 1,110	5,724	4,152
Deduct, Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(106)	(115)	(134)
Net income, as adjusted	$ 1,004	5,609	4,018
Earnings per share:
Basic—as reported	$ 0.36	1.95	1.42
Basic—as adjusted	$ 0.33	1.91	1.37
Diluted—as reported	$ 0.35	1.83	1.41
Diluted—as adjusted	$ 0.32	1.80	1.36

Notes to Consolidated Financial Statements (Continued)

PENSION AND OTHER POSTRETIREMENT PLANS   In the United States, the Company has one defined benefit pension plan and a 401(k) retirement and profit sharing plan covering substantially all of its employees. The Reinhold Industries, Inc. Retirement Plan benefits are based on years of service and the employee’s compensation during the last years of service before retirement. The cost of these programs is being funded currently. On December 31, 2004, the Reinhold Industries, Inc. Retirement Plan was frozen. No additional years of service or future salary increases will accrue to active employees in determining plan benefits. There will be no change in benefit levels to terminated vested and retired employees.

On January 1, 2002, the Company established the Reinhold Industries, Inc. 401(k) Plan covering all Reinhold employees in the United States who have completed six months of service and attained 21 years of age. Employees may make contributions to the Plan up to the maximum limitations prescribed by the Internal Revenue Service. The Company may, at its sole discretion, contribute and allocate to each eligible participant, a percentage of the participant’s elective deferral. Matching contributions, if any, shall be determined as of the end of the Plan year. On January 1, 2005, the Company decided that it would match 50% of the participant’s elective deferral in 2005 up to a maximum of 3%.The matching contribution vests to the employee immediately. No matching contributions had been made in 2004, 2003 or 2002.

IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF   The Company accounts for long-lived assets and certain intangibles including goodwill at amortized cost. Goodwill is tested for impairment in accordance with SFAS 142 and all other long-lived assets are tested for impairment in accordance with SFAS 144. As part of an ongoing review of the valuation and amortization of long-lived assets, management assesses the carrying value of such assets, if facts and circumstances suggest that they may be impaired. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell.

FAIR VALUE OF FINANCIAL INSTRUMENTS   The carrying amounts of the following financial instruments approximate fair value because of the short maturity of those instruments: cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, other assets, accounts payable, accrued expenses and current installments of long-term debt. The long-term debt bears interest at a variable market rate, and thus has a carrying amount that approximates fair value.

FOREIGN CURRENCY   The reporting currency of the Company is the United States dollar. The functional currency of NP Aerospace is the UK pound sterling. The functional currency of NP Aerospace Jordan in the Jordanian Dinar. For consolidation purposes, the assets and liabilities of the Company’s subsidiary are translated at the exchange rate in effect at the balance sheet date. The consolidated statements of earnings are translated at the average exchange rate in effect for the years.

RECLASSIFICATIONS   Certain amounts in the prior year’s consolidated financial statements have been reclassified to conform with the current year presentation.

SHIPPING AND HANDLING COSTS   Shipping and handling costs are included in cost of sales.

RESEARCH AND DEVELOPMENT   Research and development expenditures were approximately $497,000, $425,000 and $314,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

Notes to Consolidated Financial Statements (Continued)

LABOR SUBJECT TO COLLECTIVE BARGAINING AGREEMENTS   Approximately 43 of the employees at NP Aerospace in Coventry, England are represented by a labor union. The total percentage of employees represented by a labor union is approximately 15%. The total percentage of union contracts expiring within one year as a percentage of labor represented by a union is 0%. Reinhold believes its workforce to be relatively stable and considers its employee relations to be excellent.

RAW MATERIALS AND PURCHASED COMPONENTS   The principal raw materials for composite fabrication include pre-impregnated fiber cloth (made of carbon, graphite, aramid or fiberglass fibers which have been heat-treated), molding compounds, resins (phenolic and epoxy), hardware, adhesives and solvents. No significant supply problems have been encountered in recent years. Reinhold uses PAN (polyacrylonitrile) and rayon in the manufacture of composites. However, the supply of rayon used to make carbon fiber cloth typically used in ablative composites is highly dependent upon the qualification of the rayon supplier by the United States Department of Defense. A major supplier has ceased production of the rayon used in Reinhold’s ablative products. This could have an effect on the rayon supply in the coming years. Also, a European company has become the world’s sole supplier of graphite and carbon, which is used in Reinhold’s ablative applications. At this time, Reinhold cannot determine if there will be any significant impact on price or supply.

RECENT ACCOUNTING PRONOUNCEMENTS   In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards (“SFAS”) No. 141 “Business Combinations” and No. 142 “Goodwill and Other Intangible Assets”. SFAS No. 141 addresses financial accounting and reporting for business combinations and requires all business combinations to be accounted for using the purchase method. SFAS No. 141 is effective for any business combinations initiated after June 30, 2001. SFAS No. 142, effective for the Company January 1, 2002, addresses the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination. Goodwill and other intangible assets with indefinite lives will no longer be amortized but instead subject to impairment tests at least annually. The impairment test is comprised of two parts. The first step compares the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount exceeds the fair value of the reporting unit, the second step of the goodwill impairment test must be performed. The second step compares the implied fair value of the reporting unit’s goodwill with the respective carrying amount in order to determine the amount of impairment loss, if any. In accordance with SFAS No. 142, the Company performed the first part of the two-step goodwill impairment test. For each of the Company’s reporting units for which goodwill was recorded, the Company determined that the fair value exceeded the carrying amount at December 31, 2003. As a result, the second step of the impairment test was not required.

Under SFAS No. 142, the Company discontinued amortization of its cost in excess of fair value of net assets acquired (goodwill) beginning January 1, 2002, which resulted in reduced expense of approximately $202,000 (net of related tax effects) in fiscal 2002.

The gross amount of goodwill and related accumulated amortization at December 31, 2004 and 2003 amounted to $3,313,000 and $8,921,000, and $792,000 and $5,135,000, respectively.

Notes to Consolidated Financial Statements (Continued)

In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150 (FAS 150), “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This statement requires an issuer to classify a financial instrument issued in the form of shares that are mandatorily redeemable—i.e., that embody an unconditional obligation requiring the issuer to redeem them by transferring its assets at a specified or determinable date—as a liability. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this statement did not have a material impact on the Company’s consolidated financial position, liquidity, or results of operations.

In November 2002, the Financial Accounting Standards Board (FASB) issued Interpretation No. 45 “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). FIN 45 requires that a liability be recognized at fair value at the inception of certain guarantees for the obligations undertaken by the guarantor. FIN 45 also requires additional disclosures for certain guarantee contracts. The disclosure provisions of FIN 45 were effective for financial statements ending after December 15, 2002, while the recognition and initial measurement provisions were applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of FIN 45 was not material to our results of operations or financial condition.

In January 2003, the FASB issued Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51,” which expands upon and strengthens existing accounting guidance concerning when a company should include in its financial statements the assets, liabilities and activities of another entity. Prior to the issuance of FIN 46, a company generally included another entity in its consolidated financial statements only if it controlled the entity through voting interests. FIN 46 now requires a variable interest entity, as defined in FIN 46, to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or both. FIN 46 also requires disclosures about variable interest entities that the company is not required to consolidate but in which it has a significant variable interest. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003, and to older entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply to all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. As of December 31, 2003, the Company had adopted FIN 46, and the effects of adoption were not material to our financial position, results of operations or cash flows.

In December 2003, the FASB revised FIN 46 (FIN 46R), delaying the effective dates for certain entities created before February 1, 2003, and making other amendments to clarify application of the guidance. For potential variable interest entities other than any Special Purpose Entities (SPEs), FIN 46R is now required to be applied no later than the end of the first fiscal year or interim reporting period ending after March 15, 2004. The original guidance under FIN 46 is still applicable, however, for all SPEs created prior to February 1, 2003 at the end of the first interim or annual reporting period ending after December 15, 2003. FIN 46 may be applied prospectively with a cumulative-effect adjustment as of the date it is first applied, or by restating previously issued financial statements with a cumulative-effect adjustment as of the beginning of the first year restated. FIN 46R also requires certain disclosures of an entity’s relationship with variable interest entities. The adoption of FIN 46R as of January 1, 2004 did not have a material impact on our results of operations, financial position, or cash flows.

Notes to Consolidated Financial Statements (Continued)

In December 2003, the FASB revised Statement No. 132 (FAS 132R), “Employers’ Disclosure about Pensions and Other Postretirement Benefits.” FAS 132R expands employers’ disclosure requirements for pension and postretirement benefits to enhance information about plan assets, obligations, benefit payments, contributions and net benefit cost. FAS 132R does not change the accounting requirements for pensions and other postretirement benefits. This statement is effective for fiscal years ending after December 15, 2003, and the Company had included these disclosures in note 7 to our consolidated financial statements.

In November 2004, the FASB revised Statement No. 151 (FAS 151) “Inventory Costs, an amendment of ARB No. 43, Chapter 4.” FAS 151 clarifies that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and requires the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The impact to the Company has not yet been determined.

In December 2004, the FASB revised Statement No. 123 (FAS 123R), “Share-Based Payment.” FAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. The new standard will be effective for public entities (excluding small business issuers) in the first interim or annual reporting period beginning after June 15, 2005. The impact to the Company has not yet been determined.

3   Income Taxes

The income tax expense consists of the following (in thousands):

	YEARS ENDED DECEMBER 31,
	2004	2003	2002
Current:
Federal	$3,556	3,796	1,529
State	189	628	493
Foreign	1,397	1,189	484
Total current	$5,142	5,613	2,506
Deferred:
Federal	$(2,617)	(2,240)	—
State	(306)	—	—
Foreign	—	—	—
Total deferred	$(2,923)	(2,240)	—
Total income tax expense	$2,219	3,373	2,506

Notes to Consolidated Financial Statements (Continued)

The income tax expense (benefit) applicable to continuing operations and discontinued operations is as follows (in thousands):

	YEARS ENDED DECEMBER 31,
	2004	2003	2002
Provision (benefit) for income taxes from continuing operations:
Current	$5,183	6,053	2,805
Deferred	(328)	(2,240)	—
Total provision for income taxes from continuing operations	4,855	3,813	2,805
Benefit for income taxes from discontinued operations:
Current	(42)	(440)	(299)
Deferred	(2,594)	—	—
Total benefit for income taxes from discontinued operations	(2,636)	(440)	(299)
Total income tax expense	$2,219	3,373	2,506

A reconciliation of the U.S. statutory federal income tax expense to income tax expense on income from continuing operations is as follows (in thousands):

	YEARS ENDED DECEMBER 31,
	2004	2003	2002
Taxes at statutory Federal rate	$3,673	3,467	2,518
State taxes, net of Federal tax benefits	371	465	359
Rate difference on foreign income	848	(114)	(65)
Non-deductible expenses	20	22	29
Change in valuation allowance	(118)	—	—
Other	61	(27)	(36)
Total provision for income taxes from continuing operations	$4,855	3,813	2,805

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in thousands):

	DECEMBER 31, 2004	DECEMBER 31, 2003
Deferred tax assets:
Net operating loss carryforwards	$8,123	6,411
Tax credits	898	974
Goodwill	—	959
Underfunded pension obligation	2,263	—
Other reserves	330	1,377
Total gross deferred tax assets	11,614	9,721
Less valuation allowance	(4,229)	(6,711)
Deferred tax assets, net of valuation allowance	7,385	3,010
Deferred tax liabilities:
Pension	(492)	(770)
US income tax on foreign earnings	(746)	—
Fixed assets	(599)	—
Other	(385)	—
Total gross deferred tax liabilities	(2,222)	(770)
Net deferred tax assets	$5,163	2,240

Notes to Consolidated Financial Statements (Continued)

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based on the level of historical taxable income and projections of future taxable income over the periods in which the deferred tax assets are deductible, management believes that it is more likely than not the Company will realize a portion of these deductible temporary differences at December 31, 2004.

At December 31, 2004 , the Company had net operating loss carryforwards for federal income tax purposes of approximately $23,891,000. The Company may utilize the federal net operating losses by carrying them forward to offset future federal taxable income, if any. These losses will begin to expire in 2011. Benefits realized from these net operating loss carryforwards and deductible temporary differences arising prior to the reorganization have been recorded directly to additional paid-in capital. Such benefits amounted to $3,524,000 in 2004 and $4,138,000 in 2003. The Company also recorded $92,000 of state tax benefit related to the exercise of employee stock options in 2004. The tax credit carryforward of $898,000 consists primarily of federal and state alternative minimum tax credits which carryforward indefinitely.

The Company has a valuation allowance of $4.2 million against its deferred tax assets as of December 31, 2004. When recognized, $1.1 million of the tax benefits relating to any reversal of the valuation allowance will be accounted for as an increase in additional paid-in capital related to both the reorganization and stock option net operating loss carryforwards, $1.8 million will reduce accumulated other comprehensive loss and $1.3 million will be accounted for as a reduction of income tax expense.

The Company has not provided for U.S. taxes or foreign withholding taxes on approximately $6.3 million of undistributed earnings from non-U.S. subsidiaries because such earnings are intended to be reinvested indefinitely. If these earnings were distributed, foreign tax credits may become available under current law to reduce the resulting U.S. income tax liability. Deter-mination of the potential amount of unrecognized deferred U.S. tax liability is not practicable because of the complexities associated with its hypothetical calculation.

As of January 1, 2005, the Company has determined that a portion of the future earnings from NP Aerospace will be remitted to the U.S. at some time in the future in order to meet business requirements which primarily include the repayment of U.S. debt obligations. The Company will be required to provide residual U.S. income taxes on these future earnings.

On October 22, 2004, the American Jobs Creation Act of 2004 (“AJCA”) was signed into law. The AJCA provides incentives for U.S. multinational corporations, subject to certain limitations. The incentives include an 85% dividends received deduction for certain dividends from controlled foreign corporations that repatriate accumulated income abroad. The U.S. Treasury Department is expected to issue guidance with regards to these provisions. Until this guidance is issued, the Company will not be able to evaluate whether to take advantage of this opportunity and the potential impact on our income tax provision, if any.

United States and foreign earnings from continuing operations before income taxes are as follows (in thousands):

	YEARS ENDED DECEMBER 31,
	2004	2003	2002
United States	$6,175	6,366	5,792
Foreign	4,627	3,832	1,614
Total	$10,802	10,198	7,406

Notes to Consolidated Financial Statements (Continued)

Pursuant to the Plan, Keene (predecessor company) transferred certain assets on July 31, 1996 to the Creditors’ Trust. Certain assets at the date of transfer were not capable of being valued until the resolution of pending litigation. The Company anticipates a future tax benefit; however, since the value of certain assets is not currently quantifiable and the extent of any potential benefit resultant upon the transfer of the assets is not estimable, the Company has not disclosed nor recorded a deferred tax benefit in the accompanying consolidated financial statements.

4   Long Term Debt

On March 20, 2002, the Company entered into a one year $10,000,000 revolving credit facility with LaSalle Bank National Association (“LaSalle”). On March 21, 2002, the Company received $7,200,000 from LaSalle against this credit facility. The proceeds from the credit facility and additional cash on hand were used to extinguish all outstanding debt with a previous bank.

On March 21, 2003, the Company amended the credit facility to extend the termination date to June 20, 2003. No changes were made to any other terms and conditions. On June 20, 2003 the Company amended the credit facility to extend the termination date to June 20, 2004. The line of credit under the facility was reduced from $10,000,000 to $8,000,000. On June 19, 2003 the Company paid off the remaining outstanding balance.

On December 7, 2004, the Company amended the existing credit facility with LaSalle. The new credit facility consists of a five year term loan in the amount of $24,500,000 and a revolving credit facility of up to $12,000,000. The credit facility is secured by all of the Company’s financial assets. The term loan is payable in equal monthly principal installments of $367,000 plus accrued interest. Interest is at a rate which approximates LIBOR plus 3%. Borrowings against the revolving credit facility are not due until 2009, but are voluntarily repayable at any time. Accrued interest on the revolving credit facility is payable monthly and is at a rate which approximates LIBOR plus 2.50%. A monthly fee of 0.5% of the unused revolving credit facility is also payable. Borrowings under the revolving credit facility are limited to the lower of $12,000,000 or a baseline amount (“borrowing base”) which is computed monthly and includes qualifying accounts receivable and inventories. If outstanding borrowings under the revolving credit facility exceed the borrowing base, then a mandatory repayment of the difference would be required. The borrowing base at December 31, 2004 was approximately $8.6 million. Letters of credit are included in the revolving credit facility and are subject to a fee of 2.5% of the face amount. Outstanding letters of credit at December 31, 2004 were $600,000. Amounts available under the revolving credit facility at December 31, 2004 were approximately $1.0 million.

The credit facility is subject to various financial covenants to which the Company must comply. The covenants require the Company to maintain certain ratios of profitability, total outstanding debt, and limits on cash dividends. The first measurement date for covenant compliance is March 31, 2005. The Company expects to be in compliance with all covenants as of March 31, 2005.

Prior to December 31, 2004, the Company received $31,500,000 from LaSalle against this credit facility. The proceeds from the credit facility and additional cash on hand were used to pay the special cash dividend of $11.75 per share on December 28, 2004 totaling approximately $38,200,000.

The outstanding balance with LaSalle was $28,633,000 at December 31, 2004. The average and year-end interest rate was 5.42%.

Notes to Consolidated Financial Statements (Continued)

At December 31, 2004, maturities of long term debt were as follows (in thousands):

		Obligations Under	Obligations Under	Obligations Under
	Total	Term Loan	Revolving Credit Facility	Capital Leases
2005	$4,434	4,404	—	30
2006	4,404	4,404	—	—
2007	4,404	4,404	—	—
2008	4,404	4,404	—	—
2009	11,017	4,017	7,000	—
	$28,663	21,633	7,000	30

5   Stockholders’ Equity

On May 1, 2002, the Board of Directors approved the distribution of a 10% stock dividend payable to stockholders of record on May 31, 2002, where an additional 240,933 shares were issued on June 21, 2002.

On April 30, 2003, the Board of Directors approved the distribution of a 10% stock dividend to shareholders of record as of May 16, 2003. As a result, an additional 265,418 shares were issued on May 29, 2003. All common stock information and earnings per share computations for all periods presented have been adjusted for the stock dividend. The number of stock options outstanding and the exercise price were also adjusted for the impact of the 10% stock dividend.

The following is a schedule of cash dividends declared and paid in 2004 (in thousands, except per share data):

Declaration Date	Record Date	Payment Date	Amount Per Share	Total Dividend
August 12	September 1	September 15	$ 0.50	$ 1,596
October 28	November 12	November 24	$ 0.50	1,625
December 8	December 17	December 28	$ 11.75	38,302
TOTALS			$ 12.75	$ 41,523

On December 8, 2004, the Board of Directors declared a special cash dividend on shares of its Class A common stock. The cash dividend of $11.75 per share was paid on December 28, 2004, to all stockholders of record as of the close of business on December 17, 2004. The Company paid the dividend from its cash on hand and from a new credit facility of approximately $36.5 million. The payment of the special dividend resulted in a $3.2 million deficit to shareholders’ equity at December 31, 2004. Based on the projected future earnings and cash flows, this deficit is expected to reverse prior December 31, 2005.

6   Stock Options

STOCK INCENTIVE PLAN   On July 31, 1996, the Company established the Reinhold Stock Incentive Plan for key employees. The Reinhold Stock Incentive Plan permits the grant of stock options, stock appreciation rights and restricted stock. The total number of shares of stock subject to issuance under the Reinhold Stock Incentive Plan may not exceed 100,000. The maximum number of shares of stock with respect to which options or stock appreciation rights may be granted to any eligible employee during the term of the Reinhold Stock Incentive Plan may not exceed 10,000. The shares to be delivered under the Reinhold Stock Incentive Plan may consist of authorized but unissued stock or treasury stock, not reserved for any other purpose. The Plan provides that the options are exercisable based on vesting schedules, provided that in no event shall such options vest more rapidly than 33 1/3% annually. The options expire no later than ten years from the date of grant.

Notes to Consolidated Financial Statements (Continued)

On June 3, 1999, the Board of Directors approved and adopted the Reinhold Industries, Inc. Stock Option Agreement by and between the Company and Michael T. Furry, granting Mr. Furry the option, effective June 3, 1999, to acquire up to 90,000 shares of Class A common stock of the Company at fair market value at that date ($8.25 per share). Terms of the Agreement are equivalent to those in the Reinhold Stock Incentive Plan.

The number of stock options outstanding and the exercise price were adjusted for the impact of the 10% stock dividends.

On September 30, 2002, the Company adopted the Amended and Restated Reinhold Stock Incentive Plan. This amendment increases the total number of shares of stock subject to issuance under the Reinhold Stock Incentive Plan from 100,000 to 286,523 (including the impact of the stock dividends declared in 2000, 2001, 2002 and 2003). The maximum number of shares of stock with respect to which options or stock appreciation rights may be granted to any eligible employee during the term of the Reinhold Stock Incentive Plan were increased from 10,000 to 60,000. Vesting occurs ratably over the vesting period. All other terms remain unchanged. As of December 31, 2004, options granted under the Amended and Restated Reinhold Stock Incentive Plan totalled 121,000.

The Company has elected to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and the related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123, “Accounting for Stock-Based Compensation”, as amended by SFAS No. 148, requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company’s employee stock options approximates the fair value of the underlying stock on the date of grant, no compensation expense is recognized. Pro forma information regarding net income and earnings per share is required by SFAS No. 123, as amended, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using the Black-Scholes Option Pricing Model with the following weighted-average assumptions:

	2004	2003	2002
Risk free interest rate	6.0%	6.0%	N/A
Dividend yield	—	—	—
Volitility factor	70%	70%	N/A
Weighted average life (years)	4.1	4.1	N/A

Using the Black-Scholes Option Pricing Model, the estimated weighted-average grant date fair value of options granted in 2003 was $4.80. No options were granted to employees during 2004 or 2002. See note 2 for the Company’s accounting policy for its Employee Stock-Based Plans, as well as the effect on net income and earnings per share had the Employee Stock-Based Plans been recorded based on the fair value method under SFAS 123.

The Black-Scholes Option Pricing Model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require highly subjective assumptions including the expected stock price volatility. Because the Company’s employee stock options have characteristics significantly different than those of traded options, and because changes in the assumptions can materially affect the fair value estimate, in management’s opinion, the existing models may not necessarily provide a reliable single measure of the fair value of its employee stock options.

Notes to Consolidated Financial Statements (Continued)

A summary of the status of the option plans as of and for the changes during the years ended December 31, 2004 and 2003 is presented below:

	NUMBER			WEIGHTED AVERAGE
	OF SHARES	LOW	HIGH	EXERCISE PRICE
Outstanding December 31, 2002	218,405	$6.20	8.06	6.31
Options issued in connection with 10% stock dividend	33,207	5.63	9.64	6.32
Granted in 2003	115,000	8.05	12.50	8.55
Forfeited during 2003	5,500	9.64	9.64	9.64
Exercised during 2003	5,723	5.63	6.20	5.77
Outstanding December 31, 2003	355,389	$5.63	11.36	6.28
Granted in 2004	—	—	—	—
Forfeited during 2004	—	—	—	—
Exercised during 2004	311,385	5.63	11.36	6.17
Outstanding December 31, 2004	44,004	$7.32	11.36	7.99

At December 31, 2004, the weighted average remaining contractual life of options outstanding is 7.8 years. No outstanding options are currently exercisable.

DIRECTORS’ DEFERRED STOCK PLAN   On September 30, 2002, the Company established the Reinhold Industries, Inc. Director’s Deferred Stock Plan. The Plan allows the non-employee Directors of the Company to elect to receive stock in lieu of cash payment for their services on the Board of Directors. If the Director elects to receive Company stock, he has the option of receiving the shares immediately or deferring receipt of those shares to a future date. The value of the services performed are charged to the statement of operations in the year incurred. As of December 31, 2004, 8,155 shares have been reserved for future issuance under this Plan.

On October 28, 2004, the Plan was amended to compensate the Director’s on a quarterly basis in advance rather than in arrears. The Plan also allows those Director’s who defer receipt of their shares to accrue dividends declared. Dividends accrued at December 31, 2004 on unissued shares under the amended plan total approximately $100,000.

7   Defined Benefit Pension Plans

As of December 31, 2004, the Company had one defined benefit pension plan covering substantially all employees. The benefits paid under the pension plan generally are based on an employee’s years of service and compensation during the last years of employment (as defined). Annual contributions made to the pension plans are determined in compliance with the minimum funding requirements of ERISA, using a different actuarial cost method and different actuarial assumptions than are used for determining pension expense for financial reporting purposes. Plan assets consist principally of publicly traded equity and debt securities.

On December 31, 2004, the Reinhold Industries, Inc. Retirement Plan was frozen. No additional years of service or future salary increases will accrue to active employees in determining plan benefits. There will be no change in benefit levels to terminated vested and retired employees.

On December 17, 2004, in conjunction with the sale of Samuel Bingham Enterprises, Inc., the assets and obligations of two defined benefit pension plans were transferred to the new buyer.

Notes to Consolidated Financial Statements (Continued)

Net pension cost included the following (in thousands):

	YEARS ENDED DECEMBER 31,
	2004	2003	2002
Service cost	$ 307	232	235
Interest cost on benefits earned in prior years	1,058	969	945
Expected return on assets	(942)	(869)	(1,025)
Amortization of net obligation at transition	—	1	(18)
Amortization of net loss	570	464	278
Curtailment loss	17	—	—
Net pension cost	$ 1,010	797	415

The following table sets forth a reconciliation of the pension plans’ benefit obligation at December 31, 2004 and 2003 (in thousands):

	2004	2003
Projected benefit obligation at beginning of year	$17,254	14,624
Service cost	307	232
Interest cost	1,058	969
Actuarial loss	1,353	2,614
Benefits paid	(1,235)	(1,185)
Curtailments	(1,200)	—
Divestiture	(2,721)	—
Projected benefit obligation at end of year	$14,816	17,254

The following table discloses the target allocation and actual percentage of the fair value of total plan assets represented by each asset category at December 31, 2004 and 2003:

	TARGET ALLOCATION	2004	2003
Equity securities	60 – 70%	61%	64%
Debt securities	30 – 40%	37%	34%
Real estate	0%	0%	0%
Other	0%	2%	2%
Totals		100%	100%

The projected benefit obligation at December 31, 2004 decreased by approximately $2.4 million from December 31, 2003 due primarily to the divestiture of the defined benefit plans for Samuel Bingham Enterprises, Inc.

The following table sets forth a reconciliation of the pension plans’ assets at December 31, 2004 and 2003 (in thousands):

	2004	2003
Fair value of plan assets at beginning of year	$11,586	10,173
Actual return on assets	1,222	1,479
Employer contributions	453	1,119
Benefits paid	(1,235)	(1,185)
Divestiture	(1,811)	—
Fair value of plan assets at end of year	$10,215	11,586

Notes to Consolidated Financial Statements (Continued)

The following table sets forth a reconciliation of the pension plans’ funded status at December 31, 2004 and 2003 (in thousands):

	2004	2003
Projected benefit obligation at end of year	$14,816	17,254
Fair value of plan assets at end of year	10,215	11,586
Funded status	(4,601)	(5,668)
Unrecognized prior service cost	—	153
Unrecognized net loss	5,879	7,521
Prepaid pension cost at end of year	$1,278	2,006
Intangible asset at December 31,	$—	153
Additional minimum liability at December 31,	(5,879)	(6,978)
Additional pension liability in excess of prior service cost at December 31,	$(5,879)	(6,825)

Amounts recognized as prepaid benefit costs at December 31, 2004 and 2003 amounted to $1,278 and $2,062, respectively.

Amounts recognized as accrued benefit obligation at December 31, 2004 and 2003 amounted to $0 and $56, respectively.

Assumptions used in accounting for the pension plan were:

	DECEMBER 31, 2004	DECEMBER 31, 2003
Weighted-average discount rate	5.75%	6.25%
Weighted-average rate of increase in compensation levels	4.0	4.0
Weighted-average expected long-term rate of return on assets	8.5	9.0

The weighted average expected long term rate of return on assets was established as of January 1, of each year presented and was changed on January 1, 2004 to 8.5%. The long-term rate of return was developed using a financial model which computes the historical rate of return on the various asset classes (equities, debt, others) contained in the portfolio and projects the inflation adjusted real rate of return for the future. Assumptions concerning discount rates and rates of increase in compensation levels are determined based on the current economic environment at the end of each respective annual reporting period. The company evaluates the funded status of each of its retirement plans using these current assumptions and determines the appropriate funding level considering applicable regulatory requirements, reporting considerations and other factors. Recent decreases in long-term interest rates have the effect of increasing plan liabilities and if expected returns on plan assets are not achieved, future funding obligations could increase substantially. Assuming no changes in current assumptions, the company expects to contribute approximately $1,726,000 for the calendar year 2005.

Notes to Consolidated Financial Statements (Continued)

The following table discloses the amount of benefits expected to be paid in future years (in thousands):

2005	$1,143
2006	1,119
2007	1,116
2008	1,095
2009	1,069
2010 – 2014	5,116
Totals	$10,658

The pension plan’s accumulated benefit obligation was $14,816,000 at December 31, 2004 and $16,558,000 at December 31, 2003. The unrecognized prior service cost and the unrecognized net loss are being amortized on a straight-line basis over the average future service of employees expected to receive benefits under the plans. The unrecognized net obligation at transition is being amortized on a straight-line basis over 15 years. The measurement dates used to determine pension benefits were December 31, 2004 and 2003.

The company maintains a trust which holds the assets of the plan. The investment of assets in defined benefit plans is based on the expected long-term capital market outlook. Asset return assumptions utilizing historical returns and investment manager forecasts are set forth for each major asset category including domestic equities and government and corporate market debt. Investment allocations are determined by the Board of Directors. Long-term allocation guidelines are set and expressed in terms of a target range allocation for each asset class to provide portfolio management flexibility. The asset allocation is diversified to maintain risk at a reasonable level without sacrificing return. Factors including the future growth in the number of plan participants and forecasted benefit obligations, inflation and the rate of salary increases are also considered in developing asset allocations and target return assumptions.

8   Operating Segments

The Company reports segment data pursuant to SFAS No. 131 “Disclosures about Segments of an Enterprise and Related Information. Reinhold is a manufacturer of advanced custom composite components and sheet molding compounds for a variety of applications in the United States and Europe. The Company generates revenues from four operating segments: Aerospace, CompositAir, Commercial and NP Aerospace. Management has determined these to be Reinhold’s operating segments based upon the nature of their products. Aerospace produces a variety of products for the U.S. military and space programs. CompositAir produces components for the commercial aircraft seating industry. The Commercial segment produces lighting housings and pool filter tanks. NP Aerospace produces products for law enforcement, lighting, military, automotive and commercial aircraft.

As of January 1, 2003, the Thermal Insulation operating segment has been consolidated with the Aerospace operating segment. On December 17, 2004, the Company sold its Samuel Bingham Enterprises, Inc. subsidiary, previously reported as a separate operating segment. All prior periods have been adjusted to conform with the current presentation.

Notes to Consolidated Financial Statements (Continued)

The information in the following table is derived directly from the segment’s internal financial reporting for corporate management purposes (in thousands).

	YEARS ENDED DECEMBER 31,
	2004	2003	2002
Net sales
Aerospace	$ 24,234	22,255	19,250
CompositAir	4,716	5,250	6,538
Commercial	3,281	3,473	2,877
NP Aerospace	25,508	19,317	13,285
Total sales	$ 57,739	50,295	41,950
Income before income taxes from continuing operations
Aerospace	$ 8,051	7,106	6,792
CompositAir	(546)	261	450
Commercial	376	108	221
NP Aerospace	4,627	3,832	1,614
Unallocated corporate expenses	(1,706)	(1,109)	(1,671)
Total income before income taxes from continuing operations	$ 10,802	10,198	7,406
Depreciation and amortization
Aerospace	$ 340	367	355
CompositAir	229	216	194
Commercial	148	129	127
NP Aerospace	276	324	282
Unallocated corporate	337	240	134
Total depreciation and amortization	$ 1,330	1,276	1,092
Capital expenditures
Aerospace	$ 394	1,113	1,054
CompositAir	52	214	95
Commercial	31	358	437
NP Aerospace	64	327	382
Unallocated corporate	165	238	134
Total capital expenditures	$ 706	2,250	2,102
Total assets
Aerospace	$ 12,266	11,077
CompositAir	2,564	2,635
Commercial	1,503	1,598
NP Aerospace	13,858	11,220
Assets held for sale	—	7,999
Unallocated corporate	9,255	9,261
Total assets	$ 39,446	43,790
Goodwill
Aerospace	$ 2,360	2,360
CompositAir	161	161
Assets held for sale	—	1,265
Total goodwill	$ 2,521	3,786

Notes to Consolidated Financial Statements (Continued)

The table below presents information related to geographic areas in which Reinhold’s customers were located (in thousands):

	YEARS ENDED DECEMBER 31,
	2004	2003	2002
Net sales
North America	$ 29,564	27,296	23,767
United Kingdom	24,315	19,726	13,807
Greece	586	—	2,518
Germany	1,901	1,526	1,706
Italy	—	914	—
All other	1,373	833	152
Net sales	$ 57,739	50,295	41,950

The table below presents information related to geographic areas in which Reinhold operated (in thousands):

	DECEMBER 31,	DECEMBER 31,
	2004	2003
Total assets
North America	$25,588	24,571
United Kingdom	13,858	11,220
Assets held for sale	—	7,999
Total assets	$39,446	43,790
Long-lived assets
North America	$13,235	11,260
United Kingdom	1,913	1,984
Assets held for sale	—	5,294
Long-lived assets	$15,148	18,538

9   Commitments and Contingencies

Leases   The Company leases certain facilities and equipment under operating leases expiring through 2014. Certain facility leases are subject to annual escalations of approximately 1% to 3%. Total rental expense on all operating leases approximated $888,000, $716,000 and $737,000 for 2004, 2003 and 2002, respectively.

Minimum future rental commitments under noncancelable operating leases and aggregate future minimum rentals under noncancelable subleases at December 31, 2004 are as follows (in thousands):

	OPERATING LEASE COMMITMENTS	SUBLEASE INCOME
2005	$766	46
2006	749	31
2007	738	—
2008	739	—
2009	744	—
Thereafter	5,430	—
	$9,166	77

Notes to Consolidated Financial Statements (Continued)

LEGAL PROCEEDINGS   The Company has been informed that it may be a potentially responsible party (“PRP”) under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”), with respect to certain environmental liabilities arising at the Valley Forge National Historical Park Site (“Valley Forge Site”) located in Montgomery County, Pennsylvania and at a site formerly known as the Casmalia Resources Hazardous Waste Management Facility, located in Santa Barbara County, California (“Casmalia Site”). CERCLA imposes liability for the costs of responding to a release or threatened release of “hazardous substances” into the environment. CERCLA liability is imposed without regard to fault. PRPs under CERCLA include current owners and operators of the site, owners and operators at the time of disposal, as well as persons who arranged for disposal or treatment of hazardous substances sent to the site, or persons who accepted hazardous substances for transport to the site. Because PRPs’ CERCLA liability to the government is joint and several, a PRP may be required to pay more than its proportional share of such costs. Liability among PRPs, however, is subject to equitable allocation through contribution actions.

On June 16, 2000 the U.S. Department of Justice notified the Company that it may be a PRP with respect to the Valley Forge Site and demanded payment for past costs incurred by the United States in connection with the site, which the Department of Justice estimated at $1,753,726 incurred by the National Park Service (“NPS”) as of May 31, 2000 and $616,878 incurred by the United States Environmental Protection Agency (“EPA”) as of November 30, 1999. Payment of these past costs would not release the Company from liability for future response costs.

Management believes that in or about 1977, the Company’s predecessor, Keene Corporation (“Keene”), sold to the U.S. Department of Interior certain real property and improvements now located within the Valley Forge Site. Prior to the sale, Keene operated a manufacturing facility on the real property and may have used friable asbestos, the substance which gives rise to the claim at the Valley Forge Site.

On December 30, 2002, the United States District Court for the Southern District of New York approved and entered a Consent Decree agreed upon by the United States and the Company settling the claims asserted by the National Park Service against the Company. The United States and the Company stipulated that the EPA will not seek reimbursement of its response costs with respect to the Valley Forge Site and that the Company’s claim for a declaratory judgment with respect to those costs may be dismissed with prejudice.

Under the terms of the Consent Decree, the Company was obligated to pay $500,000 to the Department of the Interior. In return, the Company has received from the United States a covenant not to sue, subject to certain limited exceptions, for claims under CERCLA Sections 106, 107 and 113 and RCRA Section 7003 relating to the Site. The payment to the Department of the Interior was made on January 23, 2003.

In September 2002, in accordance with SFAS No. 5, Accounting for Contingencies, the Company recorded a reserve of $500,000 for the estimated cost to conclude this matter. These costs were included in the December 31, 2002 balance sheet as a component of “Accrued Expenses.”

Pursuant to the Consent Decree and CERCLA Section 113(f)(2), the Company’s settlement with the United States bars any other party from asserting claims for contribution for any response costs incurred with respect to the Valley Forge Site by the United States, any State or other governmental entity, or any other party.

Notes to Consolidated Financial Statements (Continued)

With respect to the Casmalia Site, on August 11, 2000, the EPA notified the Company that it is a PRP by virtue of waste materials deposited at the site. The EPA has designated the Company as a “de minimis” waste generator at this site, based on the amount of waste at the Casmalia Site attributed to the Company. The Company is not currently a party to any litigation concerning the Casmalia Site, and based on currently available data, the Company believes that the Casmalia Site is not likely to have a material adverse impact on the Company’s consolidated financial position or results of operations.

The Company is involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material effect on the Company’s financial position, results of operations, or liquidity.

INSURANCE   Due to a significant increase in workers compensation insurance premiums, on November 1, 2003, the Company changed its insurance for workers compensation costs from fully insured to a partially self-insured basis. The Company is now responsible for payment of all workers compensation costs to a maximum of $250,000 per individual claim and $1,250,000 in the aggregate. Claims paid by the insurance company as well as the estimated future costs to be incurred are recorded as expenses on a monthly basis. In addition, the Company was required to provide our insurance company with a irrevocable Letter of Credit in the amount of $600,000. As of December 31, 2004, $600,000 of the Letter of Credit was unused.

The policy period extended through October 2004. At that time, claims experience was reviewed and a determination was made to not continue on a partially self-insured basis. As of December 31, 2004, based on information provided to us by the insurance company, approximately $118,000 was accrued for future losses associated with the expired policy period.

PURCHASE COMMITMENTS   Obligations under non-cancellable purchase orders at December 31, 2004 totalled approximately $ 6.0 million.

10   Business and Credit Concentrations

The Company’s principal customers are prime contractors to the U.S. Government, other foreign governments and aircraft seat manufacturers.

Sales to each customer that exceed 10% of total net sales for the periods presented and the operating segment that realized the sale were as follows (in thousands):

	YEARS ENDED DECEMBER 31,
	2004	2003	2002
Alliant Techsystems (Aerospace)	$ 18,256	19,324	14,853
Ministry of Defence—United Kingdom (NP Aerospace)	$ 15,772	10,802	4,344
B/E Aerospace (CompositAir and NP Aerospace)	*	*	4,935

*                    Sales to these customers were less than 10% of total net sales for the period.

Alliant Techsystems accounted for approximately 14% of the Company’s accounts receivable balance at December 31, 2004 and December 31, 2003 before any adjustments for the allowance for doubtful accounts. B/E Aerospace accounted for approximately 8% of the Company’s accounts receivable balance at December 31, 2002 before any adjustments for the allowance for doubtful accounts. The United Kingdom’s Ministry of Defence accounted for approximately 34% of the Company’s accounts receivable balance at December 31, 2004 and 20% of the Company’s accounts receivable balance at December 31, 2003 before any adjustments for the allowance for doubtful accounts. No other customer exceeded 10% of

Notes to Consolidated Financial Statements (Continued)

the Company’s gross accounts receivable balance. The Company estimates an allowance for doubtful accounts based on the creditworthiness of its customers as well as general economic conditions. Consequently, an adverse change in those factors could affect the Company’s estimate of its bad debts.

11   Related Party Transactions

On June 3, 1999, Reinhold entered into a two year agreement with Hammond, Kennedy, Whitney and Company (“HKW”), a private equity firm, to provide Reinhold and its subsidiaries with advice regarding strategic direction and merger and acquisition activities, including identifying potential acquisition candidates, for a fee of $20,000 per month. The agreement is automatically renewed thereafter for successive one year periods, unless termination notification is provided by either party within 120 days of the renewal date. Mssrs. Ralph R. Whitney, Jr., Andrew McNally, IV and Glenn Scolnik, all members of the Board of Directors of Reinhold, are principals of HKW.

12   Quarterly Summary of Information (Unaudited)

Summarized unaudited financial data is as follows (in thousands, except per share data):

	THREE MONTHS ENDED
	March 31,	June 30,	September 30,**	December 31,
2004
Net sales	$12,616	15,532	13,841	15,750
Gross profit	$3,976	5,358	4,727	6,050
Net income from continuing operations	$1,349	1,919	1,579	1,100
Net income (loss)	$1,179	1,686	(2,171)	416
Net earnings (loss) per share:
Basic—continuing operations	$0.46	0.65	0.52	0.34
Diluted—continuing operations	$0.42	0.60	0.50	0.33
Basic—discontinued operations	$(0.06)	(0.08)	(1.23)	(0.21)
Diluted—discontinued operations	$(0.06)	(0.08)	(1.23)	(0.21)
Basic	$0.40	0.57	(0.71)	0.13
Diluted	$0.37	0.53	(0.71)	0.13
2003
Net sales	$11,963	13,526	11,988	12,818
Gross profit	$4,199	5,055	4,173	4,352
Net income from continuing operations	$1,624	1,970	1,419	1,371
Net income	$1,524	1,880	1,211	1,109
Net earnings per share:
Basic—continuing operations	$0.56	0.67	0.48	0.47
Diluted—continuing operations	$0.54	0.64	0.45	0.43
Basic—discontinued operations	$(0.03)	(0.03)	(0.07)	(0.09)
Diluted—discontinued operations	$(0.03)	(0.03)	(0.07)	(0.09)
Basic	$0.52	0.64	0.41	0.38
Diluted	$0.50	0.61	0.39	0.35

**             As restated

Annex A

DATED September 26, 2005

(1)              REINHOLD INDUSTRIES INC

(2)              TCG GUARDIAN 2 LIMITED

SHARE SALE AGREEMENT

Gateley Wareing LLP
One Eleven
Edmund Street
Birmingham B3 2HJ

THIS AGREEMENT IS MADE AS A DEED ON:                                                                                     2005

PARTIES:

(1)                                    REINHOLD INDUSTRIES INC, a company incorporated under the laws of the State of Delaware in the United States of America having its registered office at 12827 East Imperial Highway, Santa Fe Springs CA 90670, United States of America; and

(2)                                    TCG GUARDIAN 2 LIMITED a company incorporated and registered in England and Wales (number 5564065) having its registered office at 473 Foleshill Road, Coventry CV6 5AQ.

INTRODUCTION:

(A)                                 The Vendor is the registered holder and legal and beneficial owner of the Shares.

(B)                                  The Vendor has agreed to sell and the Purchaser has agreed to purchase the Shares on and subject to the terms and conditions contained in this Agreement.

1.              Definitions

In this Agreement unless the context otherwise requires the following definitions will apply:-

“Accounts”

means the audited financial statements (including the notes and the directors’ and auditors’ reports annexed thereto) of the Company and its Subsidiary for the three accounting periods ended on the Accounts Date;

“Accounts Date”	means 31 December 2004;
“Acquirer”	has the meaning given in Clause 12.9;
“Agreed Form”	means in a form agreed between the parties and, for the purposes of identification only, initialled by or on behalf of each of them;
“Aircraft Seating Business”	means the business of manufacturing and selling seating for aircraft as carried on by the Company prior to the date of this Agreement;
“Assumption Agreement”	has the meaning given in Clause 12.9;
“Auditors”	means Ernst & Young, LLP;
“Business Day”	means any day (other than a Saturday, Sunday or public holiday) on which banks in the City of London are generally open for business;
“CA”	means the Companies Act 1985 as amended;
“Claim”	means any claim made by the Purchaser against the Vendor in relation to this Agreement;
“Company”	means NP Aerospace Limited, details of which are set out in Schedule 2;
“Completion”	means completion of this Agreement in accordance with Clause 7;
“Completion Accounts”	has the meaning given in Schedule 7;
“Completion Date”	means close of business on the date that Completion occurs;
“Conditions”	means the conditions set out in Clause 5.1;

“Connected Person”	has the same meaning as in section 839 of ICTA;
“Debt”	has the meaning given in Schedule 7;
“Deed of Non-Compete”	means a deed of non-compete in the Agreed Form given on behalf of the Company in respect of the Aircraft Seating Business;
“Disclosure Letter”

means the letter of the same date as this Agreement (together with a bundle of documents referred to in it) from the Vendor to the Purchaser containing the disclosures against the Warranties and the Tax Warranties;

“Environment”	means air, water and land, all living organisms and natural or man-made structures;
“Environmental Insurance Agreed Terms”	means the terms of the pollution legal liability insurance programme in the Agreed Form;
“Environmental Law”

means any applicable statutes subordinate legislation and other national federal European Union state and local laws (including common law) rules regulations orders notices decisions directives ordinances judgments or injunctions and judicial and administrative interpretation of each of the foregoing each as is valid and enforceable at Completion which relates or applies to Environmental Matters;

“Environmental Matters”

the protection of human health, the protection and condition of the Environment, the condition of the workplace, the generation, transportation, storage, treatment, emission, deposit and disposal of any Hazardous Substance or Waste;

“the Firm”	has the meaning given in Schedule 7;
“Freehold Property”	means the freehold property owned by the Company, details of which are set out in part two of Schedule 3;
“Hazardous Substances”

means any natural or artificial substance (whether solid, liquid or gas and whether alone or in combination with any other substance or radiation) capable of causing harm to any human or other living organism or the Environment;

“Hive Up Agreement”	means the agreement in the Agreed Form transferring the Aircraft Seating Business to be entered into immediately prior to Completion and made between the Vendor and the Company;
“ICTA”	means the Income and Corporation Taxes Act 1988;
“Insurance Proposal Form”	means the AIG pollution liability proposal form which forms part of the Environmental Insurance Agreed Terms;
“Intellectual Property”

means patents, trademarks, service marks, registered designs, applications for any of them, design rights, copyright, database rights, inventions, confidential information, know-how, internet domain names and business names (whether registerable or not) in any country;

“Leasehold Properties”	means the leasehold properties occupied by the Company, details of which are set out in part one of Schedule 3;

“Management Accounts”	means the unaudited management accounts of the Company and its Subsidiary for the period from the Accounts Date to the Management Accounts Date;
“Management Accounts Date”	means 31 August 2005;
“Material Adverse Event”

means an event arising after the date of this Agreement and before Completion which has a material and adverse effect on the assets, liabilities, business, condition (financial or otherwise) or operations (including financial results of operations) of the Company and the Subsidiary as a whole;

“Material Liability”	has the meaning given in Clause 5.9;
“Net Working Capital”	has the meaning given in Schedule 7;
“OFAC”	has the meaning given in paragraph 10.8 of Schedule 4;
“Other Filings”	has the meaning given in Clause 5.4;
“PL Claim”	has the meaning given in Schedule 6;
“Pension Scheme”	means the Scottish Widows managed NP Aerospace Group Personal Pension Scheme;
“Previously-owned Land and Buildings”

means land and buildings that have, at any time before the date of this agreement, been owned (under whatever tenure) and/or occupied and/or used by the Company or its Subsidiary, but which are either no longer owned, occupied or used by the Company or its Subsidiary, or are owned, occupied or used by one of them but pursuant to a different lease, licence, transfer or conveyance;

“Product Liability”	has the meaning given in paragraph 13.1 of Schedule 4;
“Prohibited Activities”

means the design and manufacture of ballistic and performance composites for use in helmets, body armour and personal protection systems, light armoured vehicles, medical systems, armour plating and protection systems for vehicles in the military sector and insofar as they relate to personal protection and armoured vehicles in the military sector sub-systems and trade mouldings, as undertaken by the Company in the 12 months prior to Completion;

“Properties”	means the Freehold Property and the Leasehold Properties;
“Proxy Statement”	has the meaning given in Clause 5.3.2;
“Purchaser”	means TCG Guardian 2 Limited;
“Purchaser’s Group”	means, from time to time, the Purchaser, its sole shareholder, TCG Guardian 1 Limited or any subsidiary of the Purchaser or TCG Guardian 1 Limited;
“Purchase Price”	means £30,000,000;
“Purchaser’s Solicitors”	means Latham & Watkins of 99 Bishopsgate, London EC2M 3XF;

“Recognised Investment Exchange”	has the same meaning as in section 285 of the Financial Services and Markets Act 2000;
“Relevant Claim”	has the meaning given in paragraph 2.1 of Schedule 6;
“Relevant Third Party Claim”	has the meaning given in paragraph 7 of Schedule 6;
“SEC”	means the Securities and Exchange Commission of the United States of America;
“Shares”	means the entire issued share capital of the Company;
“Shareholders’ Meeting”	has the meaning given in Clause 5.3.1;
“Subsidiary”	means NP Aerospace Jordan WLL, a company incorporated in the Hashemite Kingdom of Jordan;
“Supplemental Disclosure Letter”

means the letter of the same date as the Completion Date (together with a bundle of documents referred to in it) from the Vendor to the Purchaser containing certain supplemental disclosures against the Warranties and the Tax Warranties repeated in accordance with Clause 8.1;

“Tax” or “Taxation”	has the meaning given to it in Schedule 5 (Taxation);
“Tax Covenant”	means the covenants relating to Tax contained in Part 2 of Schedule 5;
“Tax Warranties”	means the warranties relating to Tax contained in Part 3 of Schedule 5;
“Termination Date”	has the meaning given in Clause 5.8;
“VAT”	has the meaning given in Schedule 5 (Taxation);
“VATA”	means the Value Added Tax Act 1994;
“Vendor”	means Reinhold Industries Inc;
“Vendor’s Group”

means the Vendor, any holding company or subsidiary or subsidiary undertaking of the Vendor and any subsidiary or subsidiary undertaking of any holding company of the Vendor excluding the Company and the Subsidiary;

“Vendor’s Solicitors”	means Gateley Wareing LLP of One Eleven Edmund Street, Birmingham, B3 2HJ;
“Warranties”	means the warranties set out in Schedule 4;
“Warranty Claim”	means a claim for breach of the Warranties or the Tax Warranties; and
“Waste”	means all waste, including any unwanted or surplus substance irrespective of whether it is capable of being recycled or recovered or has any value.

2.              Interpretation

2.1                                    The headings and table of contents in this Agreement are inserted for convenience only and shall not affect its interpretation or construction.

2.2                                    References in this Agreement to Clauses and Schedules are, unless otherwise stated, references to the Clauses of and Schedules to this Agreement. References to paragraphs are, unless otherwise stated, references to the paragraphs of Schedules to this Agreement.

2.3                                    The Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement.

2.4                                    References in this Agreement to statutes shall include any statutory modification, re-enactment or extension of such statute and any orders, regulations, instruments or other subordinate legislation made pursuant to such statute provided that any modification, re-enactment or extension of such statute and any orders, regulations, instruments or other subordinate legislation made pursuant to such statute shall not impose additional obligations on, or increase the rights of, any party to this Agreement.

2.5                                    In this Agreement, references to:-

2.5.1                           the masculine gender shall include the feminine and neuter and vice versa;

2.5.2                           the singular shall include the plural and vice versa; and

2.5.3                           “persons” shall include bodies corporate, unincorporated associations and partnerships.

2.6                                    Any reference to writing or written includes faxes and any non transitory form of visible reproduction or words (but not e-mail).

2.7                                    References to “the Company” in Clauses 6.3, 8 and 12 and in paragraphs 3 and 5 of Schedule 4 shall be deemed also to include the Subsidiary mutatis mutandis save that any deemed reference to the Subsidiary in Clause 6.3 shall be qualified by the fact that the Company only owns 51% of the entire issued share capital of the Subsidiary and accordingly be limited by those actions that the Company is able to take.

2.8                                    None of the Warranties or Tax Warranties shall be deemed to include any reference to the Aircraft Seating Business.

2.9                                    Any reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term provided in each case that any such approximate legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept does not impose additional obligations or liabilities on any party in excess of those that would have been imposed under the relative English legal term.

2.10                             All undertakings, obligations and liabilities of the Purchaser under this Agreement shall be deemed to be given on a joint and several basis with the sole member of the Purchaser, TCG Guardian 1 Limited.

3.              Sale and Purchase of Shares

3.1                                    The Vendor agrees to sell and the Purchaser agrees to purchase all the Shares free from all encumbrances and with the benefit of all rights and advantages attaching to them as at Completion.

3.2                                    The Shares shall be sold with full title guarantee and, subject to Clause 6.4, with the benefit of all other dividends and distributions declared, made and paid since the date of this Agreement.

3.3                                    Neither party shall be obliged to complete this Agreement unless the sale and purchase of all of the Shares is completed at the same time.

3.4                                    The Vendor:-

3.4.1                           waives any right of pre-emption over or in respect of the Shares (or any of them) which have been conferred on it under the articles of association of the Company; and

3.4.2                           undertakes to procure that any right of pre-emption over any of the Shares which is vested in any other persons is waived.

4.              Consideration

4.1                                    The consideration for sale and purchase of the Shares shall be the Purchase Price, subject to any adjustment provided for in Schedule 7.

4.2                                    The Purchase Price shall be paid in cash in full on Completion and, unless the Vendor directs otherwise, shall be sent to LaSalle Bank NA, 135 S. LaSalle Street, Chicago, IL 60603, being the Vendor’s bank, with account number xxxxxxxxx, swift code LASLUS44, ABA number 071000505 and account name Reinhold Industries, Inc.

4.3                                    The receipt of the Vendor will give a good discharge to the Purchaser for the Purchase Price and the Purchaser shall not be obliged to see to the application of such monies.

5.              Conditions

5.1                                    Completion of the sale and purchase of the Shares is conditional upon:

5.1.1                           the passing at a duly convened and held Shareholders’ Meeting of a resolution to approve the sale of the Shares; and

5.1.2                           no Material Adverse Event having occurred.

5.2                                    The Vendor shall use its reasonable endeavours to procure the satisfaction of the Condition set out in Clause 5.1.1.

5.3                                    The Vendor undertakes to the Purchaser that it shall:

5.3.1                           duly call, give notice of, convene and hold a meeting of its shareholders (“the Shareholders’ Meeting”), to be held as soon as practicable after the date of this Agreement, for the purpose of approving the sale of the Shares and Completion of this Agreement;

5.3.2                           include in a proxy statement to be prepared on behalf of the Vendor and sent to the Vendor’s shareholders (“the Proxy Statement”):

5.3.2.1                the recommendation of the board of the directors of the Vendor that the shareholders of the Vendor vote in favour of the approval and adoption of this Agreement; and

5.3.2.2                a statement that it is the determination of the board of directors of the Vendor that this Agreement is in the best interests of, the shareholders of the Vendor;

5.3.3                           as soon as practicable after exchange of this Agreement, prepare and file a preliminary Proxy Statement with the SEC and respond promptly to any comments made by the SEC with respect to the Proxy Statement (in each case with a copy being sent to the Purchaser) and any preliminary version thereof and cause the Proxy Statement to be mailed to its shareholders at the earliest practicable time after responding to all such comments to the satisfaction of the staff of the SEC and to obtain the necessary approvals by its shareholders of this Agreement.

5.4                                    The Vendor shall promptly prepare and file any other filings required under the Exchange Act or any other Federal or state securities or corporate laws of the United States relating to this Agreement (“the Other Filings”).

5.5                                    The Vendor shall as soon as reasonably practicable notify the Purchaser of the receipt by it of any material comments from the SEC and of any request of the SEC for material amendments or supplements to the Proxy Statement or by the SEC or any other governmental officials with respect to any Other Filings or for additional information if it is reasonably likely that such receipt will have an impact upon the timing of Completion.

5.6                                    At the Shareholders’ Meeting the Vendor shall use reasonable endeavours to ensure that a majority of the outstanding shares of the Vendor are voted in favour of approval and adoption of this Agreement.

5.7                                    Should the Vendor or the Purchaser become aware of anything which will or is reasonably likely to prevent the Conditions from being satisfied it shall disclose the same to the other party as soon as reasonably practicable and in any event before Completion and within two Business Days of it becoming aware of the matter.

5.8                                    In the event that the Condition in Clause 5.1.1 is not satisfied (or waived by the Purchaser) within 120 days of the date of this Agreement (“the Termination Date”), the Purchaser may at its option rescind this Agreement by notice in writing to the Vendor and the Vendor shall promptly pay £2,000,000 to the Purchaser in immediately available funds in full and final settlement of all Claims.

5.9                                    If:

5.9.1                           the Condition in Clause 5.1.2 is not satisfied on the Completion Date or it becomes apparent on or before Completion that such Condition will not be satisfied on the Completion Date; or

5.9.2                           the Vendor is or would be at Completion in breach of any of the Warranties repeated in accordance with Clause 8.1 (including any breaches disclosed in the Supplemental Disclosure Letter) where the liability arising from such breach is equal to or greater than £300,000; or

5.9.3                           the Vendor is unable to fulfil the obligations on it under Clause 7 (where such obligations are: (i) wholly within its control, or (ii) relate to documents to be provided to any party providing finance to the Purchaser), then, in any of these circumstances but no others (save in the event of fraud), the Purchaser may at its option either rescind this Agreement by notice in writing to the Vendor and waive its right to make any Claim against the Vendor (save in the event of fraud) or proceed to Completion and waive its right to make any Warranty Claim in respect of any such Material Adverse Event and accept the Supplemental Disclosure Letter and shall not be entitled to bring a Warranty Claim in respect of a breach of the Warranties repeated in accordance with Clause 8.1 to the extent that such breach is fairly disclosed in the Supplemental Disclosure Letter.

5.10                             The Vendor shall not be entitled to rescind this Agreement if during the period between the date of this Agreement and the Completion Date there is a Material Adverse Event or the Vendor is in breach of the Warranties repeated in accordance with Clause 8.1.

5.11                             If the Purchaser rescinds this Agreement pursuant to Clauses 5.8 or 5.9, the rights of the Vendor which have accrued prior to the date of rescission shall continue to exist without prejudice to any other right or remedy available to the Vendor.

5.12                             If the Purchaser rescinds this Agreement pursuant to Clauses 5.8 or 5.9, Clauses 1, 2, 9, 15, 17, 19, 21 and 22 shall survive notwithstanding such rescission.

5.13                             On exchange of this Agreement, the Vendor shall deliver the signed Disclosure Letter to the Purchaser and the Purchaser shall sign a counterpart of the Disclosure Letter and return it to the Vendor.

6.              Pre-Completion Obligations

6.1                                    From the date of this Agreement, the Purchaser and any persons authorised by it, shall upon reasonable notice and during normal business hours be allowed reasonable access to all the premises, books, records and senior employees of the Company and the Vendor shall allow access to the Company’s senior employees and shall (at the Purchaser’s cost) procure the supply of any information reasonably required by the Purchaser relating to the Company provided that the Vendor shall not be obliged to supply any proprietary or confidential information which does not relate to the Company.

6.2                                    The Vendor shall procure that (save only as may be necessary to give effect to this Agreement) neither the Vendor nor any member of the Vendor’s Group shall do any act or allow any omission before Completion which would constitute a Material Adverse Event.

6.3                                    In addition and without limiting the effect of Clause 6.2, the Vendor shall so far as it is able procure that from the date of this Agreement until Completion:

6.3.1                           the business of the Company is carried on in the usual and normal course;

6.3.2                           the Company takes all reasonable steps to preserve the goodwill of its business; and

6.3.3                           (subject to the fiduciary or other legal duties of the Company’s directors) the Company shall not without the prior consent in writing of the Purchaser (such consent not to be unreasonably withheld or delayed):

6.3.3.1                make any alteration to its memorandum or articles of association or any other document or agreement establishing, evidencing or relating to its constitution or operation; or

6.3.3.2                alter the nature or scope of its business;

6.3.3.3                manage its business otherwise than in accordance with its business and trading policies and practice to date, except as may be necessary to comply with changes in the law; or

6.3.3.4                enter into any transaction other than on arms’ length terms; or

6.3.3.5                acquire (whether by one transaction or by a series of transactions) the whole or a substantial or material part of the business, undertaking or assets of any other person; or

6.3.3.6                incur or reduce any capital expenditure in excess of £50,000 other than in the ordinary course of business; or

6.3.3.7                other than in the ordinary course of its business, take any loans, borrowings or other form of funding or financial facility or assistance, or enter into any foreign exchange contracts, interest rate swaps, collars, guarantees or agreements or other interest rate instruments or any contracts relating to derivatives or differences, or in respect of which the financial outcome is to any extent dependent upon future movements of an index or rate of currency exchange or interest, or in the future price of any securities or commodities; or

6.3.3.8                other than in the ordinary course of its business, grant any loans or other financial facilities or assistance to or any guarantees or indemnities for the benefit of any person or create or allow to subsist any encumbrance over the whole or any part of its undertaking, property or assets; or

6.3.3.9                enter into any joint venture, partnership or agreement for the sharing of profits or assets; or

6.3.3.10         enter into any death, retirement, profit sharing, bonus, share option, share incentive or other scheme for the benefit of any of its officers or employees or make any variation (including, but without limitation, any increase in the rates of contribution) to any such existing scheme or effect any key man insurance; or

6.3.3.11         commence, compromise or discontinue any legal or arbitration proceedings (other than routine debt collection); or

6.3.3.12         prematurely repay or prepay any loans, borrowings or other financial facilities or assistance made available to it; or

6.3.3.13         terminate (without cause) the employment or office of any of its directors, officers or senior employees (here meaning an employee whose present gross annual remuneration exceeds £40,000) or appoint any new director, officer or senior employee or consultant or materially alter the terms of employment or engagement of any director, senior employee or consultant; or

6.3.3.14         make or permit any amendment, variation, deletion, addition, renewal or extension to or of, or terminate or give any notice or intimation of termination of, any contract or arrangement where the aggregate amount payable or receivable by the Company thereunder exceeds £25,000 or breach or fail to comply with the terms of any contract or arrangement; or

6.3.3.15         make any offer or tender, or the like, which is capable of being converted into an obligation of the Company in excess of £25,000 by an acceptance of any other person; or

6.3.3.16         enter into any agreement or obligation to do anything prohibited by Clauses 6.3.3.1 to 6.3.3.15 inclusive.

6.4                                    The Purchaser acknowledges that the Company is intending to declare, make or pay a dividend or dividends to the Vendor in the period between the date of this Agreement and the Completion Date and that such dividend or dividends shall not be subject to Schedule 7. The Vendor agrees to provide the Purchaser with details of any such dividend declared, made or paid in this period.

6.5                                    Nothing in Clause 6.3 shall prevent the completion of the Hive Up Agreement.

7.                                           Completion

Completion of the sale and purchase of the Shares shall take place at the offices of the Vendor’s Solicitors as soon as reasonably practicable, but not later than 7 Business Days after this Agreement ceases to be subject to the Conditions. On Completion:-

7.1                                    the Vendor shall deliver or make available to the Purchaser:-

7.1.1                           duly executed transfers of the Shares in favour of the Purchaser;

7.1.2                           the certificates for the Shares (or a duly executed indemnity in the Agreed Form in respect of any missing, lost or destroyed certificates);

7.1.3                           the common seal, certificates of incorporation, any certificate of incorporation on change of name and statutory books of the Company made up to the Business Day before the Completion Date;

7.1.4                           the written resignations in the Agreed Form of M T Furry and B R Meinsen as directors and B R Meinsen and GW Secretaries Limited as joint secretaries of the Company;

7.1.5                           the title deeds to the Properties;

7.1.6                           powers of attorney in the Agreed Form in relation to the exercise of rights attaching to the Shares during the period commencing on Completion and ending on the date upon which is no later than two months after the date of Completion;

7.1.7                           evidence reasonably satisfactory to the Purchaser that the transaction contemplated by the Hive Up Agreement has taken place;

7.1.8                           the Hive Up Agreement duly executed by the Vendor and the Company;

7.1.9                           evidence reasonably satisfactory to the Purchaser that the policy of insurance detailed in the Environmental Insurance Agreed Terms has been put on risk, the relevant premium has been paid and the policy document has been (or will be) issued and is (or will be) in the possession of the Company;

7.1.10                    a deed of release and, if applicable, a form DS1 in the Agreed Form signed by or on behalf of Lasalle National Bank Corporation; and

7.1.11                    all other documentation in the Agreed Form to which the Vendor is a party, duly executed by the Vendor;

7.2                                    the Vendor shall procure that a board meeting of the Company is held at which:-

7.2.1                           such persons as the Purchaser may nominate as directors and secretary are appointed;

7.2.2                           the share transfers referred to in Clause 7.1.1 are approved, subject only to stamping; and

7.2.3                           its registered office is changed to 473 Foleshill Road, Coventry, West Midlands CV6 5AQ;

7.3                                    the Purchaser shall:-

7.3.1                           deliver to the Vendor a certified copy of the minutes of a meeting of the Purchaser’s board of directors approving, inter alia, the entry by the Purchaser into, and performance of, this Agreement and all documents in the Agreed Form;

7.3.2                           pay the Purchase Price together with any amounts owed by the Company to the Vendor to the Vendor in accordance with Clause 4.2;

7.3.3                           pay an amount of £246,989.40 (also to the account detailed in Clause 4.2) being the amount of the premium payable in accordance with the Environmental Insurance Agreed Terms less £100,000;

7.3.4                           procure the delivery by the Company of a duly executed counterpart of the Deed of Non-Compete; and

7.3.5                           deliver to the Vendor a counterpart of the Supplemental Disclosure Letter and all other documents in the Agreed Form to which the Purchaser is a signatory each duly executed by the Purchaser.

7.4                                    The Vendor shall deliver to the Purchaser a draft of the Supplemental Disclosure Letter in substantially final form no less than 3 Business Days prior to the Completion Date.

8.                                           Warranties

8.1                                    The Vendor warrants to the Purchaser in the terms of the Warranties and the Tax Warranties as at the date of this Agreement.  The Vendor further agrees to warrant in the terms of the Warranties and the Tax Warranties immediately prior to Completion by reference to the facts and circumstances subsisting at that time.

8.2                                    Where any Warranties or Tax Warranties are given subject to a qualification by reference to the awareness, knowledge or belief of the Vendor, they are given (unless otherwise specified) on the basis that the Vendor has carried out all reasonable enquiries of Roger Medwell, Mike Linton, Baljit Shergill, Vaughn Collins into the subject matter of the Warranty or the Tax Warranty (as the case may be) and additionally all reasonable enquiries of Martin Cheese and Michael Furry in relation to Warranty 29 (environmental) only.

8.3                                    Subject to Clause 8.7, the Warranties and the Tax Warranties are given subject to and are qualified by all facts, matters and information fairly disclosed in the Disclosure Letter and the Warranties and the Tax Warranties as repeated at Completion in accordance with Clause 8.1 are given subject to and are qualified by all facts, matters and information fairly disclosed in the Disclosure Letter and in the Supplemental Disclosure Letter.

8.4                                    Each of the Warranties and the Tax Warranties is intended to give rise to a separate and independent obligation on the part of the Vendor.

8.5                                    Save in the event of fraud or dishonesty the Vendor agrees with the Purchaser to waive any right which it has in respect of any misrepresentation, inaccuracy or omission in any information supplied or given by the Company’s employees to the Vendor in enabling it to give the Warranties. Any of the Company’s employees may (subject to the consent of the Purchaser) enforce the terms of this Clause 8.5 subject to and accordance with the Contracts (Rights of Third Parties) Act 1999, however their consent to any amendment of this Clause is not required.

8.6                                    Without prejudice to Clause 8.3, the Vendor shall (i) notify the Purchaser of any matter which is a breach of the Warranties or the Tax Warranties, and (ii) disclose in the Supplemental Disclosure Letter, any matter which arises after the date of this Agreement and before Completion which is or would be a breach of the Warranties or the Tax Warranties when repeated immediately prior to Completion but not, for the avoidance of doubt any matter which was in existence at the date of this Agreement.

8.7                                    Notwithstanding Clause 8.4, the Purchaser agrees with the Vendor that the only Warranties to be given in relation to Environmental Matters are those set out in paragraph 29 of Schedule 4 and the facts matters and information fairly disclosed against each individual Warranty in paragraphs 29.1 to 29.8 of Schedule 4 shall be such facts, matters and information as are specifically disclosed against each individual Warranty in paragraphs 29.1 to 29.8 of Schedule 4.

9.              Limitations

The Purchaser agrees with the Vendor that all Claims shall be limited by the provisions of Schedule 6 which shall remain in full force and effect and applicable in all circumstances and shall not be discharged in whole or in part by any actual or alleged breach of any term of this Agreement.

10.                                    Purchaser’s Undertakings

10.1                             The Purchaser warrants to the Vendor that it is not actually aware of any fact, matter or circumstance that constitutes a breach of any Warranty or Tax Warranty and which will give rise to any Claim against the Vendor.

10.2                             The Purchaser warrants to the Vendor as at the date of this Agreement that:

10.2.1                    it has the corporate power to enter into and perform this Agreement and any other deeds and agreements to be entered into pursuant to this Agreement;

10.2.2                    this Agreement (and the agreements to be entered into pursuant to this Agreement) should, when executed, constitute obligations binding on the Purchaser in accordance with their terms;

10.2.3                    the signing of, and the performance by the Purchaser of its obligations pursuant to, this Agreement (and any agreements to be entered into pursuant to this Agreement) should not breach any obligation under:

10.2.3.1         any material contract or agreement to which the Purchaser is a party; or

10.2.3.2         any order, judgement, ordinance or regulation imposed by any regulatory body or court having jurisdiction over the Purchaser;

10.2.4                    no consent, authorisation licence or approval of the shareholders of the Purchaser or of any governmental, administrative, judicial or regulatory body or authority is required to authorise the execution delivery, validity, enforceability or admissibility in evidence of this Agreement or any other document in Agreed Form or the performance by the Purchaser of its obligations under them.

10.3                             The Purchaser agrees to warrant in the terms of the warranties set out in Clauses 10.1 and 10.2 on the Completion Date.

10.4                             The Purchaser agrees to keep safe all books and records relating to the Company prior to Completion and to give the Vendor and its respective representatives or advisers (including any insurer) reasonable facilities on reasonable notice to inspect and take copies and extracts from them at all reasonable times and at the Vendor’s expense from the date of this Agreement until the earlier of the sixth anniversary of Completion and any time limit prescribed by law.

10.5                             The Purchaser shall use all reasonable endeavours to procure that, following Completion, the Vendor shall be released from all guarantees, obligations and indemnities given by the Vendor and disclosed in the Disclosure Letter in respect of any of the obligations of the Company. The Purchaser agrees to indemnify the Vendor from and against all losses, liabilities, claims, costs and expenses arising directly or indirectly under such guarantees, obligations and indemnities (whether relating to liabilities incurred prior to or after Completion under such guarantees, obligations and indemnities).

10.6                             The Purchaser acknowledges that:

10.6.1                    all services provided by the Vendor to the Company (including without limitation group insurance arrangements) shall cease with effect from Completion; and

10.6.2                    nothing in this Agreement or the documents in Agreed Form shall be construed as conferring by implication, estoppel or otherwise any rights or licence in any Intellectual Property of the Vendor.

10.7                             The Purchaser shall ensure that:

10.7.1                    except for purely historical references, all references to the Vendor and all links to its website are removed from all internet web pages controlled by the Company within 5 Business Days of Completion;

10.7.2                    all documents, notices or correspondence received by the Purchaser or the Company after Completion which do not relate to the Company are promptly passed to the Vendor;

10.7.3                    it shall cease using the name or logo of the Vendor with immediate effect following Completion;

10.7.4                    it shall remove any reference to the Vendor (and/or its name or logo) from its signage at the Properties and from all motor vehicles within sixteen weeks of Completion;

10.7.5                    it shall remove any reference to the Vendor (and/or its name or logo) from its sales literature, brochures and other promotional materials within eight weeks of Completion.

11.            Vendor’s Undertakings

11.1                             The Vendor shall use all reasonable endeavours to procure that, following Completion, the Company shall be released from all guarantees, obligations and indemnities given by the Company in respect of any of the obligations of the Vendor. The Vendor agrees to indemnify the Purchaser from and against all losses, liabilities, claims, costs and expenses arising directly or indirectly under such guarantees, obligations and indemnities (whether relating to liabilities incurred prior to or after Completion under such guarantees, obligations and indemnities).

11.2                             The Vendor shall ensure that:

11.2.1                    except for purely historical references, all references to the Company and all links to its website are removed from all internet web pages controlled by the Vendor within 5 Business Days of Completion;

11.2.2                    all documents, notices or correspondence received by the Vendor or any member of the Vendor’s Group after Completion which relate to the Company are promptly passed to the Purchaser;

11.2.3                    it shall cease using the name or logo of the Company with immediate effect following Completion;

11.2.4                    it shall remove any reference to the Company (and/or its name or logo) from its signage at the Properties and from all motor vehicles within sixteen weeks of Completion;

11.2.5                    it shall remove any reference to the Company (and/or its name or logo) from its sales literature, brochures and other promotional materials within eight weeks of Completion.

11.3                             To the extent that any of the insurances of the Company (which also cover other companies within the Vendor’s Group) previously in force or in force immediately prior to Completion allow the Company to make or continue claims after Completion in respect of an insured period prior to Completion, the Vendor shall use all reasonable efforts to co-operate with the Purchaser in submitting such claims and the Purchaser shall reimburse and indemnify the Vendor for all costs and expenses of any nature incurred by the Vendor as a result of submitting such claims. To the extent that the Vendor or a member of the Vendor’s Group receives any payment under any policy relating to or arising out of any loss incurred that relates to the business of the Company or its Subsidiary prior to Completion, any such payment shall be remitted by such party to the Purchaser as soon as reasonably practicable after receipt (less, in each case, the reasonable costs and expenses of the Vendor or a member of the Vendor’s Group).

11.4                             The Vendor agrees to indemnify the Purchaser and the Company and hold them harmless from and against any actions, claims, demands and proceedings from time to time made against them and all losses, damages, payments, costs and expenses (including reasonable legal costs and expenses) made, suffered or incurred by them in relation to the Aircraft Seating Business.

12.                                    Restrictions

12.1                             The Vendor undertakes to the Purchaser on behalf of itself and every member of the Vendor’s Group that it will not, without the prior written consent of the Purchaser, for a period of two years following Completion:-

12.1.1                    carry on or be engaged, concerned or financially interested, directly or indirectly in any Prohibited Activities anywhere in the world; or

12.1.2                    solicit or entice any of the senior employees of the Company who were engaged in a managerial capacity or who have had direct contact with major suppliers in the course of their duties to cease working for the Company; or

12.1.3                    knowingly interfere in the relationships between the Company and its suppliers, customers and professional contacts.

12.2                             The Vendor further undertakes to the Purchaser that neither it nor any member of the Vendor’s Group will, without the prior written consent of the Purchaser:-

12.2.1                    hold itself out as having any continuing involvement with the Company;

12.2.2                    disclose or use (or authorise any third party to disclose or use) any confidential information concerning or used by the Company, save to the extent that disclosure of such information is required to satisfy any obligations imposed by law or the rules of any Recognised Investment Exchange or is otherwise required by the Vendor to complete any accounting, taxation or other administrative submissions or returns; or

12.2.3                    use, whether as a trade mark, a company name or trading name the name “NP Aerospace” or any other name or trade mark currently used by the Company in connection with its business activities (or any other names or trade marks which are identical to or liable to be confused with such names).

12.3                             The restrictions contained in Clauses 12.1 and 12.2 shall apply to any action carried out by the Vendor whether on their own behalf or jointly with any other company.

12.4                             Each of the restrictions contained in Clauses 12.1 and 12.2 are to be treated as separate obligations, independent of the others.

12.5                             If, however, any of the restrictions in Clauses 12.2 and 12.3 are found by a court to be illegal, void, invalid, unreasonable or unenforceable under the laws of any jurisdiction then the legality, validity or enforceability of the remainder of this Agreement in that jurisdiction shall not be affected and this Agreement shall not be affected in any other jurisdiction.

12.6                             If any restriction or undertaking is found by any court or other competent authority to be void or unenforceable the parties shall negotiate in good faith to replace such void or unenforceable restriction or undertaking with a valid provision which, as far as possible, has the same commercial effect as that which it replaces.

12.7                             Nothing in Clause 12.1 shall prevent the Vendor from:

12.7.1                    continuing to trade with its existing (or future) customers or suppliers providing that such trade is not in relation to the Prohibited Activities;

12.7.2                    placing a general recruitment advertisement which may come to the attention (but is not specifically directed at) any of the persons referred to in Clause 12.1.2;

12.7.3                    holding shares in any company conferring not more than 5% of the votes ordinarily to be cast at a general meeting of that company.

12.8                             The Purchaser undertakes to the Vendor on behalf of itself and every member of the Purchaser’s Group that they will not, without the prior written consent of the Vendor disclose or use (or authorise any third party to disclose or use) any confidential information concerning the Vendor or any of its Connected Persons which has come into its possession as a result of the negotiation, preparation and completion of this Agreement, save to the extent that disclosure of such information is required to satisfy any obligations imposed by law or the rules of any Recognised Investment Exchange or is otherwise required by the Purchaser to complete any accounting, taxation or other administrative submissions or returns.

12.9                             In the event that the Vendor itself is, or substantially all of the business and assets of the Vendor are, sold to a third party at any time within 18 months of the Completion Date, it shall be a pre-condition to that transaction that the ultimate parent or holding company of such third party or, if inapplicable, the third party purchaser itself (“Acquirer”) enters into a binding agreement

(“Assumption Agreement”) to assume all obligations of the Vendor under this Agreement. In the event that the foregoing conditions are not satisfied, it shall be a pre-condition to such sale that  an escrow account is set up in accordance with Clause 12.11.

12.10                      In the event of a liquidation of the Vendor, it shall be a pre-condition to any resolution for the winding up of the Vendor that an escrow account is set up in accordance with Clause 12.11.

12.11                      If Clauses 12.9 or 12.10 shall apply, the Vendor shall place and maintain the following amounts in escrow (which shall be held in a separately designated account opened in the joint names of the Vendor and the Purchaser and be subject to a duly executed escrow account instruction letter in the Agreed Form) to cover any Claims for the following periods of time until the date which is 18 months from the Completion Date:

12.11.1             5,000,000 commencing on the first day of the first month after the Completion Date and ending at the expiry of the last day of the sixth month after the Completion Date;

12.11.2             3,000,000 commencing on the first day of the seventh month after the Completion Date and ending at the expiry of the last day of the twelfth month after the Completion Date; and

12.11.3             2,000,000 commencing on the first day of the thirteenth month after the Completion Date and ending at the expiry of the last day of the eighteenth month after the Completion Date.

13.                                    Announcements

Save as required by law, the SEC or by the rules of any Recognised Investment Exchange and save in relation to any announcement made or sent by any institutional shareholder of the Vendor to trade press, investors or financial institutions, no announcement relating to the sale and purchase of the Shares shall be made by either party without the prior written consent of the other (which shall not be unreasonably withheld or delayed).

14.                                    Further Assurance

The Vendor shall, at the Purchaser’s cost after Completion, do or procure the doing of such acts and things or sign all such deeds and documents as are necessary or may be reasonably requested by the Purchaser to transfer title to the Shares to the Purchaser pursuant to the terms of this Agreement or otherwise to give the Purchaser the full benefit of this Agreement, save that this obligation shall not extend to the carrying out of any acts or things or the signing of any deeds or documents in relation to any proceedings against the Vendor or the payment by the Purchaser of any stamp duty in relation to the transfer of the Shares.

15.                                    Notices

15.1                             Any notice required to be given pursuant to this Agreement shall unless otherwise provided be in writing signed by, or on behalf, the person issuing the notice. Notices may be served by personal delivery, prepaid first class post (including an internationally recognised business courier) or facsimile transmission:-

15.1.1                    in the case of the Vendor, to its address as set out in Schedule 1 or such other address for service as it may from time to time notify to the Purchaser (with a copy in each case to the Vendor’s Solicitors (Ref: PAH) and to Sommer Barnard, Attorneys PC of One Indiana Square, Suite 3500, Indianapolis, Indiana 46204-2023 (fax number 001 317 713 3699)); and

15.1.2                    in the case of the Purchaser, to its registered office for the time being.

15.2                             Notices served in accordance with Clause 15.1 shall be deemed to have been received:-

15.2.1                    if delivered personally, upon delivery;

15.2.2                    if served by prepaid first class post, at the close of business on the second Business Day after posting; and

15.2.3                    if sent by fax, when despatched, subject to confirmation of uninterrupted transmission by a transmission report, provided that any notice despatched by fax after 17.00 hours (at the place where such fax is to be received) on any day shall be deemed to have been received at 09.30 on the next Business Day.

15.3                             In proving service by post, it will be necessary to prove that the notice was properly stamped, addressed and posted.

15.4                             In this clause, “notice” shall include any request, communication, demand, instruction but shall not apply in relation to the service of any claim form, application notice, order, judgement or other document relating to or in connection with any proceedings.

15.5                             The Vendor appoints Gateley Wareing LLP of One Eleven Edmund Street, Birmingham B3 2HJ (Ref: PAH/41022) as its process agent to receive on its behalf service of process in any proceedings in England. Service upon the process agent shall be good service upon the Vendor whether or not it is forwarded to and received by the Vendor. If for any reason the process agent ceases to be able to act as process agent, or no longer has an address in England, the Vendor irrevocably agrees to appoint a substitute process agent with an address in England acceptable to the Purchaser and to deliver to the Purchaser a copy of the substitute process agent’s acceptance of that appointment within 20 Business Days. In the event that the Vendor fails to appoint a substitute process agent, it shall be effective service for the Purchaser to serve the process upon the last known address in England of the last known process agent for the Vendor notified to the Purchaser, notwithstanding that such process agent is no longer found at such address or has ceased to act.

16.                                    Entire Agreement

The parties acknowledge that this Agreement has been negotiated on the basis that:-

16.1.1                    this Agreement and the related documents in the Agreed Form contain the entire agreement and understanding of the parties in connection with the sale and purchase of the Shares, and supersedes and extinguishes all previous agreements between the parties relating to such sale and purchase;

16.1.2                    this Agreement has been freely negotiated between the parties, each of whom has received independent legal advice; and

16.1.3                    it is reasonable for each party to assume that, unless the other parties have asked for any oral representations to be continued within or incorporated into this Agreement and such oral representations have been continued within or incorporated into this Agreement, it is not relying upon the oral representation, and accordingly the parties agree that no party will in any respect be responsible for any oral representations made to any other party or their respective representatives during the course of negotiations leading to exchange of this Agreement whether under sections 2(1) or 2(2) of the Misrepresentation Act 1967 or otherwise, save to the extent that they are incorporated into this Agreement or have been made fraudulently.

16.2                             No variations to this Agreement shall be effective unless made in writing and signed by all of the parties to this Agreement.

16.3                             If at any time any provision of this Agreement is or becomes unlawful, invalid or unenforceable in any respect, then the legality, validity and enforceability of the remaining provisions of this Agreement shall not be impaired or affected in any way.

16.4                             At Completion, the Vendor will cooperate with the Purchaser to seek to procure that, to the extent permitted, the benefit of all confidentiality and non-disclosure agreements and undertakings entered into with other potential buyers and still in force and effect shall be assigned to the Purchaser, but only to the extent that such assignment relates to the business of the Company and its Subsidiary and is not prevented by the terms of such agreements.

17.                                    Costs

Each party shall bear the costs of its own financial, accounting and legal advice in relation to the preparation, negotiation, signing and completion of this Agreement.

18.                                    Interest

If any moneys due under this Agreement are not paid in full on the due date for payment, they will bear interest at a rate 2% per annum above the base lending rate of HSBC Bank PLC from time to time in force, such interest to be paid monthly in arrears on the last Business Day of each month. Interest will accrue and be payable both before and after judgment and, if not paid when due, will be compounded and itself bear interest in accordance with this Clause 18.

19.                                    Third Party Rights

Unless otherwise stated in this Agreement, no person, other than the Vendor and the Purchaser, may enforce or rely upon this Agreement under the Contracts (Rights of Third Parties) Act 1999.

20.                                    Counterparts

This Agreement may be executed in any number of counterparts and by the parties on different counterparts, each of which when executed and delivered shall be an original. All the counterparts shall together constitute one and the same agreement, which shall be deemed executed when counterparts executed by all of the parties to this Agreement are delivered.

21.                                    General

21.1                             This Agreement shall remain in full force and effect after Completion in respect of any matters or conditions which shall not have been done, observed or performed in full on or before Completion and the Warranties and all other obligations given or undertaken shall, subject to Schedule 6, continue in full force and effect notwithstanding Completion.

21.2                             Following Completion, the Purchaser agrees that a breach by the Vendor of any of the terms of this Agreement shall not entitle the Purchaser to rescind or repudiate this Agreement.

21.3                             The benefit of this Agreement is personal to the parties and no party may assign the benefit of this Agreement to any other person without the prior written consent of the other party save that the Purchaser may assign any or all of its right and benefits under this Agreement to any lender as security for its loan or to any member of the Purchaser’s Group on the conditions that (if assigned to a member of the Purchaser’s Group):

21.3.1                    any such assignee remains a member of the Purchaser’s Group; and

21.3.2                    before such assignee ceases to be a member of the Purchaser’s Group, the Purchaser will procure that the benefit of this Agreement is assigned to the Purchaser or a remaining member of the Purchaser’s Group; and

21.3.3                    the liability of the Vendor to the Purchaser’s assignee shall be no greater than the liability (if any) of the Vendor to Purchaser had the assignment not taken place.

21.4                             Any party may release or compromise the whole or any part of the liability of any other party under any provision of this Agreement, or grant to any other party time or other indulgence, without affecting the liability of that party. No waiver by any party of, or delay in enforcing, any of the provisions of this Agreement shall release any other party from full performance of its remaining obligations under this Agreement.

21.5                             No failure to exercise or delay in exercising or enforcing any right, power or remedy under this Agreement shall constitute a waiver of such right, power or remedy. No partial exercise or enforcement or non-exercise or non-enforcement of any right, power or remedy under this Agreement shall in any circumstances preclude or restrict any further or other exercise or enforcement of such right, power or remedy or the exercise or enforcement of such right, power or remedy against any other party.

21.6                             The rights, powers and remedies provided in this Agreement are cumulative, and not exhaustive, of any rights powers and remedies provided by law.

22.                                    Applicable Law

This Agreement shall be governed by and interpreted in accordance with English Law. The parties agree to submit to the non-exclusive jurisdiction of the English Courts in relation to any claim or matter arising under this Agreement.

IN WITNESS of which the parties have signed this Agreement on the date set out above.

SCHEDULE 1

Vendor

(1)	(2)	(3)
Name and Addresses	Number of Shares Sold	Purchase Price (£)
Reinhold Industries Inc. 12827 East Imperial Highway Santa Fe Springs California United States of America	100,000	30,000,000
TOTAL	100,000	30,000,000

SCHEDULE 2

The Company

Name	NP Aerospace Limited
Number	3472480
Date of Incorporation	27/11/1997
Place of Incorporation	England and Wales
Registered Office	One Eleven, Edmund Street, Birmingham, B3 2HJ
Authorised Share Capital	£100,000 divided into 100,000 ordinary shares of £1 each
Issued Share Capital	£100,000 registered as follows:-
	Member		No. of shares
	Reinhold Industries Inc		100,000
Directors	B R Meinsen
M T Furry
R T A Medwell
B S Shergill
Secretaries	GW Secretaries Limited
B R Meinsen
Accounting Reference Date	31/12
Last Accounts Filed	31/08/2004
Last Annual Return Filed	06/12/2004
Auditors	Ernst & Young
Charges	Date Registered	Document	Chargee
	23/12/2004	Debenture	Lasalle Bank National Association

SCHEDULE 3

Properties

Leasehold

Description	Date of Lease	Present Rent	Title Number
Warehouse premises at Livingstone Road, Foleshill, Coventry, CV6 5JX	16 February 2004	£15,600 per annum (exclusive of VAT)	Not applicable
Units 3 and 4 Goodlife House, Brooklyn Road, Coventry	6 January 2005	£5,200 per annum (exclusive of VAT)	Not applicable
Licence of Ballicom House, 101 Lockhurst Lane, Coventry, CV6 5RS	30 November 2004	£666.66 per month (exclusive of VAT)	Not applicable
Licence of Farlane House, Cromwell Street, Coventry, CV6 5EY	4 January 2005	£30,000 per annum (exclusive of VAT)	Not applicable

Freehold

Description	Title Number
473 Foleshill Road, Coventry, CV6 5AQ	WM567469

SCHEDULE 4

Warranties

1.                                           Capacity

1.1                                    The Vendor has the corporate power to enter into and perform this Agreement and any other deeds and agreements to be entered into pursuant to this Agreement.

1.2                                    The signing of, and the performance by the Vendor of its obligations pursuant to, this Agreement (and any agreements to be entered into pursuant to this Agreement) should not breach any obligation under:-

1.2.1                           any material contract or agreement to which the Vendor is a party; or

1.2.2                           any order, judgement, ordinance or regulation imposed by any regulatory body or court having jurisdiction over the Vendor.

2.              Information

2.1                                    The information set out in Schedules 2 and 3 is accurate in all material respects.

2.2                                    Neither the Vendor nor the Company has agreed to pay any person any commission, bonus or like payment upon the sale of the Shares (whether or not sold to the Purchaser).

2.3                                    No person, other than the Purchaser, has been provided with any confidential information relating to the Company in relation to the sale of the Shares.

2.4                                    The Vendor has not caused the Company to incur, assume or discharge any liability, including any liability for professional costs and expenses, in relation to the sale of the Shares.

2.5                                    The Vendor is not, and has not in the twelve months prior to Completion been, involved, engaged or interested in any other company or business that substantially competes with the operation of the Company.

3.                                           Ownership of Shares

3.1                                    The Shares are fully paid or credited as fully paid and constitute the whole of the issued share capital of the Company.

3.2                                    None of the Shares were allotted at a discount.

3.3                                    The Vendor is the legal and beneficial owners of the Shares free from all charges, liens or encumbrances.

4.              Subsidiaries and Groups

4.1                                    The Company is not the owner or registered holder of any share, loan capital, interest, equity in or other security of any body corporate (wherever incorporated) nor has it agreed to become the owner or registered holder of any such share, loan capital, interest, equity or other security.

4.2                                    The Company has never had a participating interest in any other company or undertaking.

4.3                                    The Company has not since its incorporation been a subsidiary of any body corporate (wherever incorporated).

4.4                                    The Company is not a party to any joint venture agreement or a member of any partnership or unincorporated company or association.

4.5                                    The Company does not have any branch, place of business or any substantial assets outside the United Kingdom.

5.                                           Share Capital

5.1                                    No shares in the capital of the Company have been issued, nor has any transfer of shares been registered, otherwise than in accordance with the articles of association of the Company in force at the relevant time.

5.2                                    The Company has not at any time:-

5.2.1                           purchased or redeemed or agreed to purchase or redeem any shares of any class of its share capital;

5.2.2                           reduced or agreed to reduce its issued share capital or any class of its share capital; or

5.2.3                           issued any shares for a consideration payable otherwise than in cash.

5.3                                    No person has the right to call for the issue of any share or loan capital of the Company under any option or other agreement.

5.4                                    There are no rights or pre-emption over or restrictions relating to the transfer of the Shares which apply on the sale of the Shares to the Purchaser other than those waived by the Vendor under this Agreement.

6.              Directors

6.1                                    The only directors of the Company are the persons listed in Schedule 2.

6.2                                    No person is a shadow director of the Company.

7.                                           Accounts and Financial Matters

7.1                                    The Accounts which are annexed to the Disclosure Letter:-

7.1.1                           were prepared in accordance with generally accepted accounting principles and practices in the United Kingdom, consistently applied;

7.1.2                           complied with applicable financial reporting standards adopted or issued by The Accounting Standards Board applicable to a United Kingdom company;

7.1.3                           gave a true and fair view (save that the directors’ report gave a fair review only) of the state of affairs of the Company as at the Accounts Date; and

7.1.4                           gave a true and fair view of the profit and loss of the Company for the financial period ended on the Accounts Date.

7.2                                    The Company has no known liabilities which were not adequately provided for in the Accounts.

7.3                                    The Company will have no outstanding Creditors (as such term is defined in the Hive-Up Agreement) as at the Completion Date.

8.              Management Accounts

8.1                                    Recognising the purpose for which they were prepared and that they are unaudited, the Management Accounts fairly present the financial position of the Company as at the date to which they were prepared.

8.2                                    The Management Accounts have been prudently prepared on a basis consistent with the management accounts prepared in the preceding three years.

9.                                           Business Since the Accounts Date

Since the Accounts Date:-

9.1                                    the business of the Company has been carried on in the ordinary course as a going concern;

9.2                                    the Company has not incurred or agreed to incur any material liability otherwise than in the ordinary course of business;

9.3                                    there has been no Material Adverse Event;

9.4                                    the Company has not incurred any material expense or made any material payment otherwise than in the ordinary course of business;

9.5                                    the Company has not borrowed any money which it has not repaid, otherwise than borrowing on overdrawn current account incurred in the ordinary course of business within limits agreed with the Company’s bankers;

9.6                                    the Company has not entered into or agreed to enter into any capital transaction as vendor, purchaser, lessor or lessee or undertaken any transaction on its capital account or acquired or disposed of any capital assets with a value in excess of £25,000;

9.7                                    no real property of the Company has been (or agreed to be) transferred, leased, mortgaged, sold, encumbered or made the subject of any dealing, option or agreement, other than current assets purchased and sold in the ordinary course of trading;

9.8                                    the Company has not paid or declared any dividend or other distribution, whether of capital or income;

9.9                                    the Company has paid its creditors in accordance with its usual practice;

9.10                             no major supplier to the Company has ceased to supply it;

9.11                             the Company has not acquired or agreed to acquire any real property;

9.12                             there has been no increase in the rate of remuneration of the directors and/or employees of the Company;

9.13                             the Company has not dismissed or ceased to employ any of its employees other than for cause; and

9.14                             no loan to or loan capital of the Company has been repaid, in whole or in part, or has become due and payable or liable (with or without notice or lapse of time or both) to be declared due and payable.

10.            Litigation and Compliance

10.1                             Apart from routine debt collection or claims in respect of motor vehicles which are covered by insurance, the Company is not at present engaged, whether as claimant or defendant in any legal action, proceedings or arbitration.

10.2                             There are no circumstances of which the Vendor is currently aware which would give rise to any legal action, proceedings or arbitration against the Company.

10.3                             The Company is not subject to any outstanding order or judgment given by any court, tribunal or governmental agency and has not been a party to any undertaking or assurance given to any court, tribunal or governmental agency which is still in force.

10.4                             So far as the Vendor is aware, the Company has the power and is duly qualified to carry on business and has operated in accordance with all applicable laws in any jurisdiction in which it trades.

10.5                             The Company has not been notified in writing that it has breached any statute, regulation, order or judgment of any court, tribunal or governmental agency of the United Kingdom which would have a material and adverse effect on the business of the Company.

10.6                             All material licences, consents, permits and authorities have been obtained by the Company to enable it to carry on its business in the manner in which it is now carried on. A list of all such licences, consents, permits and authorities is attached to the Disclosure Letter.

10.7                             The Company has not been notified in writing that it is in breach of any material licence, consent, permit or authority currently held by it which would have a material and adverse effect on the business of the Company.

10.8                             Neither the Company nor any person for whose acts or defaults the Company would be vicariously liable has offered or made a payment, contribution, gift or other inducement to a government official or employee such that the payment, contribution, gift or other inducement would constitute a violation of the United States Foreign Corrupt Practices Act or similar laws of any other country that prohibit improper payments to government officials for the purposes of retaining or obtaining contracts, financial benefits or other benefits relating to its business operations.

10.9                             The Company understands that Executive Orders issued by the President of the United States of America, Federal regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) and other federal laws prohibit, among other things, U.S. persons or persons under the jurisdiction of the United States from engaging in certain transactions with certain foreign countries, territories, entities and individuals, and that the lists of prohibited countries, territories, entities and individuals can be found on, among other places, the OFAC website at www.treas.gov/ofac. Neither the Company nor any of its officers is, or is acting on behalf of, a country, territory, entity or individual named on such lists, nor is the Company or any of its officers a natural person or entity with whom dealings are prohibited under any OFAC regulation or other applicable federal law or acting on behalf of such a natural person or entity.

11.            Material Contracts

11.1                             So far as the Vendor is aware, no transaction has been effected in consequence of which the Company is liable to refund in whole or in part any investment or grant.

11.2                             There are annexed to the Disclosure Letter copies of all material contracts to which the Company is currently a party.

11.3                             The Company is not a party to any contract with an annual value in excess of £100,000 which:-

11.3.1                    is in the Vendor’s opinion of an unusual, onerous or abnormal nature;

11.3.2                    is outside the ordinary course of business;

11.3.3                    is for a fixed term of more than six months;

11.3.4                    is of a long term nature (that is unlikely to have been fully performed in accordance with its terms within six months of the date on which it was entered into);

11.3.5                    is in the nature of a partnership, joint venture or consortium;

11.3.6                    is of a loss making nature (that is known to result in a loss to the Company on completion of the Company’s obligations);

11.3.7                    is a consultancy agreement;

11.3.8                    includes a power of attorney granted by the Company;

11.3.9                    is a contract for hire or rent, conditional sale lease, hire purchase or purchase by way of credit sale (other than normal trade credit) or periodical payment;

11.3.10             can be terminated as a result of the matters contemplated in this Agreement; or

11.3.11             involves, or is reasonably likely to involve, the supply of goods or services the aggregate sales value of which are reasonably expected to be more than 10% of the Company’s turnover for the preceding financial year.

11.4                             The Company is not in material default under any material contracts annexed to the Disclosure Letter and, so far as the Vendor is aware, no third party is in material default under any of these contracts.

11.5                             The Company is not a party to or interested in, either directly or indirectly, any contract nor does the Company have any liability with or to any of:-

11.5.1                    the Vendor (or its Connected Persons); or

11.5.2                    any directors or managers of the Company or their Connected Persons; or

11.5.3                    any person beneficially interested in the Company’s share capital.

11.6                             The Company has not during the last three years been a party to a transaction to which sections 320 or 330 of CA apply.

11.7                             So far as the Vendor is aware, the Company is not a party to any agreement which is not entirely of an arm’s length nature.

11.8                             All costs incurred by the Company during the last twelve months have been charged to the Company and not borne by any other member of the Vendor’s Group or any other person

12.            Trading

12.1                             The Company does not carry on business under licence or otherwise than as principal.

12.2                             There is no outstanding material dispute with any present or former agent or consultant of the Company arising out of their agreement with the Company or its termination. So far as the Vendor is aware, there are no matters which would lead to any such material dispute.

12.3                             No agent, distributor, representative, consultant or supplier (not being an employee) is entitled to any fixed or varying payment or credit in connection with the Company’s business.

12.4                             No major supplier to the Company has given written notice to the Company that it no longer intends to deal with the Company.

12.5                             During the last twelve months, the Company has not been dependent upon any one supplier for more than 10% by value of its purchases.

13.                                    Product Liability

13.1                             There is no outstanding claim in respect of Product Liability and so far as the Vendor is aware there are no circumstances which are likely to give rise to any such claim. For this purpose “Product Liability” means a liability arising out of death, personal injury or damage to property caused by a defective product or defective services sold, supplied or provided by the Company in the course of its business in the three years prior to the date of this Agreement.

13.2                             The Company has not manufactured, sold or supplied any product or service which:-

13.2.1                    is in any material respect, faulty or defective; or

13.2.2                    does not comply with any warranty or representation made by the Company in respect of it or with all laws, standards and requirements applicable to it; or

13.2.3                    does not comply with any customer or design specification; or

13.2.4                    was sold or supplied on terms that the Company accepts an obligation to service or repair or replace such products after delivery.

14.                                    Debts

14.1                             No book debt owing to the Company which was included in the balance sheet of the Accounts or which has arisen since the Accounts Date, has been realised for less than its full face value or is now considered by the Vendor (acting on the information provided to it) to be irrecoverable in whole or in part. The rights of the Company in respect of such debts are enforceable and are not subject to any defence, right of set-off or counter-claim, withholding or other deduction and no act has been done or omission permitted whereby any of them has ceased or will cease to be enforceable in whole or in part.

14.2                             So far as the Vendor is aware, all book debts owed to the Company at Completion should realise their full face value in the ordinary course of business and, in any event, within 120 days of Completion.

14.3                             No book debt owed to the Company is subject to any factoring or invoice discounting agreement.

14.4                             No book debt owed to the Company has arisen otherwise than as a result of the supply of goods and/or services by the Company in the ordinary course of its business.

15.                                    Ownership and Condition of Tangible Assets

15.1                             All material tangible assets used by the Company are set out on an asset register attached to the Disclosure Letter and all tangible assets are the absolute property of the Company. None of the tangible assets owned or used by the Company is the subject of any mortgage, debenture, charge, lien, hypothecation, pledge or other security interest.

15.2                             All hardware and equipment owned by the Company:-

15.2.1         is in a reasonable state of repair (subject to fair wear and tear); and

15.2.2         is in the possession or control of the Company.

15.3                             The Company does not use any assets which are owned by the Vendor.

15.4                             There are maintenance contracts with specialist contractors in respect of all:-

15.4.1                    material tangible assets of the Company; and

15.4.2                    tangible assets which the Company is obliged to maintain or repair under any lease, hire, rental, conditional sale, lease, hire purchase or credit sale agreement.

15.5                             The assets listed in the Disclosure Letter are all the assets which are material to the business of the Company and necessary for its continuation in the same manner in which it was carried on by the Vendor in the 12 months prior to Completion.

16.                                    Stock

The stocks held by the Company are:-

16.1                             are adequate in relation to its current trading requirements;

16.2                             in reasonable condition and should when comprised in finished goods be capable of being sold by the Company in the ordinary course of its business;

16.3                             not damaged, slow moving or obsolete other than in the ordinary course of trading;

16.4                             included in the books of accounts of the Company at the lower of cost or net realisable value; and

16.5                             are unlikely to realise less than their respective book value on sale in the ordinary course of business.

17.                                    Financial Facilities

17.1                             The Disclosure Letter sets out details of all banking and other financial facilities outstanding or available to the Company immediately prior to Completion.

17.2                             The Company is not in breach of the material terms of any of the banking facilities currently available to it and the Company does not have any borrowings on any account which exceed the applicable to such account limit.

17.3                             No steps for the early repayment of sums outstanding under any banking facilities available to the Company have been taken and, so far as the Vendor is aware, no circumstances have occurred which the Vendor is aware would give rise to an obligation to make, or would permit any demand for, early repayment. So far as the Vendor is aware, there are no circumstances which would prejudice the continuation of the banking and other financial facilities currently available to the Company.

17.4                             The Company does not have outstanding, nor has it agreed to create or issue, any loan capital.

17.5                             None of the banking or other financial facilities available to the Company is dependent on the guarantee or indemnity of, or any security provided by, a third party.

17.6                             The Company has not made a loan or quasi-loan to any person contrary to CA.

17.7                             The Company has not made a loan which remains outstanding.

18.                                    Documents and Records

18.1                             All documents and records of the Company:-

18.1.1                    are in its possession or under its control; and

18.1.2                    have been properly kept in all material respects.

18.2                             None of the Company’s record systems, controls, data or information is recorded, stored, maintained, operated or dependent upon by any means which are not under the exclusive ownership or direct control of the Company.

18.3                             No written notice has been received by the Vendor to the effect that any of the statutory books of the Company is incorrect or should be rectified.

19.                                    Computer systems

19.1                             Disaster recovery plans are in effect and are designed to ensure that, in the event of a failure of the computer systems operated by the Company, these computer systems can be replaced without material disruption to the business of the Company.

19.2                             The Company owns or has in its possession and control manuals, guides, instruction books and technical documents required to operate the Company’s computer systems.

19.3                             The computer systems operated by the Company have never failed for such period of time so as to materially or adversely interrupt the operation of the Company’s business.

19.4                             Other than off the shelf/mass market shrink wrap software, the Company does not use any software under licence from a third party.

19.5                             The Company follows appropriate procedures for protecting its computer systems from infection by software viruses and from access by unauthorised persons.

19.6                             So far as the Vendor is aware, the Company’s computer systems have not:

19.6.1                    been infected by any software viruses; or

19.6.2                    been accessed by any unauthorised person.

19.7                             The Company has possession of the source code for any software in which it owns the copyright.

19.8                             The Disclosure Letter contains a list of all domain names used by the Company.

20.                                    Data Protection

20.1                             The Company is duly registered as a data controller under the Data Protection Act 1998 and particulars of the registrations are attached to the Disclosure Letter.

20.2                             So far as the Vendor is aware the Company has complied in all material respects with the data protection principles set out in the Data Protection Act 1998.

20.3                             No individual has claimed compensation from the Company under the Data Protection Act 1998.

20.4                             The Company’s systems for storing or using personal data are not located outside the European Economic Area.

21.                                    Memorandum and Articles and Resolutions etc

21.1                             The copy of the memorandum and articles of association of the Company which is annexed to the Disclosure Letter is accurate at the date of this Agreement.

21.2                             The Company is carrying on its business in compliance with its memorandum and articles of association.

21.3                             The Company has not passed any elective resolution under section 379A of CA and has complied in all material respects with sections 381A, 381B and 381C of CA in relation to all written resolutions passed by the Company.

21.4                             All returns, particulars and resolutions required by the provisions of CA to be delivered on behalf of the Company to the Registrar of Companies have been duly filed.

22.                                    Employees

22.1                             The Disclosure Letter contains details of the names of all of the employees of the Company and the names, ages, dates of commencement of employment, terms of employment or engagement and the periods of continuous employment or engagement of all employees whose annual salary is greater than £15,000 and all directors of the Company including details of any profit sharing, commission and bonus schemes.

22.2                             The Disclosure Letter sets out the name and the date of commencement termination and payment terms of the contract of any person engaged by the Company either personally or through a personal services company to carry out services.

22.3                             No director or employee is wholly or partly remunerated on a profit sharing basis.

22.4                             All persons in managerial or other senior positions whose employment is material to the operation of the business of the Company are employed by the Company.

22.5                             The Company is under no contractual or other obligation to increase the rates of remuneration of, or make any bonus or incentive payment to, any of its directors, employees and/or consultants at any point in the next 6 months.

22.6                             No material change has been made to the terms of employment of any of the Company’s senior employees in the last 6 months.

22.7                             No negotiations for an increase in the remuneration or benefits of a director, employee or consultant of the Company are current or scheduled to take place within the next 6 months.

22.8                             There is no person who has accepted an offer of employment or engagement with the Company whose employment or engagement has yet to start and there are no offers of employment or engagement which have been issued and remain open for acceptance.

22.9                             The Vendor is not aware of any claim by any past or present director or employee or former employee of the Company threatened against the Company in respect of an accident or injury other than any claim reasonably likely to be covered and met by an insurance policy maintained by the Company.

22.10                      No past employee of the Company has a right to return to work or has a right to be reinstated with or re-engaged by the Company.

22.11                      The Company is not liable to make any payment to any past or present director or former or current employee by way of damages or compensation for loss of office or employment or for redundancy, unfair dismissal, sexual discrimination or racial discrimination.

22.12                      The Company is not nor are any of any of its directors and employees engaged or involved in any industrial dispute in relation to the Company and, so far as the Vendor is aware, there are no current circumstances that would result in any such dispute.

22.13                      No director or officer or employee of the Company:-

22.13.1             has given or received written notice terminating his office or employment; or

22.13.2             is entitled to leave his office or employment as a result of the sale of the Shares.

22.14                      The Company has not given to any person any power of attorney which is still outstanding.

22.15                      No contract of service exists between the Company and any director or employee in relation to which any relevant requirements including section 319 of CA have not been fulfilled.

22.16                      The Company does not recognise any trade union.

22.17                      There are no agreements, arrangements or understandings between the Company and a trade union or other body representing employees.

22.18                      No undertakings or assurances have been given to the directors or employees of the Company as to the continuance, introduction, increase or improvement of any pension rights or entitlements which the Company would be legally required to implement.

22.19                      The Company has no legal or ex-gratia arrangement or practice to pay pensions, gratuities, superannuation, allowances or any other benefits or sum to any person who is not an employee or former employee of the Company.

22.20                      No employee of the Company is entitled to benefits or other payments (including payments on redundancy, retirement or termination of employment) that exceed the required level for such benefits or payments as set down by legislation from time to time.

22.21                      Each employee of the Company can be dismissed by giving three months’ notice or less without giving rise to a claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal).

22.22                      The Company is not obliged to grant any options or other rights in respect of employment related securities under any share ownership or share option plan.

22.23                      The Company has paid to HM Revenue & Customs and any other appropriate authority all taxes, National Insurance contributions and other levies and charges in respect of all persons employed or engaged in the business of the Company and accruing in the period up to and including Completion.

22.24                      No employee of the Company has transferred to the Company under a relevant transfer (in terms of the Transfer of Undertakings (Protection of Employment) Regulations 1981) who at any time before the relevant transfer was a member of an occupational pension scheme.

22.25                      So far as the Vendor is aware, the Company complies in all material respects with all statutes, regulations, orders, decrees or judgments of any court or governmental agency of competent jurisdiction in the United Kingdom, relating to the employment of its employees and their terms and conditions of employment.

22.26                      So far as the Vendor is aware, the Company has issued all written notices required by law to all of its employees in relation to their terms and conditions of employment.

22.27                      All employees of the Company have leave to enter and remain in the United Kingdom and are entitled to work in the United Kingdom in terms of the Asylum and Immigration Act 1996

23.                                    Pensions

23.1                             Save for the Pension Scheme, the Company has never contributed towards or had any liability in respect of any agreement, arrangement, custom or practice for the provision of, or payment of a contribution towards, a pension, allowance, lump sum or similar benefit on retirement or death (“Pension Benefits”) for any employee or former employee of the Company.

23.2                             The following details of the Pension Scheme have been provided:

23.2.1                    a true copy of the deed and rules of the Pension Scheme and all amendments thereto; and

23.2.2                    a true copy of the explanatory booklet issued to members of the Pension Scheme.

23.3                             No plan or proposal to amend, discontinue or exercise a discretion in relation to the Pension Scheme has been communicated in writing to the Company’s employees during the last twelve months.

23.4                             No contribution due and payable to, nor any fees in respect of, the Pension Scheme is or are unpaid.

23.5                             The Pension Scheme is approved by HM Revenue & Customs for the purposes of Chapter 1 of Part XIV of ICTA and the Vendor is not aware of any circumstance which would cause such approval by HM Revenue & Customs to be cancelled or withdrawn.

23.6                             So far as the Vendor is aware, there are no outstanding claims by any member of the Pension Scheme against the Company in relation to that person’s pensions entitlement.

23.7                             No employee or former employee of the Company is entitled to any Pension Benefits that become payable before their normal retirement age as stated in their contract of employment or the benefit scheme itself.

24.                                    Insurance

24.1                             Particulars of all material insurances maintained by the Company are attached to the Disclosure Letter. All premiums on all such policies of insurance have been paid in accordance with their terms.

24.2                             All tangible assets of the Company capable of being insured are insured in amounts representing the suitable replacement or reinstatement value against all such risks as are normally insured by businesses similar to that of the Company and the Company is, in the opinion of the Vendor, insured against all risks and in such sums as a company, carrying on a similar business to the Company, would insure against in such sums.

24.3                             So far as the Vendor is aware, no claims have been made by the Company on any insurance policy during the last 24 months which would have the effect of causing next year’s insurance premiums to be significantly higher than would otherwise be the case nor, so far as the Vendor is aware, have any circumstances occurred which have caused any such insurances to be rescinded, vitiated or avoided.

24.4                             The Company has not at any time during the last 3 years been refused any insurance or only offered an insurance policy at a cost substantially higher than the Vendor is aware is the normal market rate for such insurance.

24.5                             The Company has never received a written report or recommendation from its insurer or insurance brokers the principal recommendations of which have not been implemented in all material respects.

24.6                             There is no material claim outstanding under any policy of insurances maintained by the Company nor, so far as the Vendor is aware, are there any circumstances which would give rise to such a claim.

24.7                             A list of all claims including those under any policy deductibles are attached to the disclosure letter.

24.8                             So far as the Vendor is aware, the information provided by the Company and contained in the Insurance Proposal Form is complete and accurate in all material respects.

25.                                    Intellectual Property

25.1                             The Disclosure Letter contains details of all Intellectual Property owned by the Company or licensed to it in connection with its business. The Company does not own or use any other Intellectual Property, other than copyright arising in the ordinary course of its business.

25.2                             The Company is the sole and absolute legal and beneficial owner, free from encumbrances, of all Intellectual Property described in the Disclosure Letter as being owned by it.

25.3                             Details of all registrations (and applications for registration) of the Company’s Intellectual Property in any territory in which the Company trades are attached to the Disclosure Letter.

25.4                             Where the Company is registered or applying to be registered as the proprietor of any Intellectual Property, all fees, expenses, charges, duties and other payments have been promptly paid and are up to date and so far as the Vendor is aware there is no procedural step, payment or other obligation which falls due to be made or performed within three months of Completion.

25.5                             The Company has not licensed or authorised any other person, firm, company, and/or organisation to use, in any way, the Intellectual Property owned by or licensed to the Company.

25.6                             The Company has not entered into any agreement in writing for the provision or acquisition of technical information.

25.7                             So far as the Vendor is aware, none of the processes, products or activities of the Company infringes (nor have they during the last three years infringed) the Intellectual Property of any other person or involves the unlicensed use of information confidential to third parties.

25.8                             So far as the Vendor is aware, none of the Intellectual Property owned, used and/or licensed by the Company is the subject of any claim, dispute, action, opposition or infringement.

25.9                             So far as the Vendor is aware, no other person uses any of the Intellectual Property owned by the Company.

25.10                      The Company is not engaged in proceedings that concern the infringement of Intellectual Property and has not in the last 3 years given or received written notice threatening such proceedings.

25.11                      The Company is entitled to use, without payment, all know-how and technical information used by it in connection with its business and all information concerning the products, methods and processes used by the Company.

25.12                      The Company does not use any Intellectual Property owned by any of the Vendor’s Group.

25.13                      The database known as the “BTR/Permali database” falls within the definition of “Databases” in the Silvertown licence (document 10.3.1 of the disclosure bundle).

25.14                      Following the expiry of the S-2 Glass Ballistics Laminate Licence (document 10.5 of the disclosure bundle) on 31 December 2000, the licensor (as this term is defined in that agreement):

25.14.1             has been aware at all times of the continuing use by the Company of the intellectual property licensed under that agreement (the “O-C IP”); and

25.14.2             has not indicated in writing to the Company that it is not entitled to continue using the O-C IP or that it should refrain from using the O-C IP; and

25.14.3             has not indicated in writing to the Company that any form of payment is expected in respect of its continuing use of the O-C IP.

26.                                    Property

26.1                             The Company is in possession of the whole of each of the Properties none of which is vacant and no other person is in or actually or conditionally entitled to possession occupation use or control of any of the Properties, and the Company is not in occupation of or entitled to any estate or interest in any land or premises save for the Properties.

26.2                             The Company is the sole beneficial owner of and otherwise absolutely entitled to the Freehold Property and the proceeds of sale thereof and all fixtures fittings plant and equipment at the Freehold Property and all tenant’s fixtures and fittings at the Leasehold Properties are owned absolutely by the Company free from any encumbrance.

26.3                             None of the Properties is affected by a subsisting contract for sale or other disposition of any interest in it by the Company.

26.4                             The information in respect of the Properties set out in Schedule 3 is true complete and accurate and not misleading in any respect.

26.5                             The Vendor has not received any written notice alleging any breach by the Company of any obligations, restrictions, conditions and covenants affecting the Properties.

26.6                             There are no current contingent or anticipated notices disputes actions complaints liabilities claims or demands relating to or in respect of any of the Properties or their use nor are there any circumstances rendering any of the foregoing likely.

26.7                             So far as the Vendor is aware, the Freehold Property is not affected by:-

26.7.1                    any rent charge, easement, reservation, covenant, restriction, agreement, licence, franchise, mortgage, charge, encumbrance, option or right of pre-emption or third party right;

26.7.2                    any notice, order, dispute or complaint relating to it or its present use under any legislation, agreement, covenant, condition, licence or consent; or

26.7.3                    outgoings other than uniform business rates, water charges and other standard payments to the relevant water company including, without limitation, insurance premiums.

26.8                             There is no outstanding liability for any rent service charge insurance rent rates taxes or other outgoings in respect of any of the Leasehold Properties.

26.9                             All original deeds and documents necessary to prove title to each of the Properties are in the possession of the Company.

26.10                      No development alterations or other works which would require any permission or consent under planning legislation or under any bye-laws building regulations or other relevant legislation have been carried out without all those permissions and consents having been obtained and all conditions attached to those permissions and consents have been observed and performed.

26.11                      So far as the Vendor is aware no breach of planning legislation or of any bye-laws building regulations or other relevant legislation has been committed in relation to any of the Properties.

26.12                      The Company has not entered into nor is any of the Properties subject to any planning agreement or planning obligation.

26.13                      Copies of all structural surveys site surveys engineers’ reports and architects’ reports relating to the Freehold Property or any structure on the Freehold Property which have been commissioned by or are in the possession of or under the control of the Vendor or the Company have been given to the Purchaser.

26.14                      The Company has no actual or contingent obligation or liabilities in relation to any freehold or leasehold property other than under its existing title to any of the Properties.

26.15                      No lease for any of the Leasehold Properties has been varied nor have any licences or consents been issued under any such lease and no collateral assurances or undertakings have been entered into with the reversioner or any third party.

26.16                      Any deeds documents and information supplied to or held by solicitors for the purpose of deducting title to or replying to enquiries raised by the Purchaser’s solicitors and the contents of the replies to CPSEs made on the Vendor’s behalf on 7 September 2005 are true and accurate in all material respects.

26.17                      The Vendor has provided true and complete copies of all deeds documents and other information relevant to its interest in or use of any of the Properties or their value.

27.                                    Competition

27.1                             So far as the Vendor is aware, the Company has not entered into any agreement which breaches in any material respect:

27.1.1                    the Competition Act 1998 or the Enterprise Act 2002; or

27.1.2                    articles 81 or 82 of the Treaty of Rome.

27.2                             The Company has not been notified in writing that it is subject to any enquiry or investigation at its premises or to any undertaking or direction by the Office of Fair Trading and/or the European Commission in respect of its trade.

28.                                    Insolvency

28.1                             The Company is not insolvent or unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986.

28.2                             No order has been made, petition served or resolution passed for the winding up of the Company; there are no grounds on which any such order or petition could be made or presented and so far as the Vendor is aware no such resolution is contemplated.

28.3                             No distress, execution, statutory demand or other process in respect of the Company has been served on the Vendor in writing and remains undischarged and there is no outstanding judgement or court order against the Company.

28.4                             No power to appoint a receiver has been exercised or has arisen in respect of the business or any of the assets of the Company and there is no unfulfilled or unsatisfied judgment or Court order outstanding against it.

29.                                    Environmental

29.1                             All permits, consents and licences required or issued under Environmental Law which are necessary for carrying on the business of the Company are in full force and effect and have been complied with and so far as the Vendor is aware there are no circumstances (including, but not limited to, the sale of the Shares to the Purchaser) likely to give rise to the modification, suspension or revocation of, or lead to the imposition of unusual or onerous conditions on, or to prejudice the renewal of, any of those permits, consents or licences.

29.2                             So far as the Vendor is aware, the Company and the Subsidiary have at all times complied with all Environmental Laws.

29.3                             So far as the Vendor is aware, there are no Hazardous Substances or Waste at any of the Properties in circumstances which constitute a breach of Environmental Law.

29.4                             So far as the Vendor is aware, no above or below ground natural or man made structures at any of the Properties contain or are constructed from any Hazardous Substances (including but not limited to asbestos or asbestos-containing material).

29.5                             No proceeding or action relating to Environmental Law has been taken or has been threatened against the Company or its Subsidiary or any directors or officers of the Company by any competent authority or any other person.

29.6                             The Company has no actual liability under any Environmental Law by reason of it having owned, occupied or used any Previously-owned Land and Buildings.

29.7                             All environmental reports, audits, assessments, reviews or investigations (including any testing, sampling or monitoring results) carried out in the last three years and which are in the possession or control of the Vendor’s Group or the Company relating to the Properties have been disclosed.

29.8                             The Company has not given or received any warranties or indemnities in respect of, have any insurance in respect of, or have otherwise attempted to apportion, any liabilities, duties or obligations that arise under Environmental Law.

SCHEDULE 5

Taxation

Part 1—Definitions and Interpretation

1.                                           Definitions

In this Schedule the following words and expressions shall have the following meanings:-

“Accounts Relief”	means any Relief which was:-
(i) treated as an asset of the Company in the Completion Accounts; or

(ii)            taken into account in computing (and so reducing or eliminating) any provision for deferred tax which appears in the Completion Accounts or which but for such Relief would have appeared in the Completion Accounts;

“Auditors”	means the auditors for the time being of the Company;
“CAA 2001”	mean the Capital Allowances Act 2001;
“Claim for Tax”

means any assessment notice demand letter or other document issued or action taken by or on behalf of any person, authority or body from which it appears that the Company is or may be subject to a Tax Liability;

“CTIP”	means the Corporation Tax (Instalment Payment) Regulations 1998 (SI 1998/3175);
“Event”

includes (without limitation) any payment, transaction, action or omission (including omitting to comply with its objections under the Pay and File regime), any change in the residence of any person for the purposes of any Tax, the death of any person, and a failure to take any action which would avoid an apportionment or deemed distribution of income and shall also include the execution of the Agreement and Completion;

“FA”	means the Finance Act for the year by which it is designated;
“Group Relief”	means any of the following:
(a) group relief capable of being surrendered or claimed pursuant to Chapter IV Part X of the Taxes Act 1988;
(b) advance corporation tax capable of being surrendered or claimed pursuant to Regulation 15 of the Corporation Tax (Treatment of Unrelieved Surplus Advance Corporation Tax) Regulations 1999; and

(c) a tax refund capable of being surrendered or claimed under Section 102 of the Finance Act 1989;
“ICTA”	means the Income and Corporation Taxes Act 1988;
“IHTA”	means the Inheritance Tax Act 1984;
“ITEPA”	means the Income Tax (Earnings and Pensions) Act 2003;
“income, profits or gains”

shall include income, profits or gains (including capital gains) of any description or from any source and income, profits, or gains which are deemed to be earned accrued or received for any Tax purpose;

“Loss”

means, in relation to a Relief, the reduction, modification, cancellation, or non-availability (in whole or in part) of that Relief or a failure to obtain Accounts Relief or to receive the benefit of a right to repayment of Tax to which the Company was or assumed it was entitled to in preparing the Completion Accounts and “Lost” shall be construed accordingly;

“New Relief”	means any Relief which arises after Completion;
“Relief”

means any loss, relief, allowance, exemption, set-off, deduction, credit, or relief from or against or available in respect of Tax or in the computation of income profits or gains for the purposes of Tax or any right to a repayment of Tax;

“SDRT”	means stamp duty reserve tax;
“Tax”

means all forms of taxation, including any tax, duty, impost, levy, deduction and governmental charge in the nature of tax (but for the avoidance of doubt excludes uniform business rates, water rates, community charge and council tax) whether a primary or secondary liability and any amount payable to any person or Tax Authority as a result of any enactment relating to Tax together with all related penalties, fines, surcharges and interest;

“Tax Authority”

means any national, state, federal, municipal or local government authority or any political subdivision thereof or taxing authority thereof or therein, and whether in the United Kingdom or any other part of the world and without prejudice to the generality of the foregoing includes Her Majesty’s Revenue and Customs, Department of Social Security and any equivalent thereof;

“Tax Claim”	means any claim by the Purchaser under the Tax Covenant or any of the Tax Warranties;

“Tax Liability”	means:
(i) any liability to make an actual payment or increased payment of Tax; or
(ii) the Loss by the Company of an Accounts Relief;
“TCGA”	means the Taxation of Chargeable Gains Act 1992;
“TMA”	means the Taxes Management Act 1970;
“VAT”	means value added tax within the meaning of the VATA and any similar tax outside the United Kingdom;
“VATA”	means the Value Added Tax Act 1994.

2.                                           Interpretation

2.1                                    Reference to the result of any Event on or before Completion includes the combined result or results of two or more Events at least one of which took place on or before Completion provided that the Event or Events which took place before Completion occur outside the ordinary course of business of the Company as carried on at Completion and the Event or Events which take place after Completion occur inside the ordinary course of business of the Company as carried on at Completion.

2.2                                    For the purposes of this Agreement, where any document is not (or is not properly) stamped, the stamp duty (together with any accrued interest and/or penalties) required to be paid in order that such document may be received in evidence as referred to in Section 14 of the Stamp Act 1891 shall be treated as a liability of the Company arising by reference to the date when the document was executed if and when the document is required to be presented in evidence.

2.3                                    Without limiting the generality of the expression, reference in this Schedule to anything “in the ordinary course of business” does not include:

2.3.1                           an Event which results in the Company becoming liable for Tax for which it is not primarily liable;

2.3.2                           the acquisition, disposal or supply or deemed acquisition, disposal or supply of any asset, goods, service or facility (including a loan of money or the letting, hiring or licensing of tangible property) in a transaction which is not entered into at arm’s length;

2.3.3                           the making of a distribution or deemed distribution for Tax purposes;

2.3.4                           the creation, cancellation or reorganisation of any share or loan capital or any company becoming or ceasing to be a member of a group of companies for any Tax purpose;

2.3.5                           the failure by the Company to deduct, charge, recover or account for Tax;

2.3.6                           a deemed disposal of a capital asset under section 179 TCGA 1992, any withdrawal of relief under Section 111, 113 or paragraph 58 Schedule 29 to the Finance Act 2002 occurring as the direct result of this Agreement becoming unconditional or Completion (whichever is earlier);

2.3.7                           an Event giving rise to a liability or potential liability under Part XVII Taxes Act (tax avoidance), section 29 or section 36 TMA, schedule 9A VATA (anti-avoidance provisions; groups) or Part V of schedule 18 FA 1998 (Revenue determinations and assessments);

2.3.8                           a transaction or arrangement which includes, or a series of transactions or arrangements which includes, any step or steps having no commercial or business purpose apart from the avoidance of a liability to Tax; and

2.3.9                           any failure to pay any Tax Liability arising before Completion, to the extent that such failure give rise to any interest, fine, penalty, charge or surcharge in connection with that Tax Liability.

2.4                                    Reference to the Company in this Schedule includes reference to NP Aerospace Jordan WLL save that in relation to calculating any liability of the Vendor under Part 2 of this Tax Covenant or the extent of any limitation to that liability where a relevant amount is reflected in the Completion Accounts (but for the avoidance of doubt without prejudice to any limitation contained in part 2 of this Schedule in respect of the liability) in respect of NP Aerospace Jordan WLL such liability or limitation shall be 51% only of the amount which would otherwise have applied.

2.5                                    Reference to any term defined in any other part of Agreement shall have the same meaning in this Schedule as for other purposes of this Agreement unless the contrary intention is clear.

Part 2—Tax Covenant

1.                                           Vendor’s Covenant

1.1                                    Subject as provided in this Schedule, the Vendor hereby covenants with the Purchaser to pay to the Purchaser an amount equal to:-

1.1.1                           any Tax Liability of the Company which has arisen or arises as a consequence of or in connection with any Event which occurred or in respect of any income profits or gains being or being treated for Tax purposes to be earned accrued or received on or before Completion;

1.1.2                           any Tax Liability of the Company which would have arisen (and in respect of which the Vendor would have been liable under this Schedule) but for the setting-off of an Accounts Relief or a New Relief against that Tax Liability or (as the case may be) against the income, profits or gains which would have given rise to that Tax Liability;

1.1.3                           any Accounts Relief Lost or (where the Accounts Relief Lost was a deduction from or set-off against income, profits or gains) the Tax which would (on the basis of the rates of Tax current at the date of the Loss) have been saved but for the Loss;

1.1.4                           any Tax Liability of the Company arising as a consequence of or by reference to any of the following occurring or being deemed to occur at any time after Completion:

1.1.4.1                the disposal by any Relevant Company of any asset or of any interest in or right over any asset;

1.1.4.2                any Relevant Company ceasing to be resident in the United Kingdom for the purposes of any Tax; or

1.1.4.3                any Relevant Company failing to pay the whole of the Tax charged by any Tax Assessment made in respect of that Relevant Company within six months of the date of that Tax Assessment.

and, for the purposes of this paragraph, the term “Relevant Company” shall mean the Vendor and any company, other than the Company and NP Aerospace Jordan WLL that may be treated for the purposes of any Tax as being, or as having at any time been, either a member of the same group of companies as the Vendor or otherwise associated with the Vendor;

1.1.5                           any liability of the Company arising from an obligation to repay the whole or any part of any payment received for Group Relief or to pay for any Group Relief pursuant to an agreement entered into by the Company on or before Completion;

1.1.6                           any Tax Liability of the Company or the Purchaser in respect of Inheritance Tax which:-

1.1.6.1                is at, or becomes after, Completion as a result of the death of any person within seven years after a transfer of value (or deemed transfer of value) on or before Completion, a charge on any of the shares or assets of the Company or gives rise to a power to sell, mortgage or charge any of the shares or assets of the Company; or

1.1.6.2                arises as a result of a transfer of value occurring or being deemed to occur on or before Completion (whether or not in conjunction with the death of any person whenever occurring) which increased or decreased the value of the estate of the Company;

1.1.7                           any Tax Liability of the Company or the Purchaser arising as a result of the exercise of any stock options in the share capital of the Vendor and the sale and any shares acquired under such stock options;

1.1.8                           the reasonable professional costs and expenses properly incurred by the Purchaser and/or the Company in connection with a successful claim under paragraph 1 of part 2 of this Schedule.

1.2                                    In determining for the purposes of this Schedule whether a charge on or a power to sell, mortgage or charge any of the shares or assets of the Company exists at any time, the fact that any Tax is not yet payable or may be paid by instalments shall be disregarded and such Tax shall be treated as becoming due and the charge or power to sell, mortgage or charge as arising on the date of the transfer of value or other Event on or in respect of which it becomes payable or arises.

1.3                                    The provisions of section 213 IHTA shall not apply to any payment falling to be made under this Schedule.

2.                                           Limitations on the Vendor’s Liability

2.1                                    The covenants contained in paragraph 1 shall not extend to any Tax Liability or other amount payable by the Vendor under this Schedule to the extent that:-

2.1.1                           such Tax Liability or other amount was paid or discharged on or before Completion and taken into account as discharged in preparing the Completion Accounts;

2.1.2                           provision or reserve in respect of that Tax Liability or other amount was made in the Completion Accounts;

2.1.3                           such Tax Liability or other amount would not have arisen but for a voluntary act, transaction or omission of the Company carried out after Completion and where the Purchaser or the Company knew or ought to have known, acting reasonably that such act, transaction or omission would give rise to the Tax Liability but excluding any act:-

2.1.3.1                carried out pursuant to a legally binding obligation entered into by the Company on or before Completion or imposed on the Company by any regulation or requirement having the force of law;

2.1.3.2                occurring in the ordinary course of business of the Company as carried on at Completion; or

2.1.3.3                taking place with the written approval of the Vendor;

2.1.4                           such Tax Liability or other amount arises or is increased as a direct result of:-

2.1.4.1                any change in Tax Legislation or the published practice of any Tax Authority; or

2.1.4.2                any increase in the rate of Tax;

(in each case enacted after Completion, with retrospective effect);

2.1.5                           recovery (less costs and expenses) has been made by the Purchaser under  the Agreement in respect of the same subject matter;

2.1.6                           such Tax Liability or other amount arises or is increased or any provision or reserve in respect of the Liability for Taxation in the Completion Accounts is insufficient as a result of any change after Completion in the bases, methods or policies of accounting of the Company;

2.1.7                           the Tax Liability or other amount would not have arisen or would have been reduced or eliminated but for any claim, election, surrender or disclaimer made or notice or consent given or any other thing done, after Completion (other than one, the making, giving or doing of which was taken into account in computing any provision for Tax in the Completion Accounts (and the notes to the Completion Accounts make it clear that such making, giving or doing was so taken into account) under, or in connection with the provisions of any enactment or regulation relating to Tax by the Company or any member of the Purchaser’s Group and where the Company or the relevant member of the Purchaser’s Group knew or ought to have known, acting reasonably, that such claim, election, surrender, disclaimer, notice or consent would give rise to such Tax Liability;

2.1.8                           the Tax Liability or other amount would not have arisen or would have been reduced or eliminated but for the failure or omission by the Company or any member of the Purchaser’s Group to make any claim, election, surrender or disclaimer or give any notice, or consent or do any other thing under or in connection with, the provision of any enactment or regulation relating to Tax at Completion where the making, giving or doing of which was taken into account in computing any provision in the  Completion Accounts (and the notes to the Completion Accounts make it clear that the making, giving or doing of such claim, election, surrender, disclaimer, notice, consent or other thing was so taken into account);

2.1.9                           any Relief is available at no expense to the Company to set against or otherwise mitigate the Tax Liability or other amount (other than an Accounts Relief or a New Relief);

2.1.10                    the income, profits or gains in respect of which the Liability for Taxation or other amount arises were actually earned, accrued or received by the Company prior to the Accounts Date but were not reflected in the Accounts;

2.1.11                    the Tax Liability or other amount would not have arisen but for a cessation or any change in the nature of conduct of any trade carried out on or by the Company being a change or cessation occurring on or after Completion;

2.1.12                    such Tax Liability or other amount has been made good by insurers or otherwise compensated for without cost to the Purchaser or the Company;

2.1.13                    such Tax Liability or other amount arises by virtue of the Company’s average rate of corporation tax increasing as a result of becoming a member of the Purchaser’s Group;

2.1.14                    to the extent that the Company has recovered from any person (other than from the Purchaser or any member of the Purchaser’s Group) any sum in respect of such Tax Liability or other amount;

2.1.15                    such Tax Liability or other amount consists of stamp duty or stamp duty reserve tax payable on the transfer or agreement to transfer the Shares pursuant to the Agreement; or

2.1.16                    such Tax Liability or other amount arises or is increased as a result of either the Company or the Purchaser failing to act in accordance with any of its obligations set out in this Schedule.

2.2                                    The provisions of Schedule 7 (Limitations) shall apply to this Schedule as if set out herein, save that in case of any contradiction between the provisions of Schedule 7 and the provisions of this Schedule the provisions of this Schedule shall prevail.

3.                                           Credit for Tax Savings

3.1                                    If, at the Vendor’s request and expense, the Auditors determine that the Company has obtained a “Tax Saving” (which for the purposes of this paragraph 3 shall mean where the Vendor has made a payment under this Tax Covenant or the Tax Warranties in respect of a Tax Liability which results in the reduction of any other Tax liability of the Company including by reason of a Relief being or, as a result becoming, available to the Company (and the Purchaser agrees to use reasonable endeavours to ensure that any such Relief so reduces any such other Tax Liability and to utilise that Relief in priority to any other Relief)) the Purchaser shall on demand repay to the Vendor the lesser of:-

3.1.1                           the amount of the Tax Saving (as determined by the Auditors);

3.1.2                           the amount paid by the Vendor in respect of the Tax Liability which gave rise to the Tax Saving, less any reasonable costs and expenses incurred by the Purchaser or the Company pursuant to paragraph 1.1.6 above; and

3.1.3                           the amount which leaves the Purchaser in the same net after Tax position that it would have been in had no such Tax Saving been attained.

3.2                                    If the Purchaser becomes aware that there is or may be a Tax Saving it shall (or shall procure that the Company shall) as soon as reasonably practicable inform the Vendor of that fact and the amount of the Tax Saving.

3.3                                    In determining whether the Company has obtained a Tax Saving, the Auditors will act as experts and not as arbitrators and their determination will (in the absence of manifest error) be conclusive and binding on the parties.

4.                                           Over-Provisions

4.1                                    If:

4.1.1                           the amount by which any provision for Tax (including for the avoidance of doubt any provision for deferred Taxation) contained in the Completion Accounts proves to be an over-provision then the over-provision shall be dealt with in accordance with paragraph 4.3 below;

4.1.2                           the amount of any repayment of Tax to the Company by any Taxation Authority in the Completion Accounts proves to be understated (or if no amount is stated, the amount of any repayment of Tax to the Company), then the amount of such repayment understanding shall be dealt with in accordance with paragraph 4.3 below.

4.2                                    If the Purchaser becomes aware that there are or may be such amounts as are referred to in paragraph 4.1 above, it shall (or shall procure that the Company shall) as soon as reasonably practicable inform the Vendor of the fact and the amount in question. If the Auditors are requested by either of the parties hereto to certify any of such amounts as are referred to above the relevant party shall procure that the Auditors are instructed to give and shall (at the expense of the party requesting) give as soon as practicable such certificate and in so doing they shall act as experts and not as arbitrators and (in the absence of manifest error) their decision shall be final and binding on the parties hereto.

4.3                                    Where it is provided under paragraph 4.1 above that any amount (the “Relevant Amount”) is to be dealt with in accordance with this paragraph 4.3:

4.3.1                           the Relevant Amount shall first be set off against any payment then due from the Vendor under this Tax Covenant and/or the Tax Warranties;

4.3.2                           to the extent there is an excess of the Relevant Amount after any amounts have been set off under paragraph 4.3.1 above, a refund shall be made to the Vendor of any previous payment or payments by the Vendor under this Tax Covenant and/or the Tax Warranties and not previously refunded under this paragraph 4.3.2 up to the amount of such excess or if less the amount that will leave the Purchaser in the same net after Tax position that it would have been in had no Relevant Amount arisen; and

4.3.3                           to the extent that the excess referred to in paragraph 4.3.2 above is not exhausted under that clause, the remainder of that excess shall be carried forward and set off against any future payment or payment which become due from the Vendor under this Tax Covenant or the Tax Warranties.

4.4                                    Where any such certification as is mentioned in paragraph 4.2 above has been made, the Vendor or the Purchaser may (at its expense) request the Auditors to review such certification in the light of all relevant circumstances, including any facts which have become known only since such certification, and to certify whether such certification remains correct or whether, in the light of those circumstances, the amount that was the subject of such certification should be amended.

4.5                                    If the Auditors certify under paragraph 4.4 above that an amount previously certified should be amended, that amended amount shall be substituted for the purpose of paragraph 4.3 above as the relevant Amount in respect of the certification in question in place of the amount originally certified, and such adjusting payment (if any) as may be required by virtue of the above mentioned substitution shall be made as soon as reasonably practicable by the Vendor or the Purchaser as the case may be.

5.                                           Group Relief

5.1                                    The Purchaser shall procure that:

5.1.1                           the Company will forthwith upon the request of the Vendor make such provisional or final claims to accept the surrender of Group Relief from the Vendor or any member of the Vendor’s Group in respect of any accounting period commencing before Completion as the Vendor may in its absolute discretion direct in writing;

5.1.2                           the Company, shall take all such steps as the Vendor may reasonably request to permit and effect any such surrender;

5.1.3                           if the Company accepts a surrender of Group Relief, pursuant to sub-paragraph 5.1.1 which can be used against an actual liability to corporation tax which will not give rise to a claim under paragraph 1 of Part 2 of this Schedule, the Company makes a payment to the company making the surrender of an amount equal to the corporation tax which would have been payable but for the surrender, payment to be made on the date on which the tax would otherwise have been payable (assuming no application for postponement of payment of the tax had been made).

6.                                           Amount of Tax Liability

The amount of any Tax Liability shall be as follows:-

6.1                                    to the extent that a Tax Liability involves a liability of the Company to make an actual payment or increased payment of Tax, the amount of such payment or increased payment;

6.2                                    to the extent that a Tax Liability involves a liability of the Company to make a payment or increased payment of Tax which would have arisen but for being satisfied, avoided or reduced by any Accounts Relief or New Relief, the amount of Tax which the Accounts Relief or New Relief in fact saves;

6.3                                    to the extent that a Tax Liability involves the Loss of any Accounts Relief (other than a right to a repayment of Tax) the amount of Tax which the use of the Accounts Relief would have saved had the Accounts Relief been used by the Company in the period in which the relevant Tax Authority first disallows, withdraws, claws-back, reduces, restricts or modifies the Accounts Relief; and

6.4                                    to the extent that a Tax Liability involves the disallowance or reduction by any Tax Authority of a right to a repayment of Tax, the amount of the repayment so disallowed or reduced.

7.                                           Due Date for Payment

7.1                                    Where the Vendor becomes liable to make a payment pursuant to the provisions of this Schedule, the due date for the making of that payment in cleared funds shall be the date falling five business days after the date on which the Company or (as the case may be) the Purchaser has notified the Vendor of the amount of the payment required to be made or, if later:-

7.1.1                           in the case of a liability within paragraph 1.1.1 and 1.1.5 the Business Day prior to the last date on which the payment of Tax in question may be paid to the relevant Tax Authority in order to avoid incurring a liability to interest or a charge fine or penalty in respect of that Tax Liability; or

7.1.2                           in the case of the Loss or set-off of a Relief (being a right to repayment of Tax) within paragraphs 1.1.2 or 1.1.3 the date on which such repayment would have been received but for the Loss or set-off; or

7.1.3                           in the case of the Loss or set-off of a Relief (other than a right to repayment of Tax) within paragraphs 1.1.2 or 1.1.3 the last date on which the Tax Liability which (but for the loss or set-off) would have been payable could have been paid to the relevant Tax Authority in order to avoid incurring a liability to interest or a charge fine or penalty in respect of that Tax Liability; or

7.1.4                           in the case of a liability within paragraph 1.1.6, the Business Day before such costs and expenses become due and payable or are otherwise incurred by the Purchaser and/or the Company; or

7.1.5                           in the case of a liability within paragraph 1.1.4 the date on which the Company is required to make the said repayment or payment.

8.                                           Interest on Late Payments

If any payment required to be made by the Vendor under this Tax Covenant is not made by the due date for payment thereof, then that payment shall carry interest from that due date until the date when the payment is actually made at the rate of 1% per annum above the base rate from time to time of the Bank compounded quarterly, save that this paragraph shall not apply to the extent that the Vendor’s liability under paragraph 1 above compensates the Purchaser for the late payment by virtue of it extending to penalties and interest.

9.                                           Price Reduction

Any payment by the Vendor under this Tax Covenant shall (so far as possible) be treated as a reduction in the consideration paid for the Shares provided that nothing in this paragraph 9 shall limit or exclude the liability of the Vendor under this Agreement.

10.                                    Claims for Tax

10.1                             If the Purchaser or the Company receives a Claim for Tax which is likely to give rise to a liability of the Vendor under this Tax Covenant, the Purchaser shall (or shall procure that the Company shall) as soon as reasonably practicable and in any event 10 Business Days before the expiry of any deadline relevant to responding to or appealing against a Claim for Tax give written notice of such Claim for Tax to the Vendor giving details of the nature and quantum of the Claim for Tax in so far as available at the time notice is given.

10.2                             If the Vendor in writing requires the Purchaser shall, or shall procure that the Company shall, supply the Vendor with such available and relevant details, documentation, correspondence and information and shall take such action as the Vendor reasonably requests in writing to negotiate, avoid, dispute, resist, compromise, defend or appeal against the Claim for Tax and any adjudication in respect of the Claim for Tax provided that the Vendor shall first indemnify the Company and the Purchaser to the reasonable satisfaction of the Purchaser against all reasonable costs and expenses which may be incurred by the Purchaser or the Company in relation to the same.

10.3                             The Purchaser shall further procure that the Company (if the Vendor shall indemnify the Purchaser and the Company to the Purchaser’s reasonable satisfaction against all costs and expenses, including interest on overdue Tax, which may be incurred thereby and, if a condition of appealing against a Claim for Tax, pay an amount in respect of the Tax the subject of the Claim for Tax) shall take action in accordance with the reasonable instructions of the Vendor to avoid, dispute, defend, resist, appeal or compromise the claim the subject of the claim for Tax (such a claim where action is so requested being hereinafter referred to as a “Dispute”), provided that:

(a)                                      the Purchaser shall not be obliged to appeal, nor shall it be obliged to procure that the Company to appeal, against any Claim for Tax if, the Vendor having been given written notice of the receipt of that Claim for Tax in accordance with the preceding provisions of this paragraph, the Company have not within 21 days thereafter received instructions in writing from the Vendor, in accordance with the preceding provisions of this paragraph, to make that appeal;

(b)                                     the Purchaser shall not be obliged to procure that the Company take any action under this paragraph which involved contesting any Claim for Tax before any court or other appellate body (excluding the authority or body demanding the Tax in question) unless a written opinion of leading tax counsel of at least 7 years call, chosen by agreement (and in the absence of such agreement proposed by the Chair person of the Bar Council) between the Purchaser and the Vendor, has been obtained to the effect that an appeal against the Claim for Tax in question will, on the balance of probabilities, be won; and

(c)                                      the Purchaser shall not be obliged to take any action which increases the future liability to Tax of the Purchaser or any company which is for this time being a member of the same group of companies as the Purchaser including the company.

10.4                             If the Vendor does not request the Purchaser to take or procure the Company to take any action under paragraph 10.3 or fails to indemnify the Purchaser or the Company to the Purchaser’s reasonable satisfaction within a period of time (commencing with the date of the notice given to the Vendor) that is reasonable having regard to the nature of the claim for Tax and the existence of any time limit in relation to avoiding, disputing, defending, resisting, appealing or compromising such claim and which period shall not in any event exceed a period of 30 days or the Dispute concerns fraudulent or dishonest conduct on the part of the Company before Completion or on the part of the Vendor before on or after Completion, the Purchaser or Company shall have the conduct of the Dispute absolutely and without further reference to the Vendor (without prejudice to its rights under this Deed) and subject to paragraph 10.7 shall be free to pay or settle the claim for Tax on such terms as the Purchaser or the Company may in its absolute discretion consider fit.

10.5                             Neither the Purchaser nor the Company shall be subject to any liability to any of the Vendors for non-compliance with any of the foregoing provisions of this paragraph 10 if the Purchaser or the Company has acted bona fide in accordance with their obligations under this paragraph 10.

10.6                             The Purchaser shall keep the Vendor fully informed of the progress in settling the relevant Claim for Tax conducted at the instructions of the Vendor and shall, as soon as reasonably practicable, forward, or procure to be forwarded to the Vendor, copies of all material correspondence pertaining to it.

10.7                             The Purchaser shall not be required on the Vendor’s instructions for the Company to settle or compromise any Claim for Tax if Tax Counsel of at least 10 years call (approved by the Vendor (such approval not to be unreasonably withheld or delayed)) determines, at the cost of the Purchaser, it would be reasonable on the merits of the Claim for Tax for the Company not to settle or compromise such a claim and the Vendor shall not be entitled to settle or compromise any Claim for Tax without the written consent of the Purchaser such consent not to be unreasonably withheld or delayed.

11.                                    Recovery from Third Parties

11.1                             If the Purchaser or the Company recovers from any other person (not being the Company but including without limitation a Tax Authority) any amount which is referable to a Tax Liability in respect of which the Vendor has made a payment under this Schedule, the Purchaser will repay to the Vendor the lesser of:-

11.1.1                    the sum recovered (less any reasonable costs and expenses properly incurred by the Company and/or the Purchaser in recovering that sum and any Tax payable on the receipt of the same);

11.1.2                    the amount paid by the Vendor under paragraph 1 above less any amount paid in respect of costs and expenses under paragraph 1.1.6 above in respect of the Tax Liability; and

11.1.3                    the amount which will leave the Purchaser in the same net after Tax position that it would have been in had no such recovery been made.

11.2                             If the Purchaser or the Company becomes aware that it is entitled to recover any amount mentioned in paragraph 10.1 above, the Purchaser will as soon as reasonably practicable give notice of that fact to the Vendor and provided that the Vendor indemnifies the Purchaser or the Company to the reasonable satisfaction of the Purchaser against all reasonable costs and expenses (including additional Tax) which may be incurred thereby, the Purchaser shall procure that the Company shall take such action as the Vendor may reasonably request to effect such recovery.

12.                                    Purchaser’s Covenant

12.1                             The Purchaser hereby covenants with the Vendor to pay to the Vendor an amount equal to any Tax for which the Vendor is or may be liable as a result of the application of section 767A or section 767AA Taxes Act (change in company ownership: corporation tax) where the taxpayer company or the transferred company (as defined in section 767A(1)(a) and 767AA(1)(a) respectively) is the Company by virtue of non-payment of Tax by the Company together with any reasonable costs and expenses reasonably and properly incurred by the Vendor in connection with taking any successful action under this paragraph save that this paragraph shall not apply in respect of any Tax for which the Vendor is liable to make (but has not yet made) payment to the Purchaser under this Schedule.

12.2                             A payment to be made by the Purchaser under this Schedule shall be made in cleared funds seven days after written demand for such payment.

12.3                             Where the Purchaser fails to make a payment in satisfaction of a liability under this Schedule by the due date for payment, the liability of the Purchaser shall be increased to include interest on such sum from the date on which the Purchaser becomes liable to make payment until the date when the payment is actually made at a rate per annum being 1% per annum above the base rate from time to time of the Bank compounded quarterly.

13.                                    Administration

13.1                             The Vendor or its duly authorised agents shall (at the Company’s expense) forthwith prepare the accounts and corporation tax returns of the Company for all accounting periods ending on or before Completion to the extent that the same have not been prepared before Completion and the Purchaser shall procure that the Company provides such access to its books, accounts and records as is reasonable to enable the Vendor or its duly authorised agents to prepare the documentation and to deal with all matters relating thereto.

13.2                             Without prejudice to the Purchaser’s rights under this Schedule (in particular paragraph 9) or in relation to the Tax Warranties, the Purchaser shall procure that the Company shall cause the accounts and returns mentioned in paragraph 12.1 of this Part so far as it is legally able to do so to be authorised, signed and submitted to the appropriate authority with such reasonable amendments, if any, as the Purchaser may request and shall give the Vendor or his agents all such assistance as may be reasonably required to agree those returns with the appropriate Tax Authority provided that the Company shall not be obliged to sign and submit a return which is wrong or inconsistent, in any manner.

13.3                             The Vendor shall ensure that all communications to the relevant Tax Authority under this paragraph are first sent to the Purchaser at least fifteen Business Days before the due date for the submission of the same and the Vendor shall incorporate any reasonable comments of the Purchaser.

13.4                             The Purchaser shall ensure that all material communications to the relevant Tax Authority in respect of the accounting period in which Completion takes place are first sent to the Vendor and the Purchaser shall consult with the Vendor regarding the contents of such communications and (without prejudice to the Purchaser’s rights under this Schedule (in particular paragraph 9) or in relation to the Tax Warranties) shall incorporate any reasonable comments of the Vendor.

13.5                             Upon the agreement with the Inland Revenue or other Tax Authority of the matters conducted by the Vendor or his agents under this paragraph the Vendor or his agents shall forthwith deliver copies of all relevant files, documents and information to the Purchaser.

13.6                             The Vendor shall use or shall procure that their agents use all reasonable expedition to ensure that all the tax affairs of the Company conducted by the Vendor or his agents under this paragraph are completed as soon as reasonably possible.

14.                                    Section 179A TCGA

The Purchaser shall be entitled to require that the Vendor makes or procures a member of the Vendor’s Group (the member being chosen by the Vendor) to make an election under Section 179A TCGA to pass any liability to such other company that would have arisen under Section 179 TCGA to the Company.

15.                                    No Deductions or Withholdings

15.1                             Save only as may be required by law all sums payable by the Vendor under this Agreement shall be paid free and clear of all deductions or withholdings whatsoever.

15.2                             If any deduction or withholding is required by law to be made from any payment by the Vendors under this Agreement, or the Purchaser is subject to Tax in respect of any payment by the Vendor under this Agreement, the Vendor shall pay such additional sum as is necessary to ensure that the net amount received and retained by the Purchaser (after taking account of such deduction or withholding or Tax) will, leave the Purchaser with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding for Tax PROVIDED THAT to the extent that the benefit of any part of this Agreement is assigned, novated or otherwise transferred by the Purchaser the Vendor’s liability under this Agreement shall be no greater than it would have been had the payment in question been made to the Purchaser.

Part 3—Tax Warranties

1.                                           Tax Returns

1.1                                    The Company has duly made all claims disclaimers elections and surrenders and given all notices and consents and done all other things in respect of Tax the making giving or doing of which was assumed to have been made for the purposes of the Accounts. All such claims, disclaimers, elections, surrenders, notices, consents and other things have been accepted as valid by the relevant Tax Authority and none have been revoked or otherwise withdrawn.

1.2                                    The Company has duly made or submitted all returns, computations, notices, registrations and accounts which ought to have been made for the purposes of Tax (including all returns, documents or information in respect of PAYE and National Insurance or any similar taxes outside the United Kingdom) and all such returns (and all other information supplied to any Tax Authority for such purpose were at the time when they were submitted complete, correct and up-to-date and remain complete and correct in all material respects.

1.3                                    The Tax affairs of the Company have never been the subject of investigation or enquiry (other than routine enquiries in respect of PAYE, VAT or Social Security Contributions) by any Tax Authority and no Tax Authority has indicated that it intends to investigate the Tax Affairs of the Company.

1.4                                    The Company has duly paid all Tax which it has become liable to pay and is under no liability to pay any penalty or interest in connection with any claim for Tax and there is no Tax the payment of which has been postponed by agreement with the relevant Tax Authority or by virtue of any right under the Tax Statutes or the practice of any Tax Authority.

1.5                                    The Company has (to the extent required by law) preserved and retained in its possession records relating to its Tax affairs (including PAYE and National Insurance or any similar taxes outside the United Kingdom records and VAT records) and has sufficient records relating to past events to calculate the profit, gain, loss, balancing charges or allowances or any reliefs (all for Tax purposes) which would arise on any disposal or on the realisation of any assets owned at the Accounts Date or acquired since that date.

2.                                           Deductions and Withholdings

The Company has made all deductions and withholdings in respect of, or on account of, any Tax (including amounts to be deducted under the PAYE and National Insurance systems) from any payments made by it which it is obliged or entitled to make and (to the extent required to do so) has accounted in full to the relevant Tax Authority for all amounts so deducted or withheld and has (to the extent required by law) duly provided certificates of deduction of tax to the recipients of payments from which deductions have been made.

3.                                           Overseas Elements

The Company has never been resident or had a branch, agency, place of business, any permanent establishment (within the meaning of the OECD Model Double Taxation Agreement) or subsidiary incorporated outside the United Kingdom and has never carried out any trading activities outside the United Kingdom for the purposes of any Tax Legislation.

4.                                           Close Companies

4.1                                    The Company is not and has not at any time been a close investment holding company within the meaning of section 13A ICTA.

4.2                                    The Company has not at any time during the period of seven years ending on the date of this Agreement made any payment which falls to be treated as a distribution under section 418 ICTA (distribution to include certain expenses of close companies).

4.3                                    The Company has not made any loan, advance or payment or given any consideration which could fall to be chargeable to tax under sections 419 to 422 ICTA and which have remained outstanding at any time during the period of seven years ending on the date of this Agreement and the Company has not released or written off or agreed to write off the whole of any such loans or advances.

5.                                           Capital Gains

The sum which would be allowed as a deduction from the consideration under section 38 TCGA of each asset of the Company (other than trading stock) if disposed of on the date of this Agreement would not be less than (in the case of an asset held on the Accounts Date) the book value of that asset shown or included in the Accounts or (in the case of an asset acquired since the Accounts Date) an amount equal to the consideration given for its acquisition.

6.                                           Capital Allowances

No balancing charge in respect of any capital allowances claimed or given would arise if any asset of the Company were to be realised for a consideration equal to the amount of the book value of such asset as shown or included in the Accounts (or, in the case of any asset acquired since the Accounts Date, for a consideration equal to the consideration given for the acquisition)

7.                                           Stamp Duties

7.1                                    The Company has duly paid all stamp duty for which it is or has been or may be made liable and without limitation:-

7.1.1                           all documents in the enforcement of which the Company is or may be interested have been duly stamped; and

7.1.2                           there are no documents outside the United Kingdom which if they were brought into the United Kingdom would give rise to a liability to stamp duty payable by the Company.

7.2                                    The Disclosure Letter sets out full and accurate details of any chargeable interest (as defined under section 48 of FA 2003) acquired or held by the Company in respect of which a land transaction return or additional land transaction return will be required to be filed with a Tax Authority or payment of Stamp Duty Land Tax made on or after Completion.

8.                                           Value Added Tax

8.1                                    The Company is registered for VAT in the United Kingdom under schedule 1 VATA and has not at any time in the last six years been treated as (nor applied to be) a member of a group of companies for VAT purposes.

8.2                                    The Company has not made and is not otherwise bound by any election made pursuant to paragraph 2 (election to waive exemption) of schedule 10 VATA.

9.                                           Share and Bonus Schemes

The Company has not established (nor is it a participant in) any bonus, share option, profit related pay or other scheme or arrangement, whether or not approved by the Inland Revenue, for the benefit of its current or former officers or employees or any of them.

10.                                    Corporation Tax—Instalment Payments

The Company is a “large company” as defined by regulation 3 CTIP.

11.                                    Capital Goods Scheme

The Company does not own and has not at any time within the period of 10 years preceding the date of this Agreement owned any assets which are capital items subject to the Capital Goods Scheme under Part XV of the VAT Regulations 1995.

12.                                    Section 765 TA 88

The Company has not without the prior consent of the Treasury carried out or agreed to carry out any transaction under section 765 TA 88 which would be unlawful in the absence of such consent and has, where relevant, complied with the requirements of section 765A(2) TA 88 (supply of information on movement of capital within the EU) and any regulations made or notice given under this Agreement.

13.                                    Transactions Requiring Clearance or Consent

All particulars furnished to any Taxation Authority in connection with an application for clearance or consent by the Company or on its behalf or affecting the Company have been made and obtained on the basis of full and accurate disclosure to the relevant Taxation Authority of all relevant material facts and considerations and any transaction for which clearance or consent was obtained, has been carried into effect only in accordance with the terms of the relevant clearance or consent.

14.                                    Calculation of Liability

The Company has sufficient records relating to past events, including any elections made, to permit accurate calculation of the Taxation liability or relief which would arise upon a disposal or realisation on Completion of each asset owned by the Company at the Accounts Date or acquired by the Company since that date but before Completion.

15.                                    Claims and Disclaimers

The Company has duly submitted all claims and disclaimers the making of which has been assumed for the purposes of the Accounts.

16.                                    Leased Assets

The Company has not made any claim for capital allowances in respect of any asset which is leased to or from or hired to or from the Company and no election affecting the Company has been made or agreed to be made under sections 53 or 55 CAA in respect of such assets.

17.                                    Finance Leases

The Company is not a lessee under a lease to which the provisions of Schedule 12 FA 1997 apply or could apply.

18.                                    Short Life Assets

The Company has not made any election under section 37 CAA nor is it taken to have made such an election under section 37(8)(c) CAA.

19.                                    Long Life Assets

The company does not own and has not owned a long life asset (within the meaning of section 38A CAA) in respect of which any claim for capital allowances would be subject to the provisions of sections 38E-38G CAA.

20.                                    Industrial Buildings

None of the assets of the Company expenditure on which has qualified for a capital allowance under Part I CAA has at any time been used otherwise than as an industrial building or structure.

21.                                    Non-Deductible Payments

No rents, interest, annual payments or other sums of an income nature paid or payable by the Company or which the Company is under an existing obligation to pay in the future are or may be wholly or partially disallowable as deductions, management expenses or charges in computing profits for the purposes of corporation tax.

22.                                    No Unremittable Income or Gains

No claims have been made by the Company under sections 584, 585 or 723 TA 88 or under section 279 TCGA.

23.                                    Controlled Foreign Companies

No notice of the making of a direction under section 747 TA 88 has been received by the Company and no circumstances exist which would entitle the Inland Revenue to make such a direction or to apportion any profits of a controlled foreign company to the Company pursuant to section 752 TA 88.

SCHEDULE 6

Limitations

1.                                           The aggregate liability of the Vendor in respect of all Claims (excluding a Claim under paragraph 3 of Schedule 4) shall be limited to £16,500,000.

2.                                           No Warranty Claim shall be brought by the Purchaser nor shall the Vendor be liable in respect of any Warranty Claim unless:-

2.1                                    that Warranty Claim exceeds £15,000 in amount (“a Relevant Claim”); and unless

2.2                                    the amount of that Relevant Claim when added to the aggregate amount of all other Relevant Claims exceeds £300,000 in which case the Vendor shall be liable for the whole of such Relevant Claims and not merely the excess. For the avoidance of doubt, no matter waived by the Purchaser in accordance with Clause 5 shall be taken into account in determining whether or not the amount of any such Relevant Claims is equal to or greater than £300,000.

3.                                           The Purchaser shall not make any Warranty Claim against the Vendor nor shall the Vendor have any liability in respect of any matter or thing unless notice in writing of the relevant matter or thing (specifying the details and circumstances giving rise to the Warranty Claim or Warranty Claims and an estimate in good faith of the total amount of such Warranty Claim or Warranty Claims) is given to the Vendor:

3.1                                    18 months in the case of any other Warranty Claim excluding a claim under paragraphs 13 (Product Liability) and 29 (Environmental) of Schedule 4; and

3.2                                    two years in the case of a Warranty Claim under paragraph 13 (Product Liability) of Schedule 4; and

3.3                                    four years in the case of a Warranty Claim under paragraph 29 (Environmental) of Schedule 4.

4.                                           The Purchaser shall not make any Claim against the Vendor in respect of the Tax Covenant nor shall the Vendor have any liability in respect of any matter or thing unless notice in writing of the relevant matter or thing (specifying the details and circumstances giving rise to a Claim in respect of the Tax Covenant and an estimate in good faith of the total amount of such Claim) is given to the Vendor seven years after the Completion Date.

5.                                           The Purchaser shall promptly notify the Vendors of Claims (other than a Claim in relation to the Tax Covenant) provided that a failure to notify promptly shall not affect such Claim save to the extent the Vendor is actually prejudiced by such failure to notify promptly.

6.                                           The liability of the Vendor in relation to any Warranty Claim shall absolutely terminate (if that Warranty Claim has not previously been withdrawn, satisfied or settled) if legal proceedings in respect of that Warranty Claim containing particulars of the nature and extent of it (to the extent then known) shall not have been properly issued and validly served on the Vendor within six months of the date of service of any notice under paragraph 3.

7.                                           No Warranty Claim may be made by the Purchaser against the Vendor and the Vendor shall have no liability under any Warranty Claim in respect of:

7.1                                    any liability, matter or thing or disclosure fairly disclosed by the Disclosure Letter and/or the Supplemental Disclosure Letter; or

7.2                                    any warranty, representation, indemnity, covenant, undertaking given in relation to the sale of the Shares except where it is expressly contained in this Agreement; or

7.3                                    any liability, matter or thing provided for in the Accounts; or

7.4                                    any liability, matter or thing paid or satisfied on or before the Accounts Date where such payment is reflected in the Accounts; or

7.5                                    any liability, matter or thing specifically provided for or taken account of in the Management Accounts; or

7.6                                    any liability, matter or thing provided for in the Completion Accounts or which was otherwise the subject of an adjustment under Schedule 7; or

7.7                                    any liability, matter or thing if that liability, matter or thing would not have arisen or occurred but for an act, transaction or omission done, entered into or omitted to be done by the Purchaser or the Company or any of their respective directors, employees or agents:

7.7.1                           on or before Completion on the request of or under the direction of the Purchaser or any of its directors, employees or agents; or

7.7.2                           after Completion other than as required by law or pursuant to a legally binding commitment of the Company created on or before Completion and otherwise than in the proper and ordinary course of business of the Company as carried on immediately before Completion; or

7.8                                    any liability or matter resulting from a change in the accounting or taxation policies or practices of the Purchaser or any related company of the Purchaser or the Company (including the method of submitting taxation returns) introduced or having effect after Completion; or

7.9                                    any liability, matter or thing to the extent that it occurs as a result of or is otherwise attributable to:

7.9.1                           any law, regulation, rule or practice not in force at the date of this Agreement or any change in the interpretation of any law, regulation, rule or practice whether or not with retrospective effect; or

7.9.2                           any increase after the date of this Agreement in the rates of taxation in force at the date of this Agreement (including any effect such increase may have on any provision or reserve made in the Accounts which were prepared in good faith prior to this increase); or

7.9.3                           the Purchaser or the Company disclaiming any part of the benefit of capital or other allowances against the taxation claimed or proposed to be claimed on or before the date of this Agreement provided that such claim or proposed claim has been taken into account in preparing the Completion Accounts and the Purchaser is or ought reasonably to be aware of this; or

7.10                             any liability which is contingent only unless or until such contingent liability becomes an actual liability and is due and payable, but this paragraph 7.10 shall not operate to avoid a Warranty Claim made in respect of the contingent liability within the applicable time limits specified in paragraph 4 above; or

7.11                             any change in the conduct of or the cessation or winding up of the business of the Company; or

7.12                             any loss for which the Purchaser or the Company has been reimbursed.

8.                                           The Vendor shall be entitled to require the Purchaser (in the name of the Company if the Vendor so requests) or the Company at the expense of the Vendor to take all such steps or proceedings as the Vendor may reasonably require in order to avoid, dispute, resist, mitigate, compromise, defend or appeal against any relevant third party claim (that is to say any claim by a third party against the Company either in relation to Clause 11.4 or which will give rise or has given rise to any other Claim (other than a Claim in relation to Tax) and in respect of which the Vendor has admitted liability to the Purchaser under this Agreement, a “Relevant Third Party Claim”) and the Purchaser shall act or shall procure that the Company shall act in accordance with any such requirements subject to the Purchaser and/or the Company being indemnified by the Vendor to the reasonable satisfaction of the Purchaser against all reasonable costs and expenses incurred or to be incurred in connection with the taking of such steps or proceedings.

9.                                           For the purpose of enabling the Vendor to avoid, dispute, resist, mitigate, compromise, defend or appeal against any Relevant Third Party Claim or to decide what steps or proceedings should be taken in order to do so, the Purchaser shall:

9.1.1                           give written notice to the Vendor within 14 days of any Relevant Third Party Claim or any circumstances giving or likely to give rise to a Relevant Third Party Claim coming to its notice or to the notice of the Company;

9.1.2                           subject to legal or professional privilege disclose in writing to the Vendor all information and documents relating to any Relevant Third Party Claim or liability, matter or thing which may give rise to a Relevant Third Party Claim and, if requested by the Vendor, on reasonable notice give the Vendor and its professional advisers reasonable access during normal working hours to the personnel of the Purchaser and/or the Company as the case may be and to any relevant premises, chattels, accounts, documents and records within the power, possession or control of the Purchaser and/or of the Company which relate to such Relevant Third Party Claim to enable the Vendor and its professional advisers to interview such personnel, and to examine such premises, chattels, accounts, documents and records and to take copies or photographs of the relevant accounts, documents or records all at their own expense;

9.1.3                           not make any admission of liability, agreement or compromise with any person, body or authority in relation to the Relevant Third Party Claim without prior consultation with the Vendor;

9.1.4                           if the Vendor so requests, delegate entirely to it the conduct of any proceedings of whatsoever nature arising in relation to the Relevant Third Party Claim and, in that event, give or cause to be given to the Vendor all such assistance as it may reasonably require in disputing that Relevant Third Party Claim and instruct such solicitors or other professional advisors (at the cost of the Vendor) as the Vendor may nominate (with the approval of the Purchaser, such approval not to be unreasonably withheld or delayed) to act in accordance with the Vendor’s instructions on their behalf or on behalf of the Company.

10.                                    Neither the Purchaser or the Company shall be obliged to take any action referred to in paragraphs 8 and 9 of this Schedule if the taking of such action is in the reasonable view of the Purchaser likely to be detrimental to the goodwill of the Purchaser or the Company or disrupt the business or operations of the Company.

11.                                    The Vendor shall reimburse to the Purchaser or the Company (as the case may be) all reasonable costs, charges and expenses incurred by any of them in complying with its obligations under paragraphs 8 and 9 of this Schedule.

12.                                    The Purchaser shall forthwith reimburse to the Vendor an amount equal to any sum paid by the Vendor in relation to any Claim which is subsequently recovered by or paid to the Purchaser or to the Company by a third party, less the reasonable costs of recovery.

13.                                    Payment of any Warranty Claim by a third party shall to the extent of such payment satisfy and preclude any other Warranty Claim which is capable of being made against the Vendor in respect of the same subject matter to the intent that the Purchaser shall not be entitled to recover more than once in respect of the same sum.

14.                                    Nothing in this Agreement shall in any way diminish the Purchaser’s or the Company’s common law obligation to mitigate its loss.

15.                                    If the Vendor shall have made any payment in respect of any Warranty Claim and the Company shall receive a benefit or refund which was not taken into account in calculating the liability of the Vendor in respect of that Warranty Claim and would have reduced the liability had this been so, the Purchaser shall forthwith repay to the Vendor a sum corresponding to such benefit or refund as the case may be up to an amount equal to the payment made in respect of the Warranty Claim.

16.                                    The Purchaser agrees with the Vendor that, in respect of any matter which may give rise to a Claim or other liability in relation to this Agreement or any of the documents in Agreed Form, such Claim or liability shall not be met more than once.

17.                                    Any payment made by the Vendor pursuant to any Claim shall be deemed to constitute a repayment of and a reduction in the aggregate consideration payable by the Purchaser for the Shares.

18.                                    In assessing any damages or compensation payable by the Vendor the value of the Shares shall not be taken as exceeding the Purchase Price.

19.                                    Without prejudice to any other provision of this Agreement, if the Purchaser intends to bring a Warranty Claim against the Vendor in respect of paragraph 13 (Product Liability) of Schedule 4 (a “PL Claim”), the Purchaser agrees not to issue and serve proceedings against the Vendor in accordance with the provisions of this Schedule unless it has:

19.1                             notified the Vendor as soon as practicable of the circumstances relating to that PL Claim; and

19.2                             provided all reasonable assistance to the Vendor and details of all relevant correspondence and documentation in respect of such PL Claim; and

19.3                             co-operated with the Vendor and the relevant insurance broker or insurance company and exhausted all available means to it to effect recovery under any relevant policy of insurance within the time period in paragraph 19.4; and

19.4                             not either recovered under any relevant policy of insurance or received confirmation from the relevant insurance broker or insurance company of an intention to settle the relevant PL Claim in either case within a period of 4 months from the date on which the Vendor has been notified of the relevant PL Claim under paragraph 19.1 above, provided always that any action in relation to this paragraph shall increase the time limit set out in paragraph 5 above so that the Purchaser has a further six months from the date of complying with this paragraph 19 to bring proceedings against the Vendor in respect of a PL Claim.

20.                                    Without prejudice to the terms of the Tax Covenant, no Claim may be made by the Purchaser against the Vendor under Clause 11.4, and the Vendor shall have no liability, in respect of any liability matter or thing provided for in the Completion Accounts or which was otherwise the subject of an adjustment under Schedule 7.

21.                                    Without prejudice to any other provision of this Agreement, if the Purchaser intends to bring a Warranty Claim against the Vendor in respect of paragraph 29 (Environmental) of Schedule 4

(a “Environmental Claim”), the Purchaser agrees not to issue and serve proceedings against the Vendor in accordance with the provisions of this Schedule unless it has:

21.1                             notified the Vendor as soon as practicable of the circumstances relating to that Environmental Claim; and

21.2                             provided all reasonable assistance to the Vendor and details of all relevant correspondence and documentation in respect of such Environmental Claim; and

21.3                             co-operated with the Vendor and the relevant insurance broker or insurance company and exhausted all available means to it to effect recovery under any relevant policy of insurance within the time period in paragraph 21.4; and

21.4                             not either recovered under any relevant policy of insurance or received confirmation from the relevant insurance broker or insurance company of an intention to settle the relevant Environmental Claim in either case within a period of 4 months from the date on which the Vendor has been notified of the relevant Environmental Claim under paragraph 21.1 above, provided always that any action in relation to this paragraph shall increase the time limit set out in paragraph 5 above so that the Purchaser has a further six months from the date of complying with this paragraph 21 to bring proceedings against the Vendor in respect of a Environmental Claim.

SCHEDULE 7

Part One—Adjustment of Consideration

1.                                           Interpretation

In this Schedule, where the context admits:

“Completion Accounts”

means the consolidated balance sheet of the Company and its Subsidiary prepared in accordance with paragraph 2 and agreed or determined in accordance with paragraph 4 and a statement of Net Working Capital using the pro forma set out in part three of this Schedule;

“Debt”

means the aggregate, stated in pounds sterling, of the following (i) the amount drawn down by the Company and the Subsidiary under any facilities as stated in their respective books on the Completion Date, (ii) any additional amounts required in order to pay off such facilities in full at Completion including break fees and all costs and expenses, including in relation to the transactions contemplation by this Agreement to the extent not satisfied in full prior to Completion, (iii) the total amounts required to pay off at Completion under any finance leases or capital leases, hire purchase contracts, factoring arrangements whether or not interest bearing, in each case entered into in the period between 1 July 2005 and the Completion Date, including all repayment fees, costs and expenses, (iv) all employee loyalty, stay bonus, transaction bonus or costs to the extent not satisfied in full prior to Completion and any Taxes incurred or withheld in connection thereunder, (v) pension liabilities of the Company or the Subsidiary as at Completion to the extent not paid prior to Completion and any amounts owing but unpaid by the Company or its Subsidiary in connection with any pension or retirement benefit of any person or any insurance legally required in connection therewith, (vi) all amounts required to pay off and discharge in full all other indebtedness  for borrowed money of whatever nature outstanding in the Company or its Subsidiary upon Completion, (vii) all amounts of whatsoever nature owed to the Vendor or any member of the Vendor’s Group, (viii) the amount of customer deposits, unearned revenue or advance payments received for which the associated supplies of goods or services have not been made at or prior to the Completion Date (ix) any unpaid breakage costs for the unwinding of any foreign exchange and interest rate hedges as at the Completion Date, (x) obligations as of the Completion Date in respect of the deferred purchase price of property or services (other than payables incurred in the ordinary course of business), (xi) an amount equal to any accrual for all unpaid Taxes of the Company and its Subsidiary as at Completion as set forth in the Completion Balance Sheet (whether or not due and payable), (xii) an amount equal to any exceptional liabilities in respect of severance, restructuring, product warranties, litigation and legal claims, onerous contracts and provisions in respect of the Hive Up Agreement in each case as set forth on the Completion Accounts other than those exceptional liabilities to which the Purchaser has consented under Clause 6.3 or which are otherwise the subject of Clause 5.9, (xiii) any amounts payable by the Purchaser or any member of the Purchaser’s Group to replace any guarantee or security of the nature described in Clause 11.1;

“Net Working Capital”	means the aggregate of Current Assets minus (a) Current Liabilities and (b) Debt which is not repaid on or prior to Completion; where

i)               Current Assets means all current assets, stocks, debtors and cash in hand and at bank as shown in the Completion Accounts, but excluding to the extent included therein the following: (i) restricted / trapped cash in hand and at bank; (ii) all amounts owed by the Vendor’s Group; (iii) stocks, debtors and any other current assets related to the Aircraft Seating Business; and (iv) deferred tax assets;

ii)             Current Liabilities means all current liabilities, creditors and accruals as shown in the Completion Accounts, but excluding to the extent included therein the following: (i) current and deferred corporate income tax liabilities; and (ii) all Debt to the extent not paid on or prior to Completion.

2.                                           Completion Accounts

2.1                                    The Purchaser shall as soon as practicable, and in any event within 20 Business Days after Completion, procure that a draft consolidated balance sheet for the Company and the Subsidiary shall be prepared in the form set out in part two of this Schedule and in accordance with paragraph 4 of this Schedule and a draft statement of Net Working Capital are delivered to the Vendor.

2.2                                    The parties shall use their best endeavours to secure compliance with this Schedule by their respective accountants.

2.3                                    Each party shall promptly supply all such information and provide access to all such records and personnel as the other and any independent firm of accountants appointed under paragraph 2.8 shall reasonably require.

2.4                                    The Vendor, if so required by the Purchaser or such independent firm, shall use all reasonable endeavours with the reasonable assistance of the Purchaser (including the provision by the Purchaser of an indemnity to the auditors in the usual form), to obtain for the Purchaser or such independent firm access to the working papers of the Company’s auditors prepared in relation to the audit of the Accounts.

2.5                                    As soon as the draft Completion Accounts shall have been prepared, the Purchaser shall send a copy to the Vendor and shall in addition, at the same time, send to the Vendor its calculation of the Net Working Capital together with any relevant supporting documents.

2.6                                    Unless the Vendor shall within 10 Business Days after receipt of the draft Completion Accounts (and calculation as provided in paragraph 2.5 serve a notice in writing on the Purchaser that it objects to the draft Completion Accounts (identifying the reason for any objection and the amount(s) or item(s) in the draft Completion Accounts and/or calculation which is/are in dispute) (such notification being, for the purposes of this paragraph 2.6, an “Objection Notice”) the Vendor shall be deemed to have agreed to the draft Completion Accounts and the Purchaser’s calculation of the Net Working Capital for all purposes of this Agreement.

2.7                                    If, on or before the expiry of the period referred to in paragraph 2.6, the Vendor shall serve upon the Purchaser an Objection Notice then the Purchaser and the Vendor shall use their reasonable endeavours to reach agreement upon adjustments to the draft Completion Accounts and the value of Net Working Capital. Neither the Vendor nor the Purchaser shall be entitled to propose any adjustments to the draft Completion Accounts except: (i) in the case of the Vendor, an adjustment relating to any asset or liability referred to its Objection Notice and (ii) in the case of either of them, an adjustment by way of counter-proposal to an adjustment proposed by the other of them, being in each case, a revision of an adjustment referred to in the Objection Notice.

2.8                                    If the Vendor and the Purchaser are unable to reach agreement within 10 Business Days following service of the Objection Notice, either the Vendor or the Purchaser shall be entitled to refer the matter or matters in dispute to KPMG or, in the event that KPMG is unable or unwilling to act, to an independent national firm of chartered accountants (in either case, “the Firm”) agreed upon between them or (failing agreement) to be selected (at the instance of either party) by the President for the time being of the Institute of Chartered Accountants in England and Wales. The Vendor and the Purchaser shall use their respective best endeavours to procure that the Firm delivers their decision within such time as may be stipulated in their terms of reference. The Firm shall act as experts not as arbitrators and shall determine the matter or matters in dispute (which may include any dispute concerning the interpretation of any provision of this Agreement affecting the Completion Accounts or their jurisdiction to determine the dispute or the content or interpretation of their terms of reference) and their decision shall be final and binding. The Firm may so far as is reasonable instruct valuers, solicitors and other professional advisers to the extent they consider necessary to reach their determination. The fees and expenses of the Firm (including the reasonable fees of any professional advisers appointed by them as aforesaid) and any professional fees incurred by the Vendor and the Purchaser in relation to the dispute shall be borne by the Vendor and the Purchaser equally or in such other proportions as the Firm shall direct.

2.9                                    If on or before the expiry of the period referred to in paragraph 2.4 the Vendor shall not have served an Objection Notice on the Purchaser, or if such notice is served and the Purchaser and the Vendor shall subsequently agree the draft Completion Accounts or the matters in dispute are referred to the Firm under paragraph 2.6, the draft Completion Accounts, as adjusted (where applicable) so as to be in accordance with the agreement of the Purchaser and the Vendor or the determination of the Firm shall be the Completion Accounts for the purposes of this Agreement and shall be final and binding on the parties.

3.                                           Specific requirements

3.1                                    In preparing the Completion Accounts, a classified consolidated balance sheet should be prepared in the format set out in part two of this Schedule and in accordance with the following hierarchy of Policies:

3.1.1                           in the first place, the specific accounting policies set out in paragraph 4 below;

3.1.2                           subject to paragraph 3.1.1 above and where the accounting treatment set out in paragraph 3.1.1 is inapplicable, using the same accounting policies, principles, bases and practices as those adopted in the preparation of the Accounts, consistently applied; and

3.1.3                           subject to paragraph 3.1.2 above and where the accounting treatment set out in paragraph 3.1.2 is inapplicable, in accordance with UK GAAP as at the Completion Date. For these purposes, “UK GAAP” means the statements of standard accounting practice referred to in section 256 CA 1985 issued by the Accounting Standards Board or such other body as is prescribed by the Secretary of State from time to time, including the statements of standard accounting practice formerly issued by the Accounting Standards Committee and since adopted by the Accounting Standards Board, the Abstracts issued by the Urgent Issues Task Force and any financial reporting standards issued by the Accounting Standards Board or such other body referred to above.

3.2                                    The Completion Accounts shall be prepared to the close of business on the Completion Date and shall not include any transactions contemplated by this Agreement. The Hive Up is not to be treated as a transaction contemplated by this Agreement.

3.3                                    The Completion Accounts shall be prepared as if the Completion Date had fallen on an accounting reference date of the Company.

4.                                           Specific Accounting Policies to be applied in the Completion Accounts

4.1                                    The Completion Accounts shall contain a note of all the material details of each claim, election, surrender, disclaimer made or notice or consent given or any other thing done for the purpose of calculating any provision for Tax in the Completion Accounts or any provision for Tax that would have been made in the Completion Accounts but for any Relief (as defined in Schedule 5).

4.2                                    For the avoidance of doubt, in preparing the draft Completion Accounts no minimum materiality limits shall be applied, except where stated in paragraph 5 below.

4.3                                    No adjustments shall be made to the Completion Accounts in relation to any matter which arises from any decision taken by the Purchaser.

4.4                                    In the event that the Completion Date does not fall upon the date of a normal accounting month end, all items accounted for on a time apportioned basis, including accruals, and prepayments, will be calculated on a daily basis.

4.5                                    Save as otherwise provided in this Schedule, to the extent that the making of general provisions was part of the accounting policies, principles, practices, evaluation rules and procedures, methods and bases adopted by the Company in the preparation of the Accounts, such general provisions shall be made in the Completion Accounts.

4.6                                    No provision shall be made in respect of any post-balance sheet event occurring more than 20 Business Days after the Completion Date.

4.7

4.7.1                           On the Completion Date the Vendor will commence a physical stock take of the stock of the Company and its Subsidiary in a manner consistent with normal procedures of the Vendor’s Group and will conclude the same as soon as practicable thereafter. The Vendor’s auditors and the Purchaser’s auditors shall be given access to relevant sites at relevant times in order to observe the procedures being carried out.

4.7.2                           Stock should be valued at the lower of cost and net realisable value. Net realisable value is the estimated selling price of the stock, less further costs to completion, and less all administrative, distribution and selling expenses that would be incurred in selling that stock. Cost is defined as the actual acquisition costs for purchased goods and materials plus direct and indirect production costs, including actual production overheads (absorbed using consistent absorption methodologies as applied in the preparation of the Accounts) for manufactured goods.

4.7.3                           The cost of raw materials is the invoice purchase price applied on a first in first out basis. This will include all charges incurred in bringing them to their current location and physical state, eg. customs duties, freight and carriage charges. Demurrage charges should not be included. Trade discounts and rebates should be deducted where practicable, but not discounts for cash settlement.

4.7.4                           The cost of work in progress and finished goods is factory cost comprising all expenditure incurred up to the last operation completed. The valuation should also include direct labour and production overheads (absorbed using consistent absorption methodologies as applied in the preparation of the Accounts).Costs are determined on the basis of first in first out (FIFO).

4.7.5                           Adequate provision will be made for slow moving and obsolete stocks. The method of calculating provisions is as follows: i) a 50% provision shall be applied to all stock which has not moved for between 6 and 12 months, ii) a 100% provision shall be applied to all stock which has not moved for over 12 months, except where, on review of individual product lines taking into account shelf life, product in back log and necessary stock holdings for ongoing business, management views the formula based provision for the individual stock line as inappropriate. Slow moving stock is valued on the basis of expected realisable value. Unsaleable stock is fully written-off. If this will involve disposal costs, these are provided for at the time the decision is made to write off the stock.

4.7.6                           Unrealised profit consists of the gross margin on intra group sales relating to goods that have not been sold to a third party by the receiving group company as of the Completion Date and is eliminated on consolidation.

5.                                           Adjustment of Consideration

5.1                                    When the Completion Accounts have become final and binding, the Purchase Price shall forthwith:

5.1.1                           be increased by the amount (if any) by which the Net Working Capital of the Company as at the date of Completion as shown by the Completion Accounts are greater than £3,700,000; or (as the case may be)

5.1.2                           be reduced by the amount (if any) by which the Net Working Capital of the Company as at the date of Completion as shown by the Completion Accounts are less than £3,700,000.

5.2                                    Any increase or reduction in the Purchase Price shall be paid by the Purchaser or the Vendor (as appropriate) within 5 Business Days after agreement or determination of the Completion Accounts and the statement of Net Working Capital.

5.3                                    Notwithstanding any other provision of this Schedule, no payment shall be made under this paragraph 5 of Schedule 7 unless such payment exceeds £20,000 in which case the whole amount of any increase or reduction in the Purchase Price shall be payable and not merely the excess over £20,000.

Part Two—Pro Forma Consolidated Balance Sheet

Fixed Assets
Intangible Assets
Tangible Assets
Current Assets
Stocks
Debtors
Investments
Cash at bank
Restricted / Trapped Cash
Creditors: amounts falling due within one year
Net Current Assets
Total assets less current liabilities
Provisions for liabilities and charges
Deferred tax
Minority interests
Net Assets

Part Three—Statement of Net Working Capital

Current Assets	X
Current Liabilities	X
Debt	X
Net Working Capital	X
Total {}[due to Vendor/Purchaser]	X

Executed as a deed by REINHOLD INDUSTRIES INC acting by:
Authorised Signatory

[Authorised Signatory]
Executed as a deed by TCG
GUARDIAN 2 LIMITED acting by:	Director

Director/Secretary

Annex B

September 26, 2005

Board of Directors

Reinhold Industries Inc
12827 East Imperial Highway
Santa Fe Springs, CA 90670

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to Reinhold Industries Inc (“Reinhold” or the “Parent”) with regard to the sale of 100% of the shares in Reinhold’s subsidiary, NP Aerospace Ltd. (the “Company”) (the “Contemplated Sale”) to TCG Guardian 2 Limited (“TCG”) for consideration equal to £30 million (“Sale Consideration”) proposed to be paid to Parent pursuant to a Share Sale Agreement (the “Sale Agreement”) substantially in the form of the draft dated September 7, 2005 by and among Parent and TCG.

In connection with our review of the Contemplated Sale and the preparation of our opinion herein, we have examined: (a) the Sale Agreement; (b) certain audited historical financial statements of the Company and Parent for the five years ended December 31, 2004; (c) the unaudited financial statements of the Company for the six months ended June 30, 2005; (d) certain internal business, operating and financial information and forecasts of the Company (the “Forecasts”), prepared by the senior management of the Company and Parent; (e) information regarding publicly available financial terms of certain other business combinations we deemed relevant; (f) the financial position and operating results of the Company compared with those of certain other publicly traded companies we deemed relevant; and (g) certain other publicly available information on the Company we have deemed relevant. We have also held discussions with members of the senior management of the Company and Parent to discuss the foregoing, have considered other matters which we have deemed relevant to our inquiry and have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant. In connection with our engagement, we were requested to approach, and held discussions with, third parties to solicit indications of interest in a possible acquisition of the Company.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with us for purposes of this opinion including without limitation the Forecasts provided by senior management. We have not made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of the Company. We have been advised by the senior management of the Company and Parent that the Forecasts examined by us have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of the Company and Parent. In that regard, we have assumed, with your consent, that (i) the Forecasts will be achieved and (ii) all material assets and liabilities (contingent or otherwise) of the Company are as set forth in the Company’s financial statements or other information made available to us. We express no opinion with respect to the Forecasts or the estimates and judgments on which they are based. We were not requested to, and did not, participate in the structuring of the Contemplated Sale nor were we asked to consider, and our opinion does not address, the relative merits of the Contemplated Sale as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Our opinion herein is based upon economic, market, financial and other conditions existing on, and other information disclosed to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We have relied as to all legal matters on advice of counsel to the Parent and Company, and have assumed that the

B-1

Contemplated Sale will be consummated on the terms described in the Sale Agreement, without any waiver of any material terms or conditions by the Parent or Company.

William Blair & Company has been engaged in the investment banking business since 1935. We continually undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. In the ordinary course of our business, we may from time to time trade the securities of the Parent for our own account and for the accounts of customers, and accordingly may at any time hold a long or short position in such securities. We have acted as the investment banker to the Company in connection with the Contemplated Sale and will receive a fee from the Company for our services, a significant portion of which is contingent upon consummation of the Contemplated Sale. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

Our investment banking services and our opinion were provided for the use and benefit of the Board of Directors of the Parent in connection with its consideration of the transaction contemplated by the Sale Agreement. Our opinion is limited to the fairness, from a financial point of view, to the Parent (or the sole stockholder of the Company) in connection with the Contemplated Sale, and we do not address the merits of the underlying decision by the Parent or the Company to engage in the Contemplated Sale and this opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Contemplated Sale. It is understood that this letter may not be disclosed or otherwise referred to without prior written consent, except that the opinion may be included in its entirety in a proxy statement mailed to the stockholders by the Company with respect to the Contemplated Sale.

Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the Sale Consideration is fair, from a financial point of view, to the Parent.

Very truly yours,
/s/ WILLIAM BLAIR & COMPANY, L.L.C.
WILLIAM BLAIR & COMPANY, L.L.C.

B-2

REINHOLD INDUSTRIES, INC.

12827 East Imperial Highway

Santa Fe Springs, CA 90670

PROXY

This proxy is solicited on behalf of the Board of Directors for the Special Meeting of Stockholders.  The Board of Directors recommends a vote “FOR” the listed proposition.

The undersigned hereby appoints Brett R. Meinsen and Michael T. Furry, and each of them, the proxies of the undersigned, with power of substitution in each, to vote all Class A Common Stock of Reinhold Industries, Inc. that the undersigned is entitled to vote at the Special Meeting of Stockholders of such Corporation to be held at the offices of Reinhold  Industries, Inc., 12827 East  Imperial Highway, Santa Fe Springs, California on Thursday, November 17, 2005 at 9:00 A.M., Pacific time, and at any adjournments thereof.  Said proxy is directed to vote as shown below upon the matters listed below, and otherwise in his or her discretion.

1.             NP Aerospace Sale Agreement.  The proposal to approve the Share Sale Agreement dated as of September 26, 2005, and to authorize the sale of all of the outstanding capital shares of the Corporation’s NP Aerospace Limited subsidiary to TCG Guardian 2 Limited, an affiliate of The Carlyle Group:

☐ FOR       ☐ AGAINST        ☐ ABSTAIN

2.             Other Matters.  In their discretion, such other matters as may properly come before the Special Meeting.

PLEASE SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE

This proxy, when properly executed, will be voted as instructed herein by the undersigned stockholder.  If no contrary instructions are given, this Proxy will be voted FOR the proposals as set forth in the accompanying Proxy Statement.

Date	Name of Registered Holder(s)

Signature

Signature

Joint owners should each sign.  When signing as executor, administrator, trustee or guardian, give your full Title as such.